UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TYCO INTERNATIONAL LTD.
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Tyco International Ltd. (“Tyco”)

Special General Meeting of Shareholders

September 12, 2012

Explanatory Note

On September 12, 2012, Tyco International Ltd. (“Tyco”) filed the following excerpts from Tyco Flow Control International Ltd.’s (Tyco Flow Control’s) August 17, 2012 amendment to its Registration Statement on Form S-1 (the “Tyco Flow Control Amendment”), and The ADT Corporation’s (ADT’s) August 29, 2012 amendment to its Registration Statement on Form 10 (the “ADT Amendment”), as well as the following updated pro forma financial information for the quarter ended June 29, 2012 and other updated financial information.

Forward-Looking Statements

This filing, the following excerpts, the Tyco Flow Control Amendment and the ADT Amendment contain statements concerning expectations of financial or operational performance or economic outlook, or concerning other future events or results, or which refer to matters which are not historical facts, which are “forward-looking statements” within the meaning of the U.S. federal securities laws. Similarly, statements that describe Tyco’s (or ADT’s, Tyco Flow Control’s or Pentair, Inc.’s (“Pentair’s”) objectives, expectations, plans or goals are forward-looking statements. Forward-looking statements include, without limitation, expectations concerning the outlook for Tyco’s, ADT’s, Tyco Flow Control’s or Pentair’s businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Tyco, ADT, Tyco Flow Control and Pentair. Forward-looking statements also include statements regarding the expected benefits of the proposed Distributions and the Merger (each as described in Tyco’s definitive proxy statement filed on August 3, 2012 (the “Tyco Proxy Statement”)).

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•

the matters described in the section titled “Risk Factors” beginning on page 74 of the Tyco Proxy Statement and the sections titled “Risk Factors” in the ADT Amendment and the Tyco Flow Control Amendment;

•	the ability of either Tyco, ADT or Tyco Flow Control to realize the intended benefits of the Distributions and the Merger;

•	adverse changes in economic, legal or industry conditions, both in North America and globally;

•	continuing volatility in the capital or credit markets and other changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	competition and consolidation in the industries in which Tyco, ADT, Tyco Flow Control and Pentair compete;

•	developments and changes in laws and regulations;

•	developments in and losses resulting from claims and litigation;

•	natural events such as severe weather, fires, floods and earthquakes, or acts of terrorism;

•	changes in tax laws and rules, and other regulatory matters, both in the U.S. and abroad;

•	changes in operating conditions and costs;

•	economic and political conditions in international markets; and

•	the extent of Tyco’s, ADT’s , Tyco Flow Control’s and Pentair’s ability to achieve their respective operational and financial goals and initiatives.

In addition, the proposed transactions are subject to the satisfaction of the conditions described in the Tyco Proxy Statement, the possibility that the proposed transactions are not completed, and risks that the proposed transactions disrupt current plans and operations and business relationships or pose difficulties in attracting or retaining employees for Tyco, ADT, Tyco Flow Control or Pentair.

We caution against placing undue reliance on forward-looking statements, which reflect Tyco’s current beliefs and are based on information currently available to Tyco as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of hereof or the date of the document incorporated by reference, as the case may be. Tyco undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that Tyco does update any forward-looking statements, no inference should be made that Tyco will make additional updates with respect to that statement, related matters, or any other forward looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Tyco’s and Pentair’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult.

Additional Information

In connection with the proposed transactions, on or about August 6, 2012 Tyco mailed to its shareholders a definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, TYCO’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain, without charge, a copy of the Proxy Statement, as well as other relevant documents containing important information about Tyco at the SEC’s website (http://www.sec.gov/). You may also read and copy any reports, statements and other information filed by Tyco at the SEC public reference room at 100 F. Street, N.E., Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information.

Exhibit 99.1

SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF TYCO FLOW CONTROL

The following table sets forth our summary historical combined financial and other operating data. The summary historical combined financial and other operating data have been prepared to include all of Tyco’s flow control business, and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the combined balance sheet data as of June 29, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Prospectus. The combined balance sheet data as of June 24, 2011 and September 25, 2009 is derived from our unaudited combined financial statements that are not included in this Prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were both 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control” presented elsewhere in this Prospectus.

Our historical combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly traded entity during the periods presented, including changes that will occur to our operations and capitalization as a result of our spin-off from Tyco and our Merger with Pentair.

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012(1)	June 24, 2011	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$2,907	$2,564	$3,648	$3,381	$3,492
Gross profit	944	843	1,170	1,130	1,233
Operating income	279	204	306	331	451
Income from continuing operations	153	98	153	184	233
Income from discontinued operations, net of income taxes	—	168	172	17	29
Net income attributable to parent company equity	151	266	324	201	262

Combined Balance Sheet Data:
Total assets	$5,251	$4,753	$5,144	$4,682	$4,846
Long-term debt(3)(4)	901	805	876	689	856
Total liabilities(3)	2,222	2,039	2,132	2,045	2,126
Total parent company equity	2,934	2,714	2,919	2,637	2,719

Combined Other Operating Data:
Orders	$3,053	$2,732	$3,785	$3,200	$3,100
Backlog	$1,835	$1,749	$1,744	$1,581	$1,781

(1)	Income from continuing operations and Net income attributable to parent company equity include $34 million and $41 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Income from continuing operations and Net income attributable to parent company equity include $52 million, $54 million and $55 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
(2)	Income from continuing operations and Net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $886 million and $787 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and Total liabilities include $859 million, $671 million and $836 million of allocated debt for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
(4)	For historical results, amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly traded company.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma combined financial information about Pentair’s consolidated balance sheet and statements of income, and gives effect to the Transactions. The information under “Statement of Income Data” in the table below combines the six months ended June 30, 2012 for Pentair and the six months ended June 29, 2012 for Tyco’s flow control business and the fiscal year ended December 31, 2011 for Pentair and September 30, 2011 for Tyco’s flow control business and gives effect to the Transactions as if they had been consummated on January 1, 2011, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below combines the historical consolidated balance sheets of Pentair as of June 30, 2012 and the historical combined balance sheets of Tyco’s flow control business as of June 29, 2012 and assumes the Transactions had been consummated on June 30, 2012. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Pentair considered the acquirer of Tyco Flow Control. See “The Transactions—Accounting Treatment.”

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and will likely be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Pentair and the historical combined financial statements of Tyco’s flow control business, including the related notes and with the pro forma condensed combined financial statements of Pentair and Tyco’s flow control business, including the related notes, appearing elsewhere in this Prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Transactions been completed on the dates indicated.

	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$3,781	$7,105
Operating income	$337	$323
Net income from continuing operations attributable to shareholders	$204	$115
Earnings per share from continuing operations attributable to shareholders:
Basic	$0.97	$0.55
Diluted	$0.96	$0.55

As of June 30, 2012
($ in millions)
Balance Sheet Data:
Total assets	$11,607
Total debt	$1,684
Total shareholders’ equity and parent company investment	$6,798

CAPITALIZATION

The following table presents our capitalization as of June 29, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Transactions as if they occurred on June 29, 2012. This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Tyco Flow Control,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Pentair,” our and Pentair’s combined financial statements and accompanying notes and “Selected Unaudited Pro Forma Condensed Combined Financial Data” and accompanying notes included elsewhere in this Prospectus.

	As of June 29, 2012
	(unaudited) ($ in millions)
	Actual	Pro Forma
Debt Outstanding:
Current maturities of long-term debt	$—	$1
Long-term debt, including allocated debt of $886	901	—
Long-term debt	—	1,683

Shareholders’ equity and parent company investment:
Common shares, par value per share	—	106
Contributed Surplus/Additional paid-in capital	—	5,187
Retained earnings	—	1,581
Parent company investment	2,584	—
Accumulated other comprehensive income	350	(192)
Noncontrolling interest	—	116

Total Capitalization (debt plus shareholders’ equity and parent company investment)	$3,835	$8,482

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR TYCO FLOW CONTROL

The following table sets forth our selected historical combined financial and other operating data. The historical selected combined financial and other operating data presented below have been prepared to include all of Tyco’s flow control business and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the combined balance sheet data as of June 29, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of June 24, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this Prospectus presented below. The unaudited combined financial statements have been prepared according to U.S. GAAP on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control.” Our combined financial data may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012(1)	June 24, 2011	September 30, 2011(1)(2)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$2,907	$2,564	$3,648	$3,381	$3,492	$3,936	$3,316
Gross profit	944	843	1,170	1,130	1,233	1,321	1,087
Operating income	279	204	306	331	451	512	298
Income from continuing operations	153	98	153	184	233	310	163
Income from discontinued operations, net of income taxes	—	168	172	17	29	341	38
Net income attributable to parent company equity	151	266	324	201	262	649	201

Combined Balance Sheet Data:
Total assets	$5,251	$4,753	$5,144	$4,682	$4,846	$5,157	$5,844
Long-term debt(3)(4)	901	805	876	689	856	693	768
Total liabilities(3)	2,222	2,039	2,132	2,045	2,126	2,277	2,746
Total parent company equity	2,934	2,714	2,919	2,637	2,719	2,879	3,067

Combined Other Operating Data:
Orders	$3,053	$2,732	$3,785	$3,200	$3,100	$4,354	$3,689
Backlog	$1,835	$1,749	$1,744	$1,581	$1,781	$1,994	$1,503

(1)	Income from continuing operations and net income attributable to parent company equity include $34 million and $41 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Income from continuing operations and net income attributable to parent company equity include $52 million, $54 million, $55 million, $63 million and $59 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(2)	Income from continuing operations and net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $886 million and $787 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and total liabilities include $859 million, $671 million, $836 million, $674 million and $763 million of allocated debt for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2012 for Pentair and the six months ended June 29, 2012 for Tyco’s flow control business, and the fiscal year ended December 31, 2011 for Pentair and September 30, 2011 for Tyco’s flow control business combine the historical Consolidated Statements of Income of Pentair and the historical Combined Statements of Operations for Tyco’s flow control business, giving effect to the Transactions as if they had been consummated on January 1, 2011, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical Consolidated Balance Sheets of Pentair as of June 30, 2012 and the historical Combined Balance Sheets of Tyco’s flow control business as of June 29, 2012, giving effect to the Transactions as if they had been consummated on June 30, 2012. The historical combined financial statements of Tyco’s flow control business have been adjusted to reflect certain reclassifications in order to conform with Pentair’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Pentair considered the acquirer of Tyco’s flow control business. Accordingly, consideration given by Pentair to complete the Merger with Tyco’s flow control business will be allocated to assets and liabilities of Tyco’s flow control business based upon their estimated fair values as of the date of completion of the Transactions. As of the date of this Prospectus, Pentair has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Tyco’s flow control business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tyco’s flow control business’ accounting policies to Pentair’s accounting policies. A final determination of the fair value of Tyco’s flow control business’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tyco’s flow control business that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the Transactions. In addition, the value of the consideration to be given by Pentair to complete the Merger will be determined based on the trading price of Pentair’s common shares at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Pentair estimated the fair value of assets and liabilities of Tyco’s flow control business based on discussions with Tyco’s flow control business’ management, preliminary valuation studies, due diligence and information presented in public filings. Until the Merger is completed, both companies are limited in their ability to share information. Upon completion of the Merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Pentair and the historical combined financial statements of Tyco’s flow control business for the fiscal year ended December 31, 2011 and September 30, 2011, respectively, and for the six months ended June 30, 2012 and nine months ended June 29, 2012, respectively, which are included in this Prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Tyco Flow Control would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Tyco Flow Control expects to incur significant costs associated with integrating of the operations of Pentair and Tyco’s flow control business. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical As of
In millions	Pentair June 30, 2012	Tyco Flow Control Business June 29, 2012	Pro Forma Adjustments		Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$61	$224	$(99)	a	$125
			(61)	a
Accounts and notes receivable, net	572	692	2	b	1,266
Inventories	460	864	101	c	1,425
Deferred tax assets	59	79	—		138
Prepaid expenses and other current assets	124	182	—		306

Total current assets	1,276	2,041	(57)		3,260
Property, plant and equipment, net	381	622	125	d	1,128

Other assets
Goodwill	2,255	2,089	(2,089)	e	4,760
			2,505	e
Intangibles, net	571	114	(114)	f	1,956
			1,385	f
Other	103	385	15	g	503

Total other assets	2,929	2,588	1,702		7,219

Total assets	$4,586	$5,251	$1,770		$11,607

Liabilities and Shareholders’ Equity and Parent Company Investment
Current liabilities
Current maturities of long-term debt	$1	$—	$—		$1
Accounts payable	288	361	—		649
Accrued and other current liabilities	373	519	(50)	h	842

Total current liabilities	662	880	(50)		1,492

Other liabilities
Long-term debt	1,234	901	(452)	i	1,683
Other non-current liabilities	572	441	526	j	1,539

Total liabilities	2,468	2,222	24		4,714
Redeemable noncontrolling interest	—	95	—		95

Shareholders’ equity and parent company investment	2,118	2,934	(2,934)	k	6,798
			4,767	k
			(87)	k

Total liabilities and shareholders’ equity and parent company investment	$4,586	$5,251	$1,770		$11,607

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Historical For the Six Months Ended
In millions, except per-share data	Pentair June 30, 2012	Tyco Flow Control Business June 29, 2012	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$1,800	$1,981	$—		$3,781
Cost of goods sold	1,207	1,348	(10)	l	2,580
			5	l
			30	l

Gross profit	593	633	(25)		1,201
Selling, general and administrative	348	452	12	m	812
Research and development	42	—	10	l	52

Operating income	203	181	(47)		337
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(2)	—	—		(2)
Net interest expense	31	20	(20)	n	34
			3	n

Income before income taxes and noncontrolling interest	174	161	(30)		305
Provision for income taxes	38	70	(11)	o	97

Net income before noncontrolling interest	136	91	(19)		208
Noncontrolling interest	3	1	—		4

Net income attributable to shareholders	$133	$90	$(19)		$204

Earnings per common share attributable to shareholders
Basic	$1.34				$0.97
Diluted	$1.32				$0.96
Weighted average common shares outstanding
Basic	99		112	p	211
Diluted	101		112	p	213

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Historical For the Fiscal Year Ended
In millions, except per-share data	Pentair December 31, 2011	Tyco’s Flow Control Business September 30, 2011	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$3,457	$3,648	$—		$7,105
Cost of goods sold	2,383	2,478	(18)	l	4,914
			11	l
			60	l

Gross profit	1,074	1,170	(53)		2,191
Selling, general and administrative	626	829	81	m	1,536
Research and development	78	—	18	l	96
Goodwill impairment	201	35	—		236

Operating income	169	306	(152)		323
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(2)	—	—		(2)
Net interest expense	60	41	(51)	n	56
			6	n

Income from continuing operations before income taxes and noncontrolling interest	111	265	(107)		269
Provision for income taxes	73	112	(37)	o	148

Income from continuing operations	38	153	(70)		121
Noncontrolling interest	4	1	—		5

Net income from continuing operations attributable to shareholders	$34	$152	$(70)		$116

Earnings from continuing operations per common share attributable to shareholders
Basic	$0.35				$0.55
Diluted	$0.34				$0.55

Weighted average common shares outstanding
Basic	98		112	p	210
Diluted	100		112	p	212

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1. Basis of Presentation

On March 27, 2012, Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair entered into the Merger Agreement under which Tyco Flow Control will combine with Pentair in a tax-free, all-stock merger. Prior to the closing of the Merger, Tyco will cause specified assets and liabilities used in Tyco’s flow control business to be conveyed to Tyco Flow Control. After such conveyance, Tyco will spin off Tyco Flow Control to Tyco shareholders by distributing all of the outstanding Tyco Flow Control common shares to Tyco shareholders. Immediately after the spin-off, Panthro Merger Sub, will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned indirect subsidiary of Tyco Flow Control. As a result of the Merger, Pentair shareholders will receive Tyco Flow Control common shares. In connection with the Merger, it is currently expected, based on the exchange ratio formula set forth in the Merger Agreement and the number of outstanding Pentair common shares and Tyco common shares as of June 30, 2012, that Pentair shareholders will receive approximately 99,205,000 Tyco Flow Control common shares as a result of the transactions or one Tyco Flow Control common share for every one Pentair common share owned on the date of the Merger. However, no fractional shares of Tyco Flow Control common shares will be issued in the Merger. At the close of the Merger, Pentair shareholders will own approximately 47.5% of the common shares of Tyco Flow Control and Tyco shareholders approximately 52.5% of the Tyco Flow Control common shares on a fully diluted basis. It is anticipated that Tyco Flow Control common shares will be traded on the NYSE under the ticker symbol “PNR.”

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Pentair and Tyco’s flow control business, after giving effect to the Transactions and adjustments described in these notes, and are intended to reflect the impact of the Transactions on Tyco Flow Control’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expect to result from the Transactions. In addition, throughout the periods covered by the Unaudited Pro Forma Condensed Combined Financial Statements, the operations of Tyco’s flow control business were conducted and accounted for as part of Tyco. These financial statements have been derived from Tyco is historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocation and estimates in these financial statements are based on assumptions that the management of Tyco’s flow control business believes are reasonable. The financial statements do not necessarily represent the financial position of the Tyco’s flow control business had it been operated as a separate independent entity

The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2012 combine Tyco’s flow control business’ unaudited historical Combined Statement of Income for the six months ended June 29, 2012 with Pentair’s unaudited historical Consolidated Statement of Income for the six months ended June 30, 2012, to reflect the Transactions as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Statements of Income for the fiscal year ended December 31, 2011 combine Tyco’s flow control business’ audited historical Combined Statement of Operations for the fiscal year ended September 30, 2011 with Pentair’s audited historical Consolidated Statement of Income for the fiscal year ended December 31, 2011, to reflect the Transactions as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Balance Sheet combines Tyco’s flow control business’ unaudited historical Combined Balance Sheet as of June 29, 2012 with Pentair’s unaudited historical Consolidated Balance Sheet as of June 30, 2012 to reflect the Transactions as if they had occurred as of June 30, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Pentair considered the accounting acquiror of Tyco’s flow control business. Accordingly, consideration given by Pentair to complete the Transactions will be allocated to assets and liabilities of Tyco’s flow control business based upon their estimated fair values as of the date of completion of the Transactions. As of the date of this Prospectus, Pentair has not completed the detailed valuation studies necessary to arrive at the required estimates of fair value of Tyco’s flow control business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tyco’s flow control business’ accounting policies to Pentair’s accounting policies. A final determination of the fair value of Tyco’s flow control business’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tyco’s flow control business that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the Transactions. In addition, the value of the consideration to be given by Pentair to complete the Transactions will be determined based on the trading price of Pentair’s common shares at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented above. Pentair estimated the fair value of Tyco’s flow control business’ assets and liabilities based on discussions with Tyco’s flow control business’ management, preliminary valuation studies, due diligence and information presented in public filings. Until the Transactions are completed, both companies are limited in their ability to share information. Upon completion of the Transactions, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the combined balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable net assets acquired with the excess recorded as goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $4.8 billion. This amount was derived in accordance with the Merger Agreement, as described further below in note 2(k), based on the outstanding Pentair common shares and common stock equivalents and the closing price of Pentair common shares on August 15, 2012. The actual number of Tyco Flow Control common shares issued in the Transactions will be based upon the actual number of Pentair common shares outstanding when the Transactions close, and the valuation of those shares will be based on the trading price of Pentair common shares when the Transactions close. For each $1 change in the price of Pentair common shares, the estimated purchase price will increase or decrease by approximately $112 million, which would result in an increase or decrease to goodwill.

The preliminary estimated purchase price is allocated as follows:

(in millions)
Cash	$125
Accounts receivable	694
Inventories	965
Other current assets	261
Property, plant and equipment	747
Identifiable intangible assets	1,385
Other non-current assets	392
Goodwill	2,505
Current liabilities	(830)
Long-term debt	(415)
Other liabilities and deferred income taxes, including current	(1,062)

Total preliminary estimated purchase price	$4,767

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:

(a) Cash and Cash Equivalents. Cash and cash equivalents have been adjusted for the following:

•	A $40.0 million increase for settlement of net receivables due from Tyco and its affiliates.

•

A $400.0 million increase from the proceeds raised from the debt issuance described in (i) below and assumed repayment of the long-term portion of debt of $539.0 million to result in Tyco Flow Control assumed net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) in accordance with the Merger Agreement and the Separation and Distribution Agreement.

A summary of these adjustments is as follows:

in millions
Settlement of accounts and notes receivable due from Tyco and affiliates	$2.0
Settlement of long-term receivables due from Tyco and affiliates	134.0
Settlement of accrued and other current liabilities due to Tyco and affiliates	(50.0)
Settlement other non-current liabilities due to Tyco and affiliates	(46.0)
Proceeds raised from assumed new debt	400.0
Repayment of long-term portion of debt	(539.0)

Total	$(99.0)

•

A $34.0 million increase in Pentair’s revolving credit facility for fees related to refinancing its existing revolving credit facility, issuance of $900.0 million in senior notes and a prepayment premium on private placement notes being refinanced.

•	An $11.0 million net decrease for the payment of fees associated with Pentair refinancing its existing revolving credit facility and issuance of $900.0 million in senior notes.

•	Payment of the remaining transaction costs and prepayment premium described in (k) below.

A summary of these adjustments is as follows:

(in millions)
Advance from revolving credit facility	34.0
Fees—refinancing of existing revolving credit facility and issuance of senior notes	(11.0)
Remaining transaction cost described in (k) below	(40.0)
Prepayment premium described in (k) below	(44.0)

Total	$(61.0)

(b) Accounts and Notes Receivable, net. Accounts and notes receivable, net have been adjusted as follows:

•	A $2.0 million decrease for settlement of Tyco’s flow control business receivables due from Tyco and its affiliates.

•

A $4.0 million increase relating to an income tax sharing receivable, as defined by the 2012 Tax Sharing Agreement that Tyco’s flow control business will enter into with Tyco. The actual amounts that Tyco’s flow control business may be entitled to receive under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

A summary of the adjustments is as follows:

in millions
Settlement of receivables due from Tyco and its affiliates	$(2.0)
Receivable related to the 2012 Tax Sharing Agreement	4.0

Total	$2.0

(c) Inventories. A $101.0 million increase in finished goods inventory to reflect the estimated fair value of Tyco’s flow control business’ inventories.

(d) Property, Plant and Equipment. A $125.0 million increase in property, plant and equipment ($105.0 million in plant and equipment and $20.0 million in property) to reflect the estimated fair value of Tyco’s flow control business’ property, plant and equipment. Plant and equipment are expected to be depreciated over a weighted average life of approximately 10 years.

For each $10.0 million adjustment to property, plant and equipment, assuming a weighted average useful life of 10 years, depreciation expense would increase or decrease by $1.0 million and $0.5 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(e) Goodwill. Represents the elimination of $2.1 billion of existing goodwill of Tyco’s flow control business and the assignment of $2.5 billion of goodwill attributable to the Merger.

(f) Intangible Assets. Represents the elimination of $114.0 million of existing intangible assets of Tyco’s flow control business and the recording of $1.4 billion identifiable intangibles assets attributable to the Merger.

The estimated intangible assets attributable to the Merger are comprised of the following:

	Amount	Annual Amortization Expense	Quarterly Amortization Expense	Estimated Weighted Average Life
	(in millions)
Indefinite lived intangible asset	$390.0	$—	$—	N/A
Definite lived intangible asset	875.0	87.5	21.9	10
Customer backlog	120.0	60.0	15.0	2

Total	$1,385.0	$147.5	$36.9

Indefinite lived intangible assets are expected to consist of trademarks and trade names and definite lived intangible assets are expected to consist of customer lists and developed technology.

Our estimated fair values for this pro forma presentation for trade names and developed technology were measured using the relief-from-royalty method. This method assumes the trade names and developed technology have value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. Significant assumptions required for this method are revenue growth rates for the related brands, the appropriate royalty rate and an appropriate discount rate.

Our estimated fair values for this pro forma presentation for customer lists and backlog were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value for the incremental after-tax cash flows attributable only to the subject intangible asset. Significant assumptions required for this method are revenue growth rates and profitability related to customers, customer attrition rates and an appropriate discount rate.

For each $50.0 million adjustment to definite lived intangible assets, assuming a weighted average useful life of approximately 10 years, amortization expense would increase or decrease by $5.0 million and $2.5 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(g) Other. Other assets have been adjusted for the following:

•	A $134.0 million decrease for the settlement of various receivables due from Tyco and its affiliates.

•

An adjustment to reflect a $141.0 million increase to deferred tax assets for U.S. federal and certain foreign net operating loss carry-forwards and certain other foreign tax attributes that will be transferred to Tyco Flow Control upon separation.

•

A net adjustment of $8.0 million to reflect the fees associated with Pentair refinancing its existing revolving credit facility and issuance of $900.0 million in senior notes less the expense of capitalized fees associated with the existing revolving credit facility and private placement notes being refinanced. The expense for the fees associated with the existing revolving credit facility and private placement notes being refinanced are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

A summary of the adjustments is as follows:

(in millions)
Settlement of long-term receivables due from Tyco and affiliates	$(134.0)
Adjustment to deferred taxes	141.0
Fees—Pentair’s new revolving credit facility	3.5
Fees—Pentair’s new senior notes	7.5
Fees—Pentair’s existing revolving credit facility and private placement notes	(3.0)

Total	$15.0

(h) Accrued and Other Current Liabilities A $50.0 million decrease for the settlement of various liabilities due to Tyco and its affiliates.

(i) Long-Term Debt. Long-term debt has been adjusted for the following:

•	Assumed settlement of $886.0 million of Tyco’s flow control business’ long-term debt, which represent amounts allocated by Tyco for carve-out purposes.

•

Adjustments required to result in Tyco Flow Control net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) in accordance with the Separation and Distribution Agreement. The assumed debt of $400 million is based on the assumption that Tyco Flow Control will have $125 million in cash and $400 million in new debt is needed to result in net indebtedness of $275 million as required by the Separation and Distribution Agreement. To the extent that Tyco Flow Control has more or less than $125 million in cash and cash equivalents (up to a maximum of $225 million), the new debt amount would also increase or decrease dollar for dollar up to a maximum of $500 million. It is planned that the required $400.0 million of new debt will be raised through a senior notes issuance aggregating $900.0 million. The additional $500.0 million will be used to refinance existing Pentair private placement notes.

•

A $34.0 million increase in Pentair’s revolving credit facility for fees related to the refinancing of its existing revolving credit facility, issuance of $900.0 million in senior notes and a prepayment premium on private placement notes being refinanced.

A summary of the adjustments is as follows:

(in millions)
Settlement of long-term debt due to Tyco and its affiliates	$(886.0)
New debt per Separation and Distribution Agreement	400.0
Refinancing of Pentair notes—existing private placement notes	(500.0)
Refinancing of Pentair notes—new senior notes	500.0
Pentair advance on revolving credit facility	34.0

Total	$(452.0)

(j) Other Non-Current Liabilities. Other non-current liabilities have been adjusted for the following:

•

A $13.0 million increase relating to an income tax sharing payable, as defined by the 2012 Tax Sharing Agreement that Tyco’s flow control business will enter into with Tyco. The actual amounts that Tyco’s flow control business may be obligated to pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

•	A $46.0 million decrease for the settlement of various liabilities due to Tyco and its affiliates.

•	An adjustment to reflect a $7.8 million increase to non-current income taxes payable for certain foreign income tax liabilities that will be transferred to Tyco Flow Control upon separation.

•

An adjustment to reflect a $12.1 million decrease to deferred tax liabilities for U.S. federal and certain foreign net operating loss carry-forwards that will be transferred to Tyco Flow Control upon separation.

•

An adjustment to deferred tax liabilities representing the deferred income tax liability based on the U.S. federal statutory rate of 35% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the U.S. federal statutory tax rate of 35% has been used. This does not reflect Tyco Flow Control’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The adjustment was calculated as follows:

(in millions)
Identifiable intangible assets	$1,385.0
Property, plant and equipment fair market value step-up	125.0
Inventory fair market value step-up	101.0

Total	1,611.0
Statutory tax rate	35.0%

Deferred tax liability adjustment	$563.9

A summary of the adjustments is as follows:

(in millions)
Adjustment to income taxes payable – tax sharing	$13.0
Settlement of liabilities due to Tyco and its affiliates	(46.0)
Adjustment to income taxes payable	7.8
Adjustment to deferred taxes – separation	(12.1)
Adjustment to deferred taxes – purchase accounting	563.9

Total	$526.6

(k) Shareholders’ Equity and Parent Company Investment. Shareholders’ equity and parent company investment has been adjusted for the following:

•	Elimination of Tyco Flow Control’s parent company investment of $2.9 billion.

•	Adjustment to reflect Merger consideration calculated as follows:

(in millions, except $ per share)
Pentair shares outstanding — diluted	101.51
Price per share of Pentair common share at August 15, 2012	$42.49

Pentair market value before Merger	$4,313.0
Pentair shareholders ownership after Merger	47.5%

Pentair market value after Merger	9,080.1
Less Pentair market value before Merger	(4,313.0)

Value of Tyco Flow Control shares issued	$4,767.0

•

A $40.0 million decrease to reflect estimated remaining transaction costs related to the Transactions. These represent estimated one-time investment banking, legal and professional fees and are not presented net of tax as they are believed to be nondeductible. Additionally, these costs are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

•

In connection with Pentair refinancing $500.0 million of existing private placement notes, it will incur an estimated prepayment premium of $44.0 million, net of tax. The prepayment premium is not included in the Unaudited Pro Forma Condensed Combined Statements of Income as it is a non-recurring expense.

•

A $3.0 million decrease to reflect the expense associated with the remaining debt issuance costs for the existing revolving credit facility and private placement notes. The expense is not included in the Unaudited Pro Forma Condensed Combined Statements of Income as it is a non-recurring expense.

A summary of these adjustments is as follows:

(in millions)
Remaining transaction costs	(40.0)
Prepayment premium	(44.0)
Remaining debt issuance costs	(3.0)

Total	$(87.0)

The Unaudited Pro Forma Condensed Combined Income Statement reflects the following adjustments:

(l) Cost of Goods Sold.

•

A reclassification of $18.0 million for the year ended September 30, 2011 and $10.0 million for the six months ended June 29, 2012 of Tyco’s flow control business’ research and development costs from Cost of goods sold to Research and development to conform with Pentair’s financial statement presentation.

•

An increase in depreciation expense of $10.5 million for the year ended December 31, 2011 and $5.3 million for the six months ended June 30, 2012 resulting from the increase in the value of the Tyco’s flow control business’ property, plant and equipment noted in (d) above.

•

An increase in amortization expense of $60.0 million for the year ended December 31, 2011 and $30.0 million for the six months ended June 30, 2012 resulting from the adjustment to customer backlog noted in (f) above.

(m) Selling, General and Administrative.

•

An increase in amortization expense of $81.0 million for the year ended December 31, 2011 and $35.8 million for the six months ended June 30, 2012 resulting from the adjustments to intangible assets noted in (f) above.

The following table summarizes the change in amortization expense:

(in millions)	Year ended December 31, 2011	Six Months ended June 30, 2012
New amortization expense	$87.5	$43.8
Existing amortization expense	6.5	8.0

Incremental amortization expense	$81.0	$35.8

•	Elimination of $17.9 million in Pentair one-time costs related to the Transactions incurred during the six months ended June 30, 2012.

•	Elimination of $6.0 million in Tyco’s flow control business one-time costs related to the Transactions incurred during the six months ended June 30, 2012.

A summary of the adjustments for the six months ended June 30, 2012 are as follows:

(in millions)
Incremental amortization expense	$35.8
Elimination of Pentair one-time costs	(17.9)
Elimination of Tyco Flow Control one-time costs	(6.0)

Total	$11.9

(n) Interest Expense. Interest expense has been adjusted for the following:

•

To eliminate the interest expense allocated to the Tyco Flow Control Business for carve-out purposes of $51.0 million for the year ended September 30, 2011 and $20.0 million for the six months ended June 29, 2012.

•

To include an estimate for interest expense on the additional debt necessary to result in net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) per the Separation and Distribution Agreement and the interest rate differential on the refinancing of $500.0 million of Pentair private placement notes. The estimated interest expense was calculated as follows:

(in millions)
Additional debt—per agreements	$400.0
Refinanced debt	500.0

Total new debt	$900.0

		Year ended December 31, 2011	Six Months ended June 30, 2012
(in millions)
Composition of new debt and related interest expense:
New senior notes—5 year @ 3.0% interest rate	$300.0	$9.0	$4.5
New senior notes—10 year @ 4.0% interest rate	600.0	24.0	12.0

Total new debt	$900.0	33.0	16.5

Amortization—new debt issuance costs		1.6	0.8
Amortization—old debt issuance costs		(0.9)	(0.4)
Interest expense—refinanced private placement notes @ 5.6%		(27.9)	(13.9)

Pro forma interest expense adjustment		$5.8	$3.0

The interest rates on the new senior notes will be fixed rates. The 3.0% interest rate on the $300.0 million in 5 year senior notes and the 4.0% interest rate on the $600.0 million in 10 year senior notes are based on current market rates for fixed rate senior notes.

For each one-eighth of 1% (12.5 basis points) change in the estimated interest rate associated with the $900.0 million borrowing, interest expense would increase or decrease by $1.1 million and $0.6 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(o) Provision for Income Taxes. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the U.S. federal statutory tax rate of 35% has been used. This does not reflect Tyco Flow Control’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The adjustment to the provision for income taxes is calculated as follows:

	Year ended December 31, 2011	Six Months ended June 30, 2012
(in millions)
Income before taxes and noncontrolling interest	$(106.5)	$(30.1)
Statutory income tax rate	35.0%	35.0%

Provision for income taxes	$(37.3)	$(10.5)

(p) Earnings per Share. The adjustment to the pro forma combined basic and diluted earnings per share for the six months ended June 30, 2012 and the year ended December 31, 2011 to reflect the impact of the Transactions are calculated as follows:

(in millions, except $ per share)
Pentair shares outstanding before Merger	101.5
Pentair shareholders ownership after Merger	47.5%

Pro forma total shares after Merger	213.7
Less Pentair shares outstanding before Merger	(101.5)

Pro forma shares issued to Tyco Flow Control shareholders	112.2

(q) Items Not Included. The following are material non-recurring charges related to the Transactions which are not included in the Unaudited Pro Forma Condensed Combined Statements of Income:

•

An estimated $101.0 million of amortization expense related to the estimated fair market value step-up of Tyco Flow Control’s finished goods inventory. The estimated fair market value step-up is considered nonrecurring as it would be amortized over the first inventory turn, which is estimated to be less than 12 months.

•	An estimated $57.5 million of one-time transaction costs related to the Transactions.

•	An estimated $19.6 million one-time charge for stock and other incentive compensation related to change-in-control provisions of the incentive awards.

•	An estimated $44.0 million one-time charge for a prepayment premium associated with refinancing $500.0 million of Pentair private placement notes.

•	A $3.0 million one-time charge for debt issuance cost related to the private placement notes being refinanced.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below are Pentair’s historical per share data for the six months ended June 30, 2012 and the year ended December 31, 2011 and Tyco Flow Control unaudited pro forma combined per share data for the six months ended June 30, 2012 and the year ended December 31, 2011. This information should be read together with the consolidated financial statements and related notes of Pentair are included elsewhere in this Prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 113. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results of the combined company. The historical book value per share is computed by dividing total stockholders’ equity for Pentair by the number of Pentair common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of Tyco Flow Control common shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of Pentair common shares outstanding at the end of the respective periods.

Pentair Historical	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share attributable to Pentair, Inc.:
Basic	$1.34	$0.35
Diluted	$1.32	$0.34
Book value per common share	$21.35	$20.76
Cash dividends	$0.44	$0.80

Tyco Flow Control Unaudited Pro Forma Combined Amounts	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share from continuing operations attributable to shareholders:
Basic	$0.97	$0.55
Diluted	$0.96	$0.55
Book value per common share	$32.16	N/A
Cash dividends	$0.44	$0.80

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TYCO FLOW CONTROL

Introduction

The following information should be read in conjunction with the “Selected Historical Combined Financial Data for Tyco Flow Control” and our combined financial statements and related notes included elsewhere in this Prospectus. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

On September 19, 2011, Tyco announced plans for the complete legal and structural separation of its flow control business from Tyco. On March 28, 2012, Tyco announced that it, Tyco Flow Control, Panthro Acquisition, a wholly-owned subsidiary of Tyco Flow Control, and Panthro Merger Sub, a wholly-owned subsidiary of Panthro Acquisition, had entered into the Merger Agreement with Pentair, providing that immediately following the Distribution and on the terms and subject to the other conditions of the Merger Agreement, Panthro Merger Sub will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned indirect subsidiary of Tyco Flow Control.

The spin-off will be completed through the pro rata distribution of Tyco Flow Control shares to Tyco shareholders as of the record date. After giving effect to the Transactions, Tyco shareholders as of the record date and their transferees will own approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis (excluding treasury shares). Tyco Flow Control will operate as an independent, publicly traded company that combines Tyco’s flow control business and Pentair’s business.

Prior to the spin-off, Tyco will complete the Internal Transactions as described in “The Separation and Distribution Agreement and the Ancillary Agreements.” Additionally, Tyco Flow Control and Tyco expect to enter into a series of agreements, including the Separation and Distribution Agreement, Transition Services Agreement, 2012 Tax Sharing Agreement and certain other commercial arrangements, which are also described in “The Separation and Distribution Agreement and the Ancillary Agreements.” Completion of the Transactions is subject to certain conditions, as described in “The Merger Agreement” and “The Separation and Distribution Agreement and the Ancillary Agreements—The Separation and Distribution Agreement—Conditions and Termination.”

The combined financial statements for Tyco Flow Control reflect all of the assets, liabilities, revenue and expenses directly associated with Tyco’s management and operation of its flow control business. In addition, certain general corporate overhead, other expenses and debt and related interest expense have been allocated by Tyco to Tyco Flow Control. Management believes such allocations are reasonable; however, they may not be indicative of the actual debt or expenses that Tyco Flow Control would have incurred had it been operating as an independent, publicly traded company for the periods presented, nor are they indicative of the costs that we will incur in the future. As a result, our financial statements may not be indicative of the financial position, results of operations and cash flows that we would have achieved had we operated as an independent entity for the periods presented. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were all 52-week years, while fiscal year 2011 was a 53-week year.

Executive Overview

Our Company

We are a global leader in the industrial flow control market. We specialize in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions, and water transmission and distribution products. Our broad portfolio of products and services serves flow control needs primarily across the general process, oil & gas, water, power generation and mining industries. Our net revenue and operating income for fiscal year 2011 were $3.6 billion and $306 million, respectively.

We conduct our business through three reportable segments:

•

Our Valves & Controls segment is one of the world’s largest manufacturers of valves, actuators and controls. The segment’s leading products, services and solutions address many of the most challenging flow applications in the general process, oil & gas, power generation and mining industries. Net revenue for this segment in fiscal year 2011 was $2.2 billion, or 61% of our total net revenue.

•

Our Thermal Controls segment is a leading provider of complete electric heat management solutions, primarily for the oil & gas, general process and power generation industries. Net revenue for this segment in fiscal year 2011 was $734 million, or 20% of our total net revenue.

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Our Water & Environmental Systems segment is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia regions. Net revenue for this segment in fiscal year 2011 was $699 million, or 19% of our total revenue.

We also provide general corporate services to our segments, the costs of which are reported as Corporate Expenses.

We sell our products through multiple channels based on local market conditions and demand. We serve our extensive global customer base through 45 major manufacturing locations and 93 after-market service centers around the world.

Our Markets

We define our markets based on the industries in which the end users of our products operate. We categorize our primary end-markets as general process, oil & gas, water, power generation, mining and other. We often sell our products to intermediaries (for example, distributors and agents) or subcontract our services. In these instances, we have less direct knowledge regarding the ultimate use of our products and services. As a result, our categorization of our revenue by industry may not precisely reflect the sources of our revenue. The following table sets forth our estimate of the percentage of revenue that we derived from the different end-markets we serve across all of our businesses for the periods presented.

Industry*	Revenue
	Fiscal Year 2011	Fiscal Year 2010
General Process	32%	30%
Oil & Gas	24%	24%
Water	16%	20%
Power Generation	14%	13%
Mining	7%	5%
Other	7%	8%

*	We define (i) the general process industries to include, the chemical and petrochemical processing, food and beverage, marine, pulp and paper, building service, defense, water (with respect to Valves & Controls only) and other smaller industries; (ii) the oil & gas industry to include exploration and production, gathering, processing, transportation and storage and refining and marketing; (iii) the water industries as primarily the water pipeline transmission and distribution sectors; (iv) the power generation industry as the coal, nuclear, natural gas and solar power generation sectors; (v) the mining industry as the extraction and processing of non-petroleum mineral resources, including coal, ferrous, non- ferrous, precious and specialty minerals; and (vi) other industries as consisting primarily of products and services sold to residential and commercial buildings and environmental projects.

We serve customers in almost 100 countries across both developed and emerging markets. Our revenue is geographically diversified: in fiscal year 2011, 31% was derived from customers in the Americas, 28% from Europe, Middle East and Africa (“EMEA”) and 41% from the Asia-Pacific region. We estimate that 24% of our fiscal year 2011 revenue was derived from customers in the emerging markets. Our customer base is also broadly diversified, with no single customer accounting for more than 5% of our revenue during fiscal year 2011. We present our geographic revenue in the footnotes based on the origin of the transaction as opposed to the location of the customer.

Demand for our offerings is primarily driven by our end users’ plans for capital investment in new projects and their expenditures for continuing maintenance. Such spending is, in turn, influenced by several factors, including general and industry-specific economic conditions, credit availability, expectations as to future market behavior, volatility in commodity prices and (in the case of customers that are governments or that rely on public funding) political factors.

Capital projects consist of new construction, increases in capacity and expansion upgrades, which may include engineering, design or installation work. For many of our customers, the decision to invest in a new capital project will be significantly influenced by demand expectations stemming from current and expected price levels for the products they process or the raw materials they use. Maintenance expenditures relate to the replacement or maintenance of products at existing sites; the repair, maintenance or testing of customer equipment; and orders for distributor stock. Compared with capital spending, maintenance expenditures tend to be more predictable in their level and timing and less dependent on macroeconomic factors, since maintenance requirements are primarily determined by planned schedules. However, unplanned events such as equipment failures, power outages and weather-related and other natural events can impact the level of maintenance spending as well. Planned maintenance expenditures are determined by the expected life span, utilization rate and reliability of equipment, while unplanned maintenance expenditures are event-driven.

Our large installed base of products, global reach, technical ability and overall reputation for quality have helped us build strong customer relationships that provide us with a competitive advantage in winning new installation work and capturing significant after-market revenue.

Our Thermal Controls and Water & Environmental Systems segments are characterized by two types of business, differentiated based on the size and frequency of orders: a “base business,” which consists of a large number of small- and medium-sized orders (generally less than $20 million) for products and services, and a “major capital project business,” which consists of a few large orders per year (generally more than $20 million) generated from major capital projects undertaken by our customers. Orders related to the base business typically convert to revenue within three months. Base business order activity is more consistent from period to period than is major capital project order activity, and is generally dependent on the overall level of economic activity in the end-markets we serve.

In our Thermal Controls segment, major capital project activity generally relates to our turnkey electric heat management services, for which projects can span more than one year. In our Water & Environmental Systems segment, major capital project activity typically relates to major infrastructure projects that can span several years. When a major capital project will start and when it will be completed are difficult to predict, and the number of major capital projects undertaken in any period depends on a variety of factors over which we have no control. Due to the size of these major capital projects, and the fact that it may take years for us to recognize revenue related to them, results in our Thermal Controls and Water & Environmental Systems segments can be subject to significant fluctuation depending on their presence or absence and the timing of the project. In our Thermal Controls segment, revenue derived from major capital project orders has accounted for an average of approximately 14% of segment revenue over the past three years. In our Water & Environmental Systems segment, revenue derived from such orders has accounted for an average of approximately 15% of segment revenue over the past three years.

2012 Company Outlook

We believe that our major end-markets have been and will continue to be attractive. Recently, they have demonstrated strong capital investment growth. For example, our oil & gas and mining end-markets have experienced compound annual growth rates (“CAGR”) of 5–6% over the past five years. Capital investment in the oil & gas and mining markets has tended to be driven by demand expectations related to energy use and commodity prices, while capital investment in the rest of our end-markets is more closely related to overall gross domestic product growth in the applicable region. We expect much of the growth in our end-markets to continue to be driven by economic expansion in emerging markets, where infrastructure-related capital investment has grown at a more than 20% CAGR over the past five years. We expect developed markets, on the other hand, to continue to be major sources of maintenance investment related to the large installed capital bases. Despite the overall strength of our end-markets, some of them have exhibited differing levels of volatility and may continue to do so over the medium and longer term. While we believe the general trends are robust, factors specific to each of our major end-markets may affect the capital spending plans of our customers.

Our Results of Operations

Throughout this discussion of our results of operations, we discuss the impact of fluctuations in non-U.S. currency exchange rates. We have calculated currency effects by translating current period results based on average rates in effect over the applicable period. Currency effects on backlog are calculated using the change in period-end exchange rates. Organic revenue growth (decline) is a non-U.S. GAAP measure and excludes the impact of acquisitions, divestitures, changes in currency exchange and certain other items (such as the effect of the 53rd week of operations in fiscal year 2011). Important disclosures related to organic revenue, including a reconciliation to U.S. GAAP net revenue, appear beginning on page 149.

Orders and Backlog

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Orders	$3,053	$2,732	$3,785	$3,200	$3,100
Backlog (end of period)	$1,835	$1,749	$1,744	$1,581	$1,781

Orders and backlog are reported at the undiscounted value of the revenue we expect to recognize when the related goods or services are delivered. We record and report an order upon receipt of a firm customer order that contractually covers the price, scope of products or services and delivery schedule that we are obligated to provide and the payment terms under which our customer is obligated to pay for such products or services.

The amount of orders that we report in a given period reflects the amount of new orders received during the period and the value of any changes to existing orders received during the period. These changes may include the cancellation of orders, a change in scope of products or services to be provided or a change in price. Orders from acquired businesses are included directly in backlog during the period when the acquisition closes and are not reflected in orders.

We define backlog at any point in time as the amount of revenue we expect to generate from all open orders. Most of our backlog typically converts to revenue in three to nine months, but a portion, particularly from orders for major capital projects, can take more than one year depending on the size and type of order. Orders can be cancelled, delayed or modified by our customers and therefore the size of our backlog is not necessarily a reliable predictor of future revenue.

Orders in the first nine months of 2012 increased by $321 million, or 11.7%, as compared with the prior year period. Excluding unfavorable currency effects of $41 million, orders increased 13.3%. The increase in orders was primarily attributable to orders strength in the oil & gas and general process end-markets in our Valves & Controls segment.

Orders in fiscal year 2011 increased by $585 million, or 18.3%, as compared with fiscal year 2010. Excluding favorable currency effects of $180 million, orders increased by 12.7%. The increase in orders was primarily attributable to strength in our Valves & Controls segment driven by the strength of the general process and oil & gas end-markets. The increase was also attributable to the colder winter season in early fiscal year 2011, which resulted in an increase in Thermal Controls’ order activity in EMEA and North America. The remaining increase was due to Thermal Controls’ orders for a major capital project in North America. These increases were partially offset by the impact of a decline in orders in our Water & Environmental Systems segment due to weather-related delays for several projects in Australia.

Orders in fiscal year 2010 increased by $100 million, or 3.2%, as compared with fiscal year 2009. Excluding favorable currency effects of $203 million, orders declined by 3.3%, driven by a decrease in orders in our Valves & Controls segment attributable to lower capital spending due to adverse global economic conditions. The decreased orders in our Valves & Controls segment were partially offset by higher volume of orders in our Thermal Controls segment due to an increase in major capital project orders and by higher order levels in our Water & Environmental Systems segment.

Backlog of $1.8 billion at June 29, 2012 increased by $86 million, or 4.9%, as compared with June 24, 2011. Excluding an unfavorable currency effect of $132 million, backlog increased by 12.5% driven by the order strength in our end-markets discussed above and backlog acquired from the KEF Holdings Ltd. (“KEF”) acquisition, which closed in the fourth quarter of our 2011 fiscal year. Within the 12 months following June 29, 2012, we expect to ship approximately 90% of our June 29, 2012 backlog.

Backlog of $1.8 billion at June 29, 2012 increased by $91 million, or 5.2%, from September 30, 2011. Excluding unfavorable currency effects of $44 million, backlog increased 7.7% driven by increased order activity as discussed above.

Net Revenue

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$2,907	$2,564	$3,648	$3,381	$3,492
Net Revenue Growth (Decline)	13.4%	N/A	7.9%	(3.2%)	N/A
Organic Revenue Growth (Decline)	13.4%	N/A	0.7%	(9.9%)	N/A

Net revenue in the first nine months of 2012 increased by $343 million, or 13.4%, as compared with the comparable prior year period. Organic revenue growth was 13.4% and was primarily driven by increased shipments to the oil & gas and general process end-markets in our Valves & Controls segment and increased major capital project activity in our Thermal Controls segment. Overall net revenue included unfavorable currency effects of $55 million and a $57 million increase due to the net impact of acquisitions and divestitures.

Net revenue in fiscal year 2011 increased by $267 million, or 7.9%, as compared with fiscal year 2010. Organic revenue growth of 0.7% was primarily driven by an increase in sales in our Valves & Controls segment due to strength across all of our end-markets, increased product sales in North America and EMEA in our Thermal Controls segment due to the colder winter season in early fiscal year 2011, and increased activity related to a major capital project in our Thermal Controls segment that provides electric heat management services to a refinery in the United States. These increases were largely offset by a decrease in net revenue in our Water & Environmental Systems segment due to the completion of a major capital project that provided desalination services in Australia in the first quarter of fiscal year 2011, along with extreme weather conditions in Australia which adversely impacted sales in fiscal year 2011. The overall net revenue increase included favorable currency effects of $183 million, $17 million of revenue related to the net impact of acquisitions and divestitures and $45 million of revenue due to the impact of an additional week of operations due to the timing of our fiscal year 2011 end.

Net revenue in fiscal year 2010 decreased by $111 million, or 3.2%, as compared with fiscal year 2009. Organic revenue declined 9.9%, primarily driven by a significant decrease in sales across the end-markets served by our Valves & Controls segment due to adverse global economic conditions, partially offset by revenue from a major capital project in our Water & Environmental Systems segment that provided desalination services in Australia. Currency effects favorably impacted revenue by $216 million, while our acquisitions in Brazil during fiscal year 2010 partially offset the organic revenue decline.

Gross Profit and Gross Profit Margin

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Gross Profit	$944	$843	$1,170	$1,130	$1,233
Gross Profit Margin	32.5%	32.9%	32.1%	33.4%	35.3%

Gross profit in the first nine months of 2012 increased by $101 million, or 12%, as compared with the same prior year period. Excluding unfavorable currency effects of $19 million, gross profit increased by $120 million or 14. 2%. The increase was primarily attributable to higher revenue in our Valves & Controls and Thermal Controls segments. The gross profit margin declined driven by unfavorable mix impact in our Valves & Controls and Thermal Controls segments as well as a loss provision related to a water project retained from a business previously divested.

Gross profit in fiscal year 2011 increased by $40 million, or 3.5%, as compared with fiscal year 2010. Excluding favorable currency effects of $56 million, gross profit decreased by $16 million, or 1.4%. These declines were driven by a decline in gross profit in our Water & Environmental Systems segment due to severe weather-related project delays, which led to unfavorable fixed cost absorption in manufacturing plants, and the absence of a major capital project that was completed in the first quarter of fiscal year 2011 that provided desalination services in Australia. Increased investments in our Valves & Controls segment also contributed to the gross profit decline. These two factors together accounted for 1.3% of the gross profit decline. These decreases were partially offset by strength in our Thermal Controls segment due to the colder winter season in early fiscal year 2011 and the work on a major capital project in North America that provides electric heat management services to a refinery in the United States.

Gross profit in fiscal year 2010 decreased by $103 million, or 8.4%, as compared with fiscal year 2009. Excluding the favorable currency effects of $65 million, gross profit decreased by $168 million, or 13.6%. The decrease was primarily attributable to the decrease in sales volume in our Valves & Controls segment due to adverse global economic conditions. To a lesser extent, the decrease was due to an adverse mix of work on some major capital projects in our Thermal Controls segment, which included lower margin labor construction work versus higher margin design and product delivery work, and the negative effects of a provision for an expected loss related to the completion a long-term construction contract in our Water & Environmental Systems segment, which together accounted for 1.9% of the gross profit decline.

Selling, General and Administrative Expense (“SG&A”)

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
SG&A	$646	$595	$825	$772	$767
SG&A as a percentage of net revenue	22.2%	23.2%	22.6%	22.8%	22.0%

SG&A in the first nine months of 2012 increased by $51 million, or 8.6%, as compared with the comparable prior year period. SG&A included a decrease due to currency effects of $10 million, or 1.7%. Excluding currency effects, SG&A increased $61 million, or 10.3%. This increase was driven primarily by an increase in sales volume. SG&A as a percentage of revenue has declined, reflecting the positive impact of volume leverage across the business.

SG&A in fiscal year 2011 increased by $53 million, or 6.9%, as compared with fiscal year 2010. SG&A included an increase due to currency effects of $30 million, or 3.9%. Excluding currency effects, SG&A increased $23 million, or 3.0%. This increase was primarily attributable to increased volumes and investment in key markets.

SG&A in fiscal year 2010 increased by $5 million, or 0.7%, as compared with fiscal year 2009. SG&A included an increase due to currency effects of $33 million, or 4.3%. Excluding currency effects, SG&A decreased $28 million, or 3.7%. The decrease was driven by cost containment actions.

Operating Income

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Operating Income	$279	$204	$306	$331	$451
Operating Margin	9.6%	8.0%	8.4%	9.8%	12.9%

Operating income in the first nine months of 2012 increased by $75 million, or 36.8%, as compared with the same prior year period. Excluding unfavorable currency effects of $8 million, or 3.9%, the increase was $83 million, or 40.7%. The increase was attributable to increased volume in our Valves & Controls and Thermal Controls segments discussed above and the absence of a $35 million impairment of goodwill related to our Water Systems reporting unit within our Water & Environmental Systems segment recorded in the first nine months of fiscal year 2011. Operating margin increased by 1.6 percentage points.

Operating income in fiscal year 2011 decreased by $25 million, or 7.6%, as compared with fiscal year 2010. Excluding favorable currency effects of $22 million, or 6.6%, the decrease was $47 million, or 14.2%. That decrease was primarily attributable to a goodwill impairment of $35 million related to our Water Systems reporting unit, a reduction in volume and the impact of lower production in our Water & Environmental Systems segment. This was partially offset by an increase in sales volume in our Valves & Controls segment and in Thermal Controls in North America and EMEA related to the colder winter season in early fiscal year 2011 and lower restructuring expenses in our Valves & Controls segment. Operating margin decreased by 1.4 percentage points.

Operating income in fiscal year 2010 decreased by $120 million, or 26.6%, as compared with fiscal year 2009. Excluding favorable currency effects of $31 million, or 6.9%, the decrease was $151 million or 33.5%. That decrease was primarily attributable to the lower volumes in our Valves & Controls segment due to the negative impact to our end-markets from adverse global economic conditions, partially offset by a reduction in SG&A in our Valves & Controls segment, increased volume in our Thermal Controls and Water & Environmental Systems segments and restructuring and cost control actions taken in prior periods in our Water & Environmental Systems segment. Operating margin decreased by 3.1 percentage points.

Interest Expense and Interest Income

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Interest Expense	$(38)	$(36)	$(52)	$(55)	$(66)
Interest Income	$9	$9	$11	$5	$7

Interest Expense

Interest expense was $38 million in the first nine months of 2012 as compared to $36 million in the first nine months of 2011. Interest expense for the first nine months of both 2012 and 2011 was allocated expense related to Tyco external debt.

Interest expense was $52 million in fiscal year 2011 as compared to $55 million in fiscal year 2010. Included in fiscal year 2011 was $50 million of allocated interest expense related to Tyco external debt compared to $53 million in fiscal year 2010.

Interest expense was $55 million in fiscal year 2010 as compared to $66 million in fiscal year 2009. Included in fiscal year 2010 was $53 million of allocated interest expense related to Tyco external debt compared to $61 million in fiscal year 2009.

Tax Expense and Tax Rate

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Income tax expense	$(97)	$(79)	$(112)	$(98)	$(159)
Effective tax rate	38.8%	44.6%	42.3%	34.8%	40.6%

Our effective income tax rate was 38.8% and 44.6% during the nine months ended June 29, 2012 and June 24, 2011, respectively. The effective tax rate for the nine months ended June 29, 2012 included the impact of a favorable audit resolution in a non-Swiss jurisdiction. The effective income tax rate for the nine months ended June 24, 2011 included the impact of a loss driven by non-recurring goodwill impairment charges for which no tax benefit was available.

Our effective income tax rate was 42.3% and 34.8% in the fiscal years 2011 and 2010, respectively. The increase in our effective income tax rate was primarily the result of a loss driven by non-recurring goodwill impairment charges for which no tax benefit was available in fiscal year 2011 and a tax benefit realized in fiscal year 2010 in conjunction with restructuring activities. Our effective tax rate was 40.6% in fiscal year 2009. Taxes for fiscal year 2009 were increased by increased profitability in higher tax rate jurisdictions and tax expense recorded for anticipated nondeductible charges.

We expect our effective tax rate going forward to be approximately 25%. Our tax rate can vary from year to year due to discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors, such as the geographic mix of income before taxes.

Reportable Segments

We conduct our operations through three reportable segments based on the type of product and service offered by the segment and how we manage the business. The key operating results for our three reportable segments, Valves & Controls, Thermal Controls and Water & Environmental Systems, are discussed below.

Valves & Controls

Valves & Controls is our largest business segment, constituting approximately 61% of our revenue for our 2011 fiscal year. It is a global business and one of the world’s largest manufacturers of valves, actuators and controls. The majority of Valves & Controls’ products are longer-lead time, individually fabricated pieces of equipment that are custom-designed to serve a specific customer application. The time it takes for an order in our Valves & Controls segment to convert to revenue varies by product type and application but typically ranges between six and nine months with longer conversion times possible in the case of larger, more complex projects. The drivers of these conversion times usually include engineering design to meet customer specification, foundry supplier lead times for valve castings, custom machining for precise engineering specifications, final assembly, testing, customer inspection and transportation times. After-market service and MRO orders are generally shorter cycle and convert to revenue within 30 to 45 days.

	Valves & Controls
	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Orders	$1,864	$1,660	$2,333	$1,967	$1,980
Net Revenue	$1,771	$1,552	$2,215	$1,990	$2,279
Operating Income	$224	$184	$277	$248	$372
Operating Margin	12.6%	11.9%	12.5%	12.5%	16.3%
Backlog (end of period)	$1,344	$1,228	$1,302	$1,062	$1,101

Orders in the first nine months of 2012 increased by $204 million, or 12.3%, as compared with the comparable prior year period. Excluding unfavorable currency effects of $36 million, orders increased by 14.5%. The increase in orders was primarily attributable to strength in the oil & gas and general process end-markets.

Orders in fiscal year 2011 increased by $366 million, or 18.6%, as compared with fiscal year 2010. Excluding favorable currency effects of $87 million, orders increased 14.2%. The increase in orders was primarily attributable to higher demand for our products in the general process, oil & gas and mining end-markets.

Orders in fiscal year 2010 decreased by $13 million, or 0.7%, as compared with fiscal year 2009. Excluding favorable currency effects of $75 million, orders decreased by 4.4% mainly driven by lower capital spending by our customers across the end-markets we serve due to adverse global economic conditions, partially offset by an increase in orders of $17 million due to acquisitions in Brazil.

Net revenue in the first nine months of 2012 increased by $219 million, or 14.1%, as compared with the comparable prior year period. Organic revenue grew 12.2%, primarily due to strength in the oil & gas and general process end-markets. The increase in net revenue included a favorable impact of $73 million from the KEF acquisition and an unfavorable currency effect of $44 million.

Net revenue in fiscal year 2011 increased by $225 million, or 11.3%, as compared with fiscal year 2010. Organic revenue grew 4.7%, primarily attributable to strength across the general process, power generation and mining end-markets. The increase in net revenue included favorable currency effects of $88 million, $19 million of revenue related to acquisitions and $25 million of revenue due to the impact of an additional week of operations due to the timing of our 2011 fiscal year end.

Net revenue in fiscal year 2010 decreased by $289 million, or 12.7%, as compared with fiscal year 2009. Organic revenue declined by 16.6% driven by lower order rates and lower beginning backlog across all markets due to adverse economic conditions that negatively impacted capital spending by our customers. The increase in net revenue included favorable currency effects of $70 million and revenue of $20 million related to acquisitions.

Operating income in the first nine months of 2012 increased by $40 million, or 21.7%, as compared with the comparable prior year period. Operating income included an unfavorable currency effect of $6 million. The increase in operating income was primarily driven by higher net revenue as discussed above and was partially offset by the impact of amortization of intangible assets related to the KEF acquisition. Operating margins improved by 0.7 percentage points.

Operating income in fiscal year 2011 increased by $29 million, or 11.7%, as compared with fiscal year 2010. The increase included a favorable currency effect of $17 million, or 6.9%. The remaining increase was primarily due to increased sales volume and lower restructuring expenses, which were partially offset by an increase in SG&A expense to support future growth in our key markets and acquisition related costs. Operating margins remained stable.

Operating income in fiscal year 2010 decreased by $124 million, or 33.3%, as compared with fiscal year 2009. Operating income included a favorable currency effect of $8 million, or 2.2%. The decrease was primarily attributable to the decrease in sales volume combined with an increase in restructuring expenses. Operating margins declined by 3.8 percentage points driven by the decline in sales volume.

Backlog of $1.3 billion as of June 29, 2012 represented an increase of $116 million, or 9.4%, as compared with June 24, 2011. Excluding an unfavorable currency effect of $107 million, backlog increased 18.2%. The increase was driven by increased order activity as discussed above and also additional backlog of $54 million from our acquisition of KEF.

Backlog of $1.3 billion as of June 29, 2012 represented an increase of $42 million or 3.2% as compared with September 30, 2011. Excluding an unfavorable currency effect of $51 million, backlog increased by 7.1%. The remaining increase was due to continued strength in our general process and oil & gas end-markets.

Thermal Controls

Our Thermal Controls segment is a leading provider of complete electric heat management solutions. It designs and manufactures heat tracing, floor and specialty heating, electronic controls, leak detection systems and fire and performance wiring products for industrial, commercial and residential use. As discussed under “—Our Markets,” Thermal Controls’ revenue comes from both base business and from major capital projects. Orders for base business typically convert to revenue within three months and have accounted for an average of 85% of Thermal Controls revenue over the past three years. Depending on the size, complexity and customer schedule for a major capital project, the project can last anywhere from a few months to a few years, which can significantly impact orders and revenue recognition in any given quarter or fiscal year over its duration. As a result the changes in orders from period to period may not be meaningful and have not been presented. The backlog amount and the content of the backlog are meaningful and are discussed below.

	Thermal Controls
	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$612	$517	$734	$603	$576
Operating Income	$99	$78	$107	$74	$79
Operating Margin	16.2%	15.1%	14.6%	12.3%	13.7%
Backlog (end of period)	$181	$178	$170	$205	$268

Net revenue in the first nine months of 2012 increased by $95 million, or 18.4%, as compared with the comparable prior year period. Organic revenue grew 20.7%, primarily attributable to a major capital project near the Gulf of Mexico and higher base business in North America. Net revenue included an unfavorable currency effect of $11 million.

Net revenue in fiscal year 2011 increased by $131 million, or 21.7%, as compared with fiscal year 2010. Organic revenue growth was 17.6%, primarily attributable to the colder winter season in fiscal year 2011, which resulted in stronger product sales in EMEA and North America, and the impact of major capital project activity in North America. The increase in net revenue included favorable currency effects of $18 million and $7 million of revenue due to the impact of an additional week of operations due to the timing of our 2011 fiscal year end.

Net revenue in fiscal year 2010 increased by $27 million, or 4.7%, as compared with fiscal year 2009. Organic revenue grew by 1.2% with net revenue in our major capital projects and base business remaining relatively stable. The increase in net revenue included favorable currency effects of $20 million.

Operating income in the first nine months of 2012 increased by $21 million, or 26.9%, as compared with the comparable prior year period. The increase was driven by the higher net revenue discussed above. Operating margins remained consistent. The effect of currency impacts was negligible.

Operating income in fiscal year 2011 increased by $33 million, or 44.6%, as compared with fiscal year 2010. Excluding a favorable currency effect of $3 million, or 4.1%, the increase was primarily attributable to the strong performance of our products business in North America and EMEA and increased major capital project activity in North America. Operating margins improved by 2.3 percentage points driven by volume leverage and cost savings initiatives.

Operating income in fiscal year 2010 decreased by $5 million, or 6.3%, as compared with fiscal year 2009. Excluding a favorable currency effect of $4 million, or 5.1%, the decrease was primarily attributable to the timing and mix of work completed on some major capital projects, which included lower margin labor construction work versus higher margin design and product delivery. Operating margins declined 1.4 percentage points as explained above.

Backlog of $181 million at June 29, 2012 consisted of $132 million of orders related to base business and $49 million of orders related to major capital projects. Excluding an unfavorable currency effect of $10 million, backlog increased 7.3%. Within the 12 months following June 29, 2012, we expect to ship 90% of our June 29, 2012 backlog.

Backlog of $170 million at September 30, 2011 consisted of $120 million of orders related to base business and $50 million of orders related to major capital projects. Within the 12 months following September 30, 2011, we expect to ship approximately 100% of our September 30, 2011 backlog.

Water & Environmental Systems

Water & Environmental Systems is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia region. The segment serves mainly regional governmental water authorities, industrial clients and the agricultural water sector, primarily in that region. It also specializes in the design and manufacture of environmental systems for both water and air applications in niche markets worldwide. As discussed under “—Our Markets,” Water & Environmental Systems’ revenue comes from both base business and from major capital projects. Orders for base business typically convert to revenue within three months and have accounted for an average of 85% of Water & Environmental System’s revenue over the past three years. Depending on the size, complexity and customer schedule for a major capital project, the project can last anywhere from a few months to over a year, which can significantly impact orders and revenue recognition in any given quarter or fiscal year over its duration. As a result the changes in orders from period to period, may not be meaningful and have not been presented. The backlog amount and the content of the backlog are meaningful and are discussed below.

	Water & Environmental Systems
	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$524	$495	$699	$788	$637
Operating Income	$33	$3	$16	$100	$87
Operating Margin	6.3%	0.6%	2.3%	12.7%	13.7%
Backlog (end of period)	$310	$342	$272	$314	$412

Net revenue in the first nine months of 2012 increased by $29 million, or 5.9%, as compared with the comparable prior year period. Organic revenue increased by 9.2% driven by lower revenue in the prior year period due to the impact of weather and flooding on customer sites and the slow-down of project activity in the market during fiscal year 2011. The effect of currency impact was negligible.

Net revenue in fiscal year 2011 decreased by $89 million, or 11.3%, as compared with fiscal year 2010. Organic revenue declined by 22.6% primarily attributable to a drop in revenue from the completion of the large desalinization project, the impact of weather and flooding on customer sites and the slow-down of project activity in the market. These impacts were partially offset by $13 million in revenue due to an extra week of operations due to the timing of our fiscal year 2011 end. The decrease in net revenue was partially offset by favorable currency effects of $77 million.

Net revenue in fiscal year 2010 increased by $151 million, or 23.7%, as compared with fiscal year 2009. Organic revenue grew 3.9% primarily attributable to revenue associated with the large desalinization project. The growth in net revenue included favorable currency effects of $126 million.

Operating income in the first nine months of 2012 increased by $30 million, or 1,000%, as compared with the comparable prior year period. Operating income in the first nine months of fiscal year 2011 was significantly impacted by a goodwill impairment charge of $35 million relating to our Water Systems reporting unit. Operating margin improved 5.7 percentage points due to the reasons discussed above. The effect of currency impacts was negligible.

Operating income in fiscal year 2011 decreased by $84 million, or 84.0%, as compared with fiscal year 2010. Operating income included favorable currency effects of $2 million, or 2.0%. Operating income in 2011 was significantly impacted by a goodwill impairment charge of $35 million relating to our Water Systems reporting unit. The remaining decrease was primarily attributable to extreme weather conditions which resulted in delays in projects and deliveries and the benefit to fiscal year 2010 earnings of the large scale water desalinization project. The above factors resulted in an operating margin decline of 10.4 percentage points.

Operating income in fiscal year 2010 increased by $13 million, or 14.9%, as compared with fiscal year 2009. Excluding favorable currency effects of approximately $19 million, or 21.8%, the decline in operating income was primarily due to margin erosion and the effects of an $18 million provision related to an expected loss related to completion of a long term construction project. The decline was partially offset by SG&A expense savings from restructuring and cost containment actions taken in prior periods. The above factors resulted in an operating margin decline of 1.0 percentage point.

Backlog of $310 million at June 29, 2012 consisted of $245 million of orders related to base business and $65 million of orders related to major capital projects. Within the 12 months following June 29, 2012, we expect to ship approximately 63% of our June 29, 2012 backlog.

Backlog was $272 million at September 30, 2011 all of which related to base business. Within the 12 months following September 30, 2011, we expect to ship approximately 52% of our September 30, 2011 backlog.

Corporate Expense

Corporate expense generally relates to the cost of our corporate headquarter functions.

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Corporate Expense	$(77)	$(61)	$(94)	$(91)	$(87)

Corporate expense has remained stable over the periods presented and includes corporate overhead expenses that have been allocated to us from Tyco.

Liquidity and Capital Resources

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities, capital expenditures and divestiture of non-strategic businesses as well as investments in strategic businesses and technologies. We have historically generated and we expect to continue to generate positive cash flow from operations. As part of Tyco, our cash has been swept into shared corporate pools regularly by Tyco at its discretion. Tyco has also funded our operating and investing activities as needed. Transfers of cash both to and from Tyco’s cash management system are reflected as a component of parent company investment within parent company equity in the Combined Balance Sheets.

Cash Flow from Operating Activities

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows from Operating Activities:
Operating income	$279	$204	$306	$331	$451
Goodwill impairment	—	35	35	—	—
Depreciation and amortization	62	50	72	67	63
Deferred income taxes	97	79	21	(37)	27
Provision for losses on accounts receivable and inventory	8	1	3	17	26
Other, net	14	9	4	12	15
Interest income	9	9	11	5	7
Interest expense	(38)	(36)	(52)	(55)	(66)
Income tax expense	(97)	(79)	(112)	(98)	(159)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	—	(37)	(91)	52	(30)
Inventories	(141)	(103)	(94)	25	92
Prepaid expenses and other current assets	(1)	(19)	(21)	23	29
Accounts payable	42	35	28	16	(107)
Accrued and other liabilities	(14)	(23)	(12)	10	10
Income taxes payable	(28)	(44)	32	41	35
Deferred revenue	2	7	10	(2)	39
Other	(25)	(17)	21	(19)	(56)

Net Cash Provided by Operating Activities:	$169	$71	$161	$388	$376

The net change in assets and liabilities during the first nine months of fiscal year 2012 and fiscal year 2011 reduced operating cash flow by $165 million and $201 million, respectively. During this time, backlog increased $254 million. As the backlog represents anticipated shipments, and our lead times can be six to nine months, it is necessary for us to procure additional inventory to manufacture the products in support of future sales. Conversely, in fiscal year 2010 we experienced reduced volume and backlog due to adverse economic conditions. During this time, backlog declined $200 million and net revenue declined $111 million, thus we did not replenish inventory as quickly and we collected receivables but did not fully replace them with new billings. This resulted in $146 million in cash generation from working capital. We believe this is a typical pattern for a long-lead time, manufacturing business. Inventory as a percentage of backlog has remained stable at 39% to 44% over the last several years.

Cash from operating activities was $169 million for the nine months ended June 29, 2012, driven by operating income of $279 million and adjustments for non-cash items of $181 million, partially offset by income tax expense of $97 million, an increase in assets and liabilities of $165 million and net interest expense of $29 million. The net change in assets and liabilities included a $141 million increase in inventories and a $28 million decrease in income taxes payable, partially offset by a $42 million increase in accounts payable. Inventory increased primarily in Valves & Controls driven by procurement of additional materials to service the increased backlog as previously discussed.

Cash from operating activities was $71 million during the nine months ended June 24, 2011, driven by operating income of $204 million and adjustments for non-cash items of $174 million, partially offset by income tax expense of $79 million, an increase in assets and liabilities of $201 million, and net interest expense of $27 million. The net change in assets and liabilities included a $103 million increase in inventories and a $44 million decrease in income taxes payable, partially offset by a $35 million increase in accounts payable. The increase in inventory of $103 million was primarily due to Valves & Controls backlog growth.

Cash from operating activities was $161 million in fiscal year 2011, with operating income of $306 million and adjustments for non-cash items of $135 million, partially offset by income tax expense of $112 million, an increase in assets and liabilities of $127 million and net interest expense of $41 million. The net change in assets and liabilities was driven by a $91 million increase in accounts receivable and a $94 million increase in inventories. The $91 million increase in accounts receivable was attributable to the $267 million revenue increase year over year. Inventory grew by $94 million driven by procurement of additional materials to service the growing backlog, especially in Valves & Controls.

Cash from operating activities was $388 million in fiscal year 2010, driven by operating income of $331 million, adjustments for non-cash items of $59 million and a decrease in assets and liabilities of $146 million partially offset by income tax expense of $98 million and net interest expense of $50 million. The net change in assets and liabilities was driven by a $52 million decrease in accounts receivable, a $41 million increase in income taxes payable, and a $25 million decrease in inventories. The $52 million decrease in accounts receivable was attributable to lower revenue in fiscal year 2010 due to the effects of the adverse global economic conditions.

Cash from operating activities was $376 million in fiscal year 2009, driven by operating income of $451 million, adjustments for non-cash items of $131 million and a decrease in assets and liabilities of $12 million, partially offset by income tax expense of $159 million and net interest expense of $59 million. The net change in assets and liabilities was driven by a $92 million decrease in inventories and a related $107 million decrease in accounts payable as inventory was not replenished during a period of lower volume due to adverse global economic conditions.

During the nine months ended June 29, 2012 and June 24, 2011, we paid $6 million and $11 million, respectively, in cash related to restructuring activities. See Note 3 (“Restructuring and Asset Impairment Charges, Net”) to our Unaudited Combined Financial Statements for further information regarding our restructuring activities.

During the fiscal years ended 2011, 2010 and 2009, we paid $15 million, $25 million and $11 million, respectively, in cash related to restructuring activities. See Note 3 (“Restructuring and Asset Impairment Charges, Net”) to our Audited Combined Financial Statements for further information regarding our restructuring activities.

During the nine months ended June 29, 2012 and June 24, 2011, we made required contributions of $13 million and $11 million, respectively, to our non-U.S. pension plans.

During the fiscal years ended 2011, 2010 and 2009, we made required contributions of $15 million each year to our non-U.S. pension plans. We anticipate contributing at least the minimum required to our non-U.S. pension plans in fiscal year 2012, of $15 million.

Income taxes paid, net of refunds, related to continuing operations were $58 million, $93 million and $98 million in 2011, 2010 and 2009, respectively.

Interest paid, related to continuing operations was $48 million, $50 million and $62 million in 2011, 2010 and 2009, respectively.

Cash flow from investing activities

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows (Used in) Provided by Investing Activities:	$(78)	$(52)	$(341)	$(192)	$(98)

We made capital expenditures of $86 million and $52 million during the first nine months of 2012 and 2011, respectively.

We made capital expenditures of $82 million, $98 million and $100 million during fiscal years 2011, 2010 and 2009, respectively. Capital expenditures are generally for maintenance of our global manufacturing operation, investment in additional capacity and improvement in our management information systems.

During the first nine months of 2012, we made no acquisitions. During the first nine months of 2011, we paid cash for acquisitions included in continuing operations of $7 million.

During fiscal year 2011, we paid cash for acquisitions included in continuing operations of $303 million, net of cash acquired of $1 million. This related primarily to the acquisition of a 75% interest in privately held KEF for $295 million, net of cash acquired of $1 million.

During fiscal year 2010, cash paid for acquisitions included in continuing operations totaled $104 million, net of cash acquired of $1 million. This related primarily to the acquisition of two Brazilian valve companies, including Hiter Industria e Comercio de Controle Termo Hidraulico Ltda (“Hiter”) and Valvulas Crosby Industria e Comercio Ltda.

During fiscal year 2011, we received cash proceeds, net of cash divested of $293 million for divestitures. The cash proceeds primarily related to $264 million for the sale of our European water business, which is presented in discontinued operations, and $35 million for the sale of our Israeli water business, which is presented in continuing operations. See Note 2 (“Divestitures”) to our Audited Combined Financial Statements for further information.

Cash flow from financing activities

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows Provided by (Used in) Financing Activities:	$14	$(55)	$157	$(284)	$(352)

The net cash used in or provided by financing activities for all periods were primarily the result of changes in parent company investments and transfers to discontinued operations.

Additionally, in connection with the acquisition of KEF during fiscal year 2011, we acquired $64 million of debt which was paid off as of September 30, 2011.

Future Liquidity Analysis

Following our spin-off and the Merger, our capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access banks’ borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs.

Our primary future cash needs will be centered on operating activities, working capital, capital expenditures and strategic investments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million. Concurrently with the closing of the Merger, Tyco Flow Control will repay the intercompany note.

Prior to the consummation of the Transactions, a subsidiary of Tyco Flow Control plans to issue senior notes in an amount up to $900 million that will be guaranteed by Tyco Flow Control. The net proceeds from the issuance of the senior notes will be held in escrow until the completion of the Merger. Tyco Flow Control plans to use the net proceeds from the issuance of the unsecured senior notes to repay $500 million of Pentair private placement notes and the intercompany note. However, the issuance of the senior notes is not a condition to the Merger and Tyco Flow Control cannot provide any assurance that it will complete the issuance of the senior notes. See “The Merger Agreement—Financing.”

Prior to the consummation of the Transactions, Pentair plans to execute a credit agreement with a syndicate of banks providing for an unsecured, committed senior credit facility of up to $1.2 billion that will become effective upon completion of the Merger. Upon completion of the Merger, Tyco Flow Control will become a guarantor of, and a subsidiary of Tyco Flow Control will become a borrower under, the senior credit facility. Tyco Flow Control plans to use availability under the senior credit facility to repay borrowings outstanding under Pentair’s existing credit facility as of the completion of the Merger and, if the unsecured senior notes are not issued, to repay the intercompany note.

In the event that Tyco Flow Control is unable to enter into the senior credit facility or issue the senior notes on acceptable terms, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco that will bear interest at a rate of 14.0% and be prepayable at any time.

After accounting for the issuance of either the intercompany note or the bridge note, the payment of transaction expenses and transfer of any excess cash to Tyco, but not taking into account any third party financing, Tyco Flow Control will have a net indebtedness immediately prior to the Distribution of $275 million.

Tyco Flow Control expects to have pro forma aggregate long-term debt of approximately $1.7 billion at the closing of the Merger.

Following the spin-off and the Merger, we expect to manage our worldwide cash requirements considering available funds among the many subsidiaries through which we will be conducting business and the cost effectiveness with which those funds can be accessed. We plan to look for opportunities to access cash balances in excess of local operating requirements to meet global liquidity needs in a cost-efficient manner. Generally we are able to move excess cash through dividend payments or loans in a tax efficient manner as a result of our incorporation in Switzerland and the tax policies in the countries in which we operate. If funds are needed for our operations in the U.S., we generally have the ability to fund our U.S. operations without incremental tax costs as most of our cash resides in jurisdictions from which we can move cash to the U.S. without significant incremental tax expense.

Dividends

It is expected that Tyco Flow Control will initially pay a quarterly cash dividend of $0.22 per share. The Merger Agreement provides that Tyco, as the sole shareholder of Tyco Flow Control, will authorize the quarterly cash dividends to be paid prior to the 2013 Tyco Flow Control annual general meeting. Any dividend after that time that may be proposed by our board of directors will be subject to approval by our shareholders at our annual general meeting if and as proposed by our board of directors. Under Swiss law, our board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. However, whether our board of directors exercises its discretion to propose any dividends to holders of Tyco Flow Control common shares in the future will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. There can be no assurance that we will continue a dividend in the future. See “Description of Our Capital Stock—Dividends.”

Contractual Obligations and Commercial Commitments

The following table provides a summary of our contractual obligations and commitments for minimum lease payments obligations under non-cancelable leases, and other obligations at the end of fiscal year 2011.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	There– after	Total
	($ in millions)
Operating leases	$27	$23	$17	$11	$8	$21	$107
Capital leases	2	2	2	3	4	5	18
Redeemable noncontrolling interest(1)	—	—	—	100	—	—	100
Purchase obligations(2)	248	3	1	—	—	—	252

Total contractual cash obligations(3)	$277	$28	$20	$114	$12	$26	$477

(1)	On June 29, 2011, we acquired a 75% ownership interest in KEF within our Valves & Controls segment. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, we and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for us to acquire and the noncontrolling interest stakeholder to sell the remaining 25% ownership interest at a price equal to the greater of $100 million or a multiple of KEF’s average EBITDA for the prior twelve consecutive fiscal quarters. The arrangement becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011. See Note 15 (“Redeemable Noncontrolling Interest”) to our Audited Combined Financial Statements.
(2)	Purchase obligations consist of commitments for purchases of goods and services.
(3)	We have net unfunded pension and postretirement benefit obligations of $72 million and $16 million, respectively, to certain employees and former employees as of the year ended September 30, 2011. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance and amounts of benefit payments. The minimum required contributions to our non-U.S. pension plans are expected to be approximately $15 million in fiscal year 2012. These plans and our estimates of future contributions and benefit payments are more fully described in Note 12 (“Retirement Plans”) to the Audited Combined Financial Statements. We have an additional $20 million of deferred compensation under employee contractual arrangements as of the fiscal year ended September 30, 2011. We are unable to determine when these amounts will be paid due to the inherent uncertainties of obligations of this type.

Debt allocated to us by Tyco was $886 million and $859 million as of June 29, 2012 and September 30, 2011, respectively. We expect to incur debt from third parties at or prior to the spin-off based on our anticipated post-spin-off capital requirements. The amount of debt which we could incur may materially differ from the amounts allocated to us from Tyco.

As of September 30, 2011, we have outstanding letters of credit and bank guarantees in the amount of approximately $285 million.

Off-Balance Sheet Arrangements

In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows.

We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements and Note 10 (“Commitments and Contingencies”) to our Unaudited Combined Financial Statements for further information with respect to these liabilities.

In the normal course of business, we are liable for product performance. We believe such obligations will not significantly affect our financial position, results of operations or cash flows.

We record estimated product warranty at the time of sale. For further information on estimated product warranty, see Notes 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) and 9 (“Guarantees”) to our Audited Combined Financial Statements and Note 18 (“Guarantees”) to our Unaudited Combined Financial Statements included elsewhere in this Prospectus.

Critical Accounting Policies

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions to determine reported amounts of certain assets, liabilities, revenue and expenses and the disclosure of related contingent assets and liabilities. These estimates and assumptions are based upon information available at the time of the estimates or assumptions, including our historical experience, where relevant. Because of the uncertainty of factors surrounding the estimates, assumptions and judgments used in the preparation of our financial statements, actual results may differ from the estimates, and the difference may be material.

Our critical accounting policies are those policies that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following represent our critical accounting policies. For a summary of all of our significant accounting policies, see Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our Audited Combined Financial Statements, included elsewhere in this Prospectus.

Revenue Recognition

We recognize revenue principally from the sale of products and the provision of services and only when a firm sales agreement is in place, with a fixed and determinable price and collection is reasonably assured. We recognize revenue from the sales of products at the time title and risks and rewards of ownership pass, which generally occurs when the products reach the free-on-board shipping point. For contracts containing multiple elements, each having a determinable fair value, we recognize revenue in an amount equal to the element’s pro rata share of the contract’s fair value in accordance with the contractual delivery terms for each element. We defer the recognition of revenue when advance payments are received from customers before performance obligations have been completed or services have been performed. We include freight charges billed to customers in sales and the related shipping costs in cost of revenue in our combined statements of operations.

We record contract sales for construction-related projects primarily under the percentage-of-completion method. We base the profits we recognize on contracts in process upon estimated contract revenue and related total cost of the project at completion. We generally use the ratio of actual cost incurred to total estimated cost at completion to measure the extent of progress toward completion. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing profits each period. The use of the percentage-of-completion method requires us to make judgements to estimate total contract revenues and costs. Contract costs are based on various assumptions that utilize the professional knowledge and experience of our operations teams, as well as finance personnel to estimate the ultimate cost to complete the contract. Adjustments in estimated contract revenues or estimated costs are recognized in the current period for the inception-to-date effect of the changes. Historically we have not had a material adjustment to a change in estimated revenues or costs. We make provisions for anticipated losses in the period in which they become determinable. Percentage of completion revenue represented 16% of our combined net revenue in fiscal year 2011. The risk of this methodology is its dependence upon estimates of costs at completion, which are subject to the uncertainties inherent in long-term contracts.

In certain instances, we provide guaranteed completion dates under the terms of our contracts. Failure to meet contractual delivery dates can result in late delivery penalties or non-recoverable costs. In instances where the payment of such costs are deemed to be probable, we perform a project profitability analysis accounting for such costs as a reduction of realizable revenue, which could potentially cause estimated total project costs to exceed projected total revenue realized from the project. In such instances, we would record reserves to cover such excesses in the period they are determined, which would adversely affect our results of operations and financial position. In circumstances where the total projected reduced revenue still exceed total projected costs, the incurrence of unrealized incentive fees or non-recoverable costs generally reduces profitability of the project at the time of subsequent revenue recognition. Our reported results are impacted by judgment and estimates used for contract costs and contractual contingencies.

Revenue on service and repair contracts is recognized after services have been agreed to by the customer and rendered.

Income Taxes

For purposes of our combined financial statements, income tax expense and deferred tax balances have been recorded as if we filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if we were a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have largely operated within Tyco’s group of legal entities; including several U.S. consolidated tax groups, various non-U.S. tax groups and stand alone non-U.S. subsidiaries. In certain instances, tax losses and credits utilized by us within the Tyco group of entities may not be available to us going forward. In other instances, tax losses or credits generated by Tyco’s other businesses will be available to us going forward after the Distribution.

In determining taxable income for our combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover our deferred tax assets we consider all available evidence, positive and negative, including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently have recorded valuation allowances that we will maintain until it is more-likely-than-not the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income, including but not limited to any future restructuring activities, may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.

The tax carryforwards reflected in our combined financial statements are calculated on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The tax carryforwards are not representative of the tax carryforwards we will have available for use after being spun-off from Tyco. We anticipate that as a result of the final spin-off transactions, our post spin-off tax carryforwards will be significantly higher than those reflected in the combined financial statements.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our financial condition, results of operations or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. For purposes of our combined financial statements, these estimated tax liabilities have been computed on a separate return basis.

Reserves for Contingent Loss

Accruals are recorded for various contingencies, including legal proceedings, self-insurance and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, we record receivables from third-party insurers when recovery has been determined to be probable.

Asbestos Related Contingencies and Insurance Receivables

Historically, we estimate the liability and corresponding insurance recovery for pending and future claims and defense costs predominantly based on claim experience over the past five years (look-back period), and a projection which covers claims expected to be filed, including related defense costs, over the next seven years (look-forward period) on an undiscounted basis. Due to the high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, we use multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. Annually, we perform a detailed analysis with the assistance of outside legal counsel and other experts to review and update as appropriate the underlying assumptions used in the estimated asbestos related assets and liabilities. On a quarterly basis, we re-evaluate the assumptions used to perform the annual analysis and record an expense as necessary to reflect changes in the estimated liability and related insurance asset. During the third quarter of fiscal 2012, the Company revised its look-back period for historical claim experience from five years to three years, as well as its look-forward period from seven years to fifteen years.

In connection with the recognition of liabilities for asbestos related matters, we record asbestos related insurance recoveries that are probable. The estimate of asbestos related insurance recoveries represents estimated amounts due to us for previously paid and settled claims and the probable reimbursements relating to estimated liability for pending and future claims. In determining the amount of insurance recoverable, we consider available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

See Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements for a discussion of management’s judgments applied in the recognition and measurement of asbestos related assets and liabilities and Note 10 (“Commitments and Contingencies”) to our Combined Interim Financial Statements for additional information regarding the Company’s change in its look-back and look-forward periods.

Pension and Postretirement Benefits

Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions resulting in actuarial gains and losses. Such actuarial gains and losses will be amortized over the average expected service period of the participants for active plans and over the average remaining life expectancy of participants for inactive plans. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase the present value of pension obligations by approximately $9 million and increase our annual pension expense by approximately $0.2 million. We consider the relative weighting of plan assets by class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions in determining the expected long-term return on plan assets. A 25 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $1 million.

Goodwill and Indefinite Lived Intangible Asset Valuation and Impairments

We assess goodwill and indefinite lived intangible assets for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections including expectations and assumptions regarding the timing and degree of any economic recovery, anticipated future cash flows, comparable market transactions (to the extent available) and other market data.

We elected to make the first day of the fourth quarter the annual impairment assessment date for all goodwill and indefinite lived intangible assets. In the first step of the goodwill impairment test, we compare the fair value of a reporting unit with its carrying amount. We determine fair value for the goodwill impairment test utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted average cost of capital for market participants. We use a market approach, utilizing observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available), to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, we consider goodwill potentially impaired and perform further tests to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied fair value of a reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. We determine the implied fair value of goodwill in the same manner that we determine the amount of goodwill recognized in a business combination. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. In the first quarter of fiscal year 2011, as a result of a triggering event, we recorded a goodwill impairment charge of $35 million within our Water Systems reporting unit within our Water & Environmental Systems segment.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the aforementioned reporting units may include such items as follows:

•	a prolonged downturn in the business environment in which the reporting units operate (i.e. sales volumes and prices) especially in the commercial construction and retailer end-markets;

•	an economic recovery that significantly differs from our assumptions in timing or degree;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	unexpected regulatory changes.

While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine if an impairment charge would result or if such a charge would be material.

Inventories

We record our aggregate inventories at the lower of cost (primarily first-in, first-out) or market value. We provide a reserve for estimated inventory obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated fair value based on assumptions of future demand and market conditions. We age our inventory with no recent demand and apply various valuation factors based on the length of time since the last demand from customers for such material. Significant judgments and estimates must be made and used in connection with establishing allowances. If future conditions cause a reduction in our current estimate of market value, due to a decrease in customer demand, a drop in commodity prices or other market-related factors that could influence demand for particular products, additional provisions may be needed.

Accounting Developments

We have presented the information about accounting pronouncements not yet implemented in Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our Audited and Unaudited Combined Financial Statements included in this Prospectus.

Non-U.S. GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by U.S. GAAP, we also disclose non-U.S. GAAP measures consisting of (i) revenue excluding the impact of changes in foreign currency exchange rates and (ii) organic revenue growth (decline). We believe that these measures are useful for investors in evaluating our operating performance for the periods presented. When read in conjunction with our U.S. GAAP revenue, they enable investors to better evaluate our operations without giving effect to fluctuations in foreign exchange rates, which may be significant from period to period. In addition, revenue excluding the impact of changes in foreign currency exchange rates and organic revenue growth (decline) are factors we use in internal evaluations of the overall performance of our business. These measures are not financial measures under U.S. GAAP and should not be considered as a substitute for revenue as determined in accordance with U.S. GAAP, and they may not be comparable to similarly titled measures reported by other companies. Organic revenue growth (decline) presented herein is defined as revenue growth (decline) excluding the effects of foreign currency fluctuations, acquisitions and divestitures and other changes that may not reflect underlying results and trends (for example, the 53rd week of operations in fiscal year 2011). Our organic growth

(decline) calculations incorporate an estimate of prior year reported net revenue associated with acquired entities that have been fully integrated within the first year, and exclude prior year net revenue associated with entities that do not meet the criteria for discontinued operations which have been divested within the past year. We calculate the rate of organic growth (decline) based on the adjusted number to better reflect the rate of growth (decline) of the combined business, in the case of acquisitions, or the remaining business, in the case of dispositions. We base the rate of organic growth (decline) for acquired businesses that are not fully integrated within the first year upon unadjusted historical revenue. We may use organic revenue growth (decline) and revenue growth (decline) excluding the impact of foreign currency exchange rates as components of our compensation programs.

The table below details the components of organic revenue growth (decline) and reconciles the non-U.S. GAAP measures to U.S. GAAP net revenue growth (decline).

First Nine Months of Fiscal 2012

	Net Revenue for the First Nine Months of Fiscal 2011	Base Quarter Adjustments (Divestitures)	Adjusted First Nine Months Fiscal 2012 Base Revenue	Foreign Currency	Acquisitions	Organic Revenue	Organic Growth Percentage	Net Revenue for the First Nine Months of Fiscal 2012
	(Amounts in millions)
Valves & Controls	$1,552	$—	$1,552	$(44)	$73	$190	12.2%	$1,771
Thermal Controls	517	(1)	516	(11)	—	107	20.7%	612
Water & Environmental Systems	495	(15)	480	—	—	44	9.2%	524

Total Net Revenue	$2,564	$(16)	$2,548	$(55)	$73	$341	13.4%	$2,907

Fiscal Year 2011

	Net Revenue for Fiscal Year 2010	Base Year Adjustments (Divestitures)	Adjusted Fiscal Year 2010 Base Revenue	Foreign Currency	Acquisitions/ Other(1)	Organic Revenue	Organic Growth Percentage	Net Revenue for Fiscal Year 2011
	(Amounts in millions)
Valves & Controls	$1,990	$—	$1,990	$88	$44	$93	4.7%	$2,215
Thermal Controls	603	—	603	18	7	106	17.6%	734
Water & Environmental Systems	788	(4)	784	77	15	(177)	(22.6%)	699

Total Net Revenue	$3,381	$(4)	$3,377	$183	$66	$22	0.7%	$3,648

(1)

Includes $25 million, $7 million and $13 million due to the impact of the 53rd week of revenue during fiscal year 2011 for Valves & Controls, Thermal Controls and Water & Environmental Systems, respectively.

Fiscal Year 2010

	Net Revenue for Fiscal Year 2009	Base Year Adjustments (Divestitures)	Adjusted Fiscal Year 2009 Base Revenue	Foreign Currency	Acquisitions	Organic Revenue	Organic Growth Percentage	Net Revenue for Fiscal Year 2010
	(Amounts in millions)
Valves & Controls	$2,279	—	$2,279	$70	$20	$(379)	(16.6%)	$1,990
Thermal Controls	576	—	576	20	—	7	1.2%	603
Water & Environmental Systems	637	—	637	126	—	25	3.9%	788

Total Net Revenue	$3,492	—	$3,492	$216	$20	$(347)	(9.9%)	$3,381

Quantitative and Qualitative Disclosure about Market Risk

Our operations include activities in almost 100 countries across both developed and emerging markets. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

We expect to enter into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. We also expect to incur long-term debt at fixed rates. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our non U.S. operations. We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our domestic and foreign operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contract and foreign currency options to hedge this risk. We do not use derivative financial instruments to hedge investments in foreign subsidiaries since such investments are long-term in nature.

We had $1.2 billion of intercompany loans designated as permanent in nature as of September 30, 2011 and September 24, 2010, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009 we recorded $18 million and $3 million of cumulative translation gain, and $5 million of cumulative translation loss, respectively, through accumulated other comprehensive income related to these loans.

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

For the Nine Months Ended June 29, 2012

and June 24, 2011

(Unaudited)

	June 29, 2012	June 24, 2011
	($ in millions)
Net revenue	$2,907	$2,564
Cost of revenue	1,963	1,721

Gross profit	944	843
Selling, general and administrative expenses	646	595
Goodwill impairment	—	35
Restructuring, asset impairments and divestiture charges, net (see Note 3)	19	9

Operating income	279	204
Interest income	9	9
Interest expense	(38)	(36)

Income from continuing operations before income taxes	250	177
Income tax expense	(97)	(79)

Income from continuing operations	153	98
Income from discontinued operations, net of income taxes	—	168

Net income	153	266
Less: noncontrolling interest in subsidiaries net income	2	—

Net income attributable to Parent Company Equity	$151	$266

Amounts attributable to Parent Company Equity:
Income from continuing operations	$151	$98
Income from discontinued operations	—	168

Net income attributable to Parent Company Equity	$151	$266

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of June 29, 2012 and September 30, 2011

(Unaudited)

	June 29,	September 30,
	2012	2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$224	$122
Accounts receivable trade, less allowance for doubtful accounts of $22 and $23, respectively	692	716
Inventories	864	772
Prepaid expenses and other current assets	182	180
Deferred income taxes	79	79

Total current assets	2,041	1,869
Property, plant and equipment, net	622	607
Goodwill	2,089	2,137
Intangible assets, net	114	127
Other assets	385	404

Total Assets	$5,251	$5,144

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and nil, respectively (see Note 7)	$—	$—
Accounts payable	361	336
Accrued and other current liabilities	519	532

Total current liabilities	880	868
Long-term debt, including allocated debt of $886 and $859, respectively (see Note 7)	901	876
Other liabilities	441	388

Total Liabilities	2,222	2,132

Commitments and contingencies (see Note 10)
Redeemable noncontrolling interest (see Note 12)	95	93

Parent Company Equity:
Parent company investment	2,584	2,430
Accumulated other comprehensive income	350	489

Total Parent Company Equity	2,934	2,919

Total Liabilities, Redeemable Noncontrolling Interest and Parent Company Equity	$5,251	$5,144

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income attributable to Parent Company Equity	$151	$266
Noncontrolling interest in subsidiaries net income	2	—
Income from discontinued operations, net of income taxes	—	(168)

Income from continuing operations	153	98
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	62	50
Goodwill impairment	—	35
Deferred income taxes	97	79
Provision for losses on accounts receivable and inventory	8	1
Other non-cash items	14	9
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	—	(37)
Inventories	(141)	(103)
Prepaid expenses and other current assets	(1)	(19)
Accounts payable	42	35
Accrued and other liabilities	(14)	(23)
Income taxes payable	(28)	(44)
Deferred revenue	2	7
Other	(25)	(17)

Net cash provided by operating activities	169	71

Net cash used in discontinued operating activities	—	(11)

Cash Flows From Investing Activities:
Capital expenditures	(86)	(52)
Proceeds from sale of fixed assets	5	3
Acquisition of businesses, net of cash acquired	—	(7)
Other	3	4

Net cash used in investing activities	(78)	(52)

Net cash provided by discontinued investing activities	—	259

Cash Flows From Financing Activities:
Repayments of long-term debt	(1)	2
Allocated debt activity	27	26
Change in due to (from) Tyco and affiliates	(2)	(70)
Change in parent company investment	(10)	(261)
Transfers from discontinued operations	—	248

Net cash used in financing activities	14	(55)

Net cash used in discontinued financing activities		(248)

Effect of currency translation on cash	(3)	7
Net increase (decrease) in cash and cash equivalents	102	(29)
Cash and cash equivalents at beginning of year	122	146

Cash and cash equivalents at end of year	$224	$117

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$2,050	$587	$2,637
Comprehensive income:
Net income attributable to Parent Company Equity	266		266
Currency translation		87	87
Retirement plans		1	1

Total comprehensive income			354
Net transfers to Parent	(277)		(277)

Balance as of June 24, 2011	$2,039	$675	$2,714

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$2,430	$489	$2,919
Comprehensive income:
Net income attributable to Parent Company Equity	151		151
Currency translation		(140)	(140)
Retirement plans		1	1

Total comprehensive income			12
Net transfers from Parent	3		3

Balance as of June 29, 2012	$2,584	$350	$2,934

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Spin-Off/ Merger—On September 19, 2011, Tyco International Ltd. announced that its Board of Directors approved a plan to separate Tyco International Ltd. (“Tyco” or “Parent”) into three separate, publicly traded companies (the “Spin-Off”), identifying Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International (the “Company” or “Flow Control”), as one of those three companies. On March 28, 2012, Tyco announced that it entered into a definitive agreement to combine the Company with Pentair, Inc. (“Pentair”) in a tax-free, all-stock merger (“the Merger”), immediately following the spin-off of the flow control business. Upon completion of the Merger, which has been unanimously approved by the Boards of both companies, Tyco shareholders are expected to own approximately 52.5% of the combined company and Pentair shareholders are expected to own approximately 47.5%.

Completion of the separation transactions, including the Merger, is subject to the approval of the distributions by Tyco shareholders, the approval of the Merger by Pentair shareholders, regulatory approvals and customary closing conditions. The distributions, the merger and related transactions are collectively referred to herein as the “2012 Separation”. The Spin-Off is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the flow control business. Upon completion of the Spin-Off, Tyco Flow Control International Ltd. will become the publicly traded company holding all of the Flow Control and Pentair assets.

Basis of Presentation—The Combined Financial Statements include the operations, assets and liabilities of Tyco Flow Control International Ltd., the entity that will be used to effect the separation from Tyco. The Combined Financial Statements also include the combined operations, assets and liabilities of the Flow Control Business of Tyco which are comprised of the legal entities that will be owned by Tyco Flow Control International Ltd. at the time of the Spin-Off. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. General corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or amounts that will be incurred by the Company in the future. Note 7 (“Debt”) provides further information regarding debt related allocations and Note 8 (“Related Party Transactions”) provides further information regarding allocated expenses.

References in the notes to the Combined Financial Statements to 2012 and 2011 are to the Company’s nine month fiscal periods ended June 29, 2012 and June 24, 2011, respectively, unless otherwise indicated.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week year, whereas fiscal year 2011 was a 53-week year.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent, that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

2. DIVESTITURES

The Company has continued to assess the strategic fit of its various businesses and has pursued divestiture of certain businesses which do not align with its long-term strategy.

Divestitures

Fiscal Years 2012 and 2011

During the third quarter of fiscal 2012, the Company sold assets of its Thermal Control Germany business. The sale was completed for approximately $1 million in cash proceeds and a pre-tax loss of $6 million was recorded in restructuring, asset impairments and divestiture charges (gain), net in the Company’s Combined Statements of Operations.

The Company did not dispose of any businesses during the nine months ended June 24, 2011.

Discontinued Operations

Fiscal Year 2012

During the nine months ended June 29, 2012, there were no businesses which met the criteria to be presented as discontinued operations.

Fiscal Year 2011

On September 30, 2010, the Company sold its European water business, which was part of the Company’s Water and Environmental systems business. The sale was completed for approximately $264 million in cash proceeds, net of $7 million of cash divested on sale, and a pre-tax gain of $171 million was recorded, which was largely exempt from tax. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statement of Operations.

Net revenue, pre-tax loss from discontinued operations, pre-tax income on sale of discontinued operations, income tax benefit and income from discontinued operations, net of income taxes are as follows ($ millions):

For the Nine Months Ended
June 24, 2011
Net revenue	$3

Pre-tax loss from discontinued operations	$(5)
Pre-tax income on sale of discontinued operations	171
Income tax benefit	2

Income from discontinued operations, net of income taxes	$168

There were no material pending divestitures as of June 29, 2012 and September 30, 2011.

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES, NET

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs as described below.

The Company recorded restructuring and asset impairment charges, net by program and classified these in the Combined Statement of Operations as follows ($ in millions):

	For the Nine Months Ended June 29, 2012	For the Nine Months Ended June 24, 2011
2012 actions	$13	$—
2011 program	—	8
2009 program	—	—

Total restructuring and asset impairmencharges, net	$13	$8

Charges reflected in selling, general and administrative (“SG&A”)	$—	$(1)
Charges reflected in restructuring, asset impairment and divestiture charges, net	$13	$9

2012 Actions

Restructuring and asset impairment charges, net, during the nine months ended June 29, 2012 are as follows ($ in millions):

	For the Nine Months Ended June 29, 2012
	Employee Severance and Benefits	Facility and Other Charges	Total
Valves & Controls	$1	$1	$2
Thermal Controls	1	—	1
Water & Environmental Systems	6	4	10

Total	$8	$5	$13

The rollforward of the reserves from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$—
Charges	13
Utilization	(3)

Balance as of June 29, 2012	$10

2011 Program

Restructuring and asset impairment charges, net, during the nine months ended June 29, 2012 and June 24, 2011 are as follows ($ in millions):

	For the Nine Months Ended June 29, 2012
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
Valves & Controls	$—	$1	$1
Thermal Controls	(1)	—	(1)

Total	$(1)	$1	$—

	For the Nine Months Ended June 24, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$2	$2	$(1)	$3
Thermal Controls	2	—	—	2
Water & Environmental Systems	3	—	—	3

Total	$7	$2	$(1)	$8

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2011 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$3	$4	$(1)	$6
Thermal Controls	1	—	—	1
Water & Environmental Systems	4	—	—	4

Total	$8	$4	$(1)	$11

The rollforward of the reserves from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$6
Charges	1
Reversals	(1)
Utilization	(2)

Balance as of June 29, 2012	$4

2009 Program

The Company continues to maintain restructuring reserves related to the 2009 program. The total amount of these reserves were $1 million and $2 million as of June 29, 2012 and September 30, 2011, respectively. Restructuring charges during the nine months ended June 29, 2012 and June 24, 2011 were immaterial. The decrease in the reserves is primarily due to cash utilization of $1 million.

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$15	$11	$—	$(1)	$25
Thermal Controls	5	1	—	—	6
Water & Environmental Systems	5	2	—	—	7
Corporate	5	(3)	4	—	6

Total	$30	$11	$4	$(1)	$44

Total Restructuring Reserves

As of June 29, 2012 and September 30, 2011, restructuring reserves related to all programs were included in the Company’s Combined Balance Sheets as follows ($ in millions):

	As of June 29, 2012	As of September 30, 2011
Accrued and other current liabilities	$15	$8

4. ACQUISITIONS

Fiscal Year 2012

During the nine months ended June 29, 2012, there were no acquisitions made by the Company.

Fiscal Year 2011

During the nine months ended June 24, 2011, cash paid for acquisitions included in continuing operations totaled $7 million. The acquisition of Supavac was made by the Company’s Water and Environmental segment. Supavac is a leading manufacturer of vacuum loading solids pumps for management of concentrates and residues.

5. INCOME TAXES

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as included in many of Tyco’s tax filings for non-U.S. jurisdictions. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco. Additionally, the carve-out financial statements reflect the Company as having the same historic structure of Tyco as a Swiss based company. At the time of the proposed Spin-Off, the Company will be Swiss domiciled. The Separate Return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented.

Tyco Flow Control International Ltd. a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Tyco Flow Control International Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2004—2011
Canada	2002—2011
France	2008—2011
Germany	1998—2011
Italy	2004—2011
Switzerland	2002—2011
United States	1997—2011

The unrecognized tax benefits were reduced by $5 million during the nine months ended June 29, 2012, primarily as a result of audit settlements. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

At each balance sheet date, management evaluates whether it is more likely than not that the Company’s deferred tax assets will be realized and if sufficient future taxable income will be available by assessing current period and projected operating results and other pertinent data. As of June 29, 2012, the Company had recorded deferred tax assets of $127 million, which is comprised of $429 million of gross deferred tax assets net of $302 million valuation allowances.

Undistributed Earnings of Subsidiaries

Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Tax Sharing Agreement and Other Income Tax Matters

In connection with Tyco Flow Control International Ltd.’s separation from Tyco, Tyco Flow Control International Ltd. expects to enter into a tax sharing agreement with Tyco and The ADT Corporation (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain pre-Distribution tax liabilities, including Tyco’s obligations under the tax sharing agreement that Tyco, Covidien Public Limited Company (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). Tyco Flow Control International Ltd. expects that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control International Ltd., Tyco and The ADT Corporation will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”).

In the event the Distribution, the spin-off of The ADT Corporation, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, the party responsible for such failure would be responsible for all taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the spin-off of The ADT Corporation, or any internal transaction is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, then Tyco Flow Control International Ltd., The ADT Corporation and Tyco would be responsible for any Distribution Taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of these Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control International Ltd., 27.5% by The ADT Corporation and 52.5% by Tyco. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco Flow Control International Ltd. could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco Flow Control International Ltd. may be obligated to pay amounts in excess of our agreed-upon share of its, Tyco’s and The ADT Corporation’s tax liabilities.

6. GOODWILL AND INTANGIBLE ASSETS

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization.

In the first quarter of 2011, the Company changed its reporting units of its Water & Environmental Systems segment. As a result, the Company assessed the recoverability of the long-lived assets of each of the segment’s two reporting units. The Company concluded that the carrying amounts of its long-lived assets were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units of our Water & Environmental Systems segment.

To perform the first step of the goodwill impairment test, the Company compared the carrying amounts of the reporting units to their estimated fair values. Fair value for each reporting unit was determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital of market participants. The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in the Systems reporting unit only, as the carrying amount of the reporting unit exceeded its respective fair value. As a result, the Company performed the second step of the goodwill impairment test for this reporting unit by comparing the implied fair value of reporting unit goodwill with the carrying amount of the reporting unit’s goodwill. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for the Systems reporting unit. Accordingly, the Company recorded a non-cash impairment charge of $35 million which was recorded in goodwill impairment in the Company’s Combined Statement of Operations for the nine months ended June 24, 2011.

The changes in the carrying amount of goodwill by segment are as follows ($ in millions):

	As of September 30, 2011	Acquisitions/ Purchase Accounting Adjustments	Divestitures	Currency Translation	As of June 29, 2012
Valves & Controls
Gross Goodwill	$1,545	$(1)	—	$(33)	$1,511
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	1,545	(1)	—	(33)	1,511

Thermal Controls
Gross Goodwill	313	—	(1)	(7)	305
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	313	—	(1)	(7)	305

Water & Environmental Systems
Gross Goodwill	314	—	—	(6)	308
Impairments	(35)	—	—	—	(35)

Carrying Amount of Goodwill	279	—	—	(6)	273

Total
Gross Goodwill	2,172	(1)	(1)	(46)	2,124
Impairments	(35)	—	—	—	(35)

Carrying Amount of Goodwill	$2,137	$(1)	$(1)	$(46)	$2,089

	As of September 24, 2010	Acquisitions/ Purchase Accounting Adjustments	Impairments	Divestitures	Currency Translation	As of September 30, 2011
Valves & Controls
Gross Goodwill	$1,281	$249	$—	$—	$15	$1,545
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	1,281	249	—	—	15	1,545

Thermal Controls
Gross Goodwill	307	—	—	—	6	313
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	307	—	—	—	6	313

Water & Environmental Systems
Gross Goodwill	320	3	—	(14)	5	314
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	320	3	(35)	(14)	5	279

Total
Gross Goodwill	1,908	252	—	(14)	26	2,172
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	$1,908	$252	$(35)	$(14)	$26	$2,137

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of June 29, 2012 and September 30, 2011.

	June 29, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$85	$14	$87	$5
Intellectual property	74	37	89	50
Other	6	5	6	5

Total	$165	$56	$182	$60

Non-Amortizable	$5		$5

Intangible asset amortization expense for the nine months ended June 29, 2012 and June 24, 2011 was $11 million and $3 million, respectively. As of June 29, 2012, the weighted-average amortization period for contracts and related customer relationships, intellectual property, other and total intangible assets were 11 years, 27 years, 26 years and 17 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $3 million for the remainder of 2012, $11 million for 2013, $10 million for 2014, $10 million for 2015, $10 million for 2016 and $65 million for 2017 and thereafter.

7. DEBT

Debt as of June 29, 2012 and September 30, 2011 is as follows ($ in millions):

	June 29, 2012	September 30, 2011
Current maturities of long-term debt:
Allocated debt	$—	$—

Long-term debt:
Allocated debt	886	859
Capital lease obligations	15	17

Total long-term debt	901	876

Total debt	$901	$876

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the nine months ended June 29, 2012 and June 24, 2011, Tyco has allocated to the Company interest expense of $37 million and $34 million, respectively. The fair value of the Company’s allocated debt was $1,049 million and $996 million as of June 29, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company or an affiliate expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued may materially differ from the amounts presented herein.

8. RELATED PARTY TRANSACTIONS

Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, divestitures, investments and various allocations from Tyco.

Trade Activity—Accounts receivable includes $2 million and $3 million of receivables from Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively. These amounts primarily relate to sales of certain products which totaled $8 million and $14 million for the nine months ended June 29, 2012 and June 24, 2011, respectively, and associated cost of revenue of $6 million and $11 million for the nine months ended June 29, 2012 and June 24, 2011, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other assets include $114 million and $122 million of receivables from Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $32 million of payables to Tyco affiliates as of both June 29, 2012 and September 30, 2011, respectively. Other liabilities include $31 million and $41 million of payables to Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Accrued and other current liabilities include $13 million and $11 million of payables to Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively.

Interest Income, Net—The Company recognized nil and $1 million of interest expense and $5 million and $4 million of interest income associated with the lending arrangements with Tyco affiliates for the nine months ended June 29, 2012 and June 24, 2011, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 7 (“Debt”) provides further information regarding these allocations.

Insurable Liabilities—In fiscal year 2011 and fiscal year 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $5 million and $7 million for the nine months ended June 29, 2012 and June 24, 2011, respectively. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

The Company maintains liabilities related to workers’ compensation, property, product, general and auto liabilities. As of June 29, 2012 and September 30, 2011, the Company had recorded $5 million and $5 million, respectively, in accrued and other current liabilities and $15 million and $16 million, respectively, in other liabilities in the Combined Balance Sheets with offsetting insurance assets of the same amount due from Tyco.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the nine months ended June 29, 2012 and June 24, 2011, the Company was allocated $34 million and $41 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

Management believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company or the amounts that will be incurred by the Company in the future. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

9. FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of June 29, 2012. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 7 (“Debt”) for the information relating to the fair value of debt.

10. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is involved in environmental remediation and legal proceedings related to its current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller). The Company is responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation and at some of these sites its liability is considered de minimis. The Company has received notification from the U.S. Environmental Protection Agency (“EPA”), and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by the Company, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where the Company has been identified as a potentially responsible party under U.S. federal, state and/or non-U.S. environmental laws and regulations.

The Company’s accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In the Company’s opinion, the total amount accrued is appropriate based on facts and circumstances as currently known. Based upon the Company’s experience, current information regarding known contingencies and applicable laws, the Company concluded that it is probable that it would incur remedial costs in the range of approximately $10 million to $33 million as of June 29, 2012. As of June 29, 2012, the Company concluded that the best estimate within this range is approximately $14 million, of which $9 million is included in accrued and other current liabilities and $5 million is included in other liabilities in the Combined Balance Sheet. The Company does not anticipate that these environmental conditions will have a material adverse effect on its combined financial position, results of operations or cash flows. However, unknown conditions or new details about existing conditions may give rise to environmental liabilities that could have a material adverse effect on the Company in the future.

Asbestos Matters

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third-parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company’s strategy has been to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future.

As of June 29, 2012, there were approximately 1,600 lawsuits pending against the Company, its subsidiaries or entities for which the Company had assumed responsibility. Each lawsuit typically includes several claims, and the Company has approximately 2,200 claims outstanding as of June 29, 2012. This amount is not adjusted for claims that are not actively being prosecuted, identified incorrect defendants, or duplicated other actions, which would ultimately reflect the Company’s current estimate of the number of viable claims made against it, its affiliates, or entities for which it has assumed responsibility in connection with acquisitions or divestitures.

Annually, during the Company’s third quarter, the Company performs an analysis with the assistance of outside counsel and other experts to update its estimated asbestos-related assets and liabilities. In addition, on a quarterly basis, the Company re-evaluates the assumptions used to perform the annual analysis and records an expense as necessary to reflect changes in its estimated liability and related insurance asset. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company’s historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed. The Company’s legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made in the future during a defined period of time (the look-forward period). As part of the Company’s annual valuation process in the third quarter of fiscal 2012, the Company determined that a look-back period of three years was more appropriate than a five-year period because the Company has experienced a higher and more consistent level of claims activity and settlement costs in the past three years. As a result, the Company believes a three year look-back period is more representative of future claim and settlement activity than the five year period it previously used. The Company also revised its look-forward period from seven years to fifteen years. The Company’s decision to revise its look-forward period was primarily based on improvements in the consistency of observable data and the Company’s more extensive experience with asbestos claims since the look-forward period was originally established in 2005. The Company believes it can make a more reliable estimate of pending and future claims beyond seven years. The Company believes valuation of pending claims and future claims to be filed over the next fifteen years produces a reasonable estimate of its asbestos liability, which it records in the consolidated financial statements on an undiscounted basis.

The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, and the solvency and creditworthiness of insurers.

As a result of the activity described above, the Company recorded a net charge of $13 million during the quarter ended June 29, 2012. As of June 29, 2012, the Company’s estimated net liability of $12 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $76 million, and separately as an asset for insurance recoveries of $64 million. Similarly, as of September 30, 2011, the Company’s estimated net liability of $3 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $27 million, and separately as an asset for insurance recoveries of $24 million.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company’s strategies for resolving its asbestos claims and currently available information as well as estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company’s liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s calculations vary significantly from actual results.

Income Tax Matters

As discussed above in Note 5 (“Income Taxes”), the 2012 Tax Sharing Agreement will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax

Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $406 million as of June 29, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which may occur as soon as within the next three months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement. To the extent Tyco Flow Control International Ltd., is responsible for any Shared Tax Liability or Distribution Tax, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Compliance Matters

As disclosed in Tyco’s periodic filings, Tyco has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of the Company) in recent years. Tyco has reported to the Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that Tyco has taken in response to these and other allegations and Tyco’s internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”). Tyco has continued to investigate and make periodic progress reports to these agencies regarding Tyco’s compliance efforts and Tyco’s follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of Tyco’s ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of the Company. These discussions remain ongoing. The Company has recorded its best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and the Company may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which may have a material adverse effect on its financial position, results of operations or cash flows.

In addition to the matters described above, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising out of the normal conduct of its business. These matters generally relate to disputes arising out of the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s Combined Financial Statements. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial statements.

11. RETIREMENT PLANS

Defined Benefit Pension Plans—The Company sponsors a number of retirement plans. The following disclosures exclude the impact of plans which are not material individually and in the aggregate. The net periodic benefit cost for the Company’s material U.S. defined pension plans were not material for the nine months ended June 29, 2012 and June 24, 2011.

The following disclosure pertains to the Company’s material non-U.S. defined benefit pension plans. The net periodic benefit cost for the Company’s material non-U.S. defined pension plans is as follows ($ in millions):

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Service cost	$3	$3
Interest cost	10	9
Expected return on plan assets	(10)	(9)
Amortization of net actuarial loss	1	1
Settlement gain recognized..	—	(1)

Net periodic benefit cost	$4	$3

The estimated net actuarial loss for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $2 million.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in fiscal year 2012 of $15 million for non-U.S. plans. During the nine months ended June 29, 2012, the Company made required contributions of $13 million to its non-U.S. pension plans.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

12. REDEEMABLE NONCONTROLLING INTEREST

Noncontrolling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company’s Combined Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest’s share of net income or loss or its redemption value.

Redeemable noncontrolling interest primarily relates to the Company’s acquisition of a 75% ownership interest in KEF Holdings Ltd. (“KEF”) in the fourth quarter of fiscal 2011. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, the Company and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for the Company to acquire the remaining 25% ownership which becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011.

The rollforward of redeemable noncontrolling interest from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$93
Net loss	(3)
Adjustments to redemption value	5

Balance as of June 29, 2012	$95

13. SHARE PLANS

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.6 million, of which 0.3 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.40, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.46%, an expected annual dividend per share of $1.00 and an expected option life of 5.7 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.7 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $9.05, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.22%, an expected annual dividend per share of $0.84 and an expected option life of 5.1 years.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 24, 2010	$652	$(65)	$587
Pre-tax current period change	213	1	214
Divestiture of businesses	(126)	—	(126)

Balance as of June 24, 2011	$739	$(64)	$675

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 30, 2011	$556	$(67)	$489
Pre-tax current period change	(140)	1	(139)

Balance as of June 29, 2012	$416	$(66)	$350

(1)

During the nine months ended June 29, 2012 and June 24, 2011, nil and $126 million of cumulative translation gain, respectively, were transferred from currency translation adjustments as a result of the sale of non-U.S. entities. Of these amounts, nil and $126 million, respectively, are included in income from discontinued operations, net of income taxes in the Combined Statements of Operations.

Other

The Company had $1.0 billion and $1.2 billion of intercompany loans designated as permanent in nature as of June 29, 2012 and September 30, 2011, respectively. For the nine months ended June 29, 2012 and June 24, 2011, the Company recorded a $20 million cumulative translation loss and an $87 million cumulative translation gain, respectively, through accumulated other comprehensive income related to these loans.

15. COMBINED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. The Company, from time to time, may realign businesses and management responsibility within its operating segments based on considerations such as opportunity for market or operating synergies and/or to more fully leverage existing capabilities and enhance development for future products and services. Selected information by segment is presented in the following tables ($ in millions):

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Net revenue (1)
Valves & Controls	$1,771	$1,552
Thermal Controls	612	517
Water & Environmental Systems	524	495

Net revenue	$2,907	$2,564

(1)	Revenue by operating segment excludes intercompany transactions. No single customer represents more than 10% of net revenue.

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Operating income (loss)
Valves & Controls	$224	$184
Thermal Controls	99	78
Water & Environmental Systems (1)	33	3
Corporate	(77)	(61)

Operating income	$279	$204

(1)	Operating income includes a goodwill impairment charge of $35 million for the nine months ended June 24, 2011.

16. INVENTORY

Inventories consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Purchased materials and manufactured parts	$392	$347
Work in process	136	130
Finished goods	336	295

Inventories	$864	$772

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

17. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Land	$96	$97
Buildings and leasehold improvements	325	346
Machinery and equipment	863	860
Property under capital leases(1)	1	2
Construction in progress	74	41
Accumulated depreciation(2)	(737)	(739)

Property, plant and equipment, net	$622	$607

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was nil and $1 million as of June 29, 2012 and September 30, 2011.

18. GUARANTEES

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with the Spin-Off. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to reasonably estimate the potential liability due to the inchoate and unknown nature of these potential liabilities. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

The changes in the carrying amount of the Company’s warranty accrual from September 30, 2011 to June 29, 2012 were as follows ($ in millions):

Balance as of September 30, 2011	$18
Warranties issued	5
Change in estimates	(1)
Settlements	(4)
Currency translation adjustment	(1)

Balance as of June 29, 2012	$17

19. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the time it issued its financial statements on August 17, 2012.

Exhibit 99.2

SUMMARY HISTORICAL COMBINED AND UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL DATA

The following table sets forth a summary of our selected combined financial and other operating data. The historical selected combined financial and other operating data have been prepared to include the financial data of The ADT Corporation combined with all of Tyco’s residential and small business security business in the United States and Canada, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. The summary results of operations data for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the summary balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. included elsewhere in this Information Statement, which have been prepared in accordance with generally accepted accounting principles in the United States, or “GAAP.” The results of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the summary balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation combined with the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. included elsewhere in this Information Statement. The summary balance sheet data as of June 24, 2011 and September 25, 2009 are derived from the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are not included in this Information Statement. The unaudited financial statements have been prepared on the same basis as the audited financial statements and in our opinion include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of our results of operations and financial position for these periods and as of such dates. We have a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were 52-week years, while fiscal year 2011 was a 53-week year.

This summary financial and other operating data should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this Information Statement.

The following table also presents summary unaudited pro forma condensed combined financial data. The pro forma adjustments give effect to the spin-off and the related transactions, as described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations for the nine months ended June 29, 2012 and the fiscal year ended September 30, 2011 give effect to the spin-off and related transactions as if they had occurred on September 25, 2010, the first day of fiscal year 2011. The unaudited pro forma condensed combined balance sheet as of June 29, 2012 gives effect to the spin-off and related transactions as if they had occurred on June 29, 2012. These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•

the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco’s residential and small business security business in the United States and Canada;

•	the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment;

•	the post-Distribution capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements; and

•

the execution of the ADT Separation and Distribution Agreement, 2012 Tax Sharing Agreement, Transition Services Agreement and other agreements described under “Certain Relationships and Related Party Transactions – Agreements with Tyco.”

3

For a more complete explanation see “Unaudited Pro Forma Condensed Combined Financial Data” presented elsewhere in this Information Statement.

Our historical combined financial data and pro forma condensed combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly-traded entity during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	Nine Months Ended			Fiscal Year Ended
	June 29, 2012	June 29, 2012(1)(2)	June 24, 2011(2)	September 30, 2011	September 30, 2011(2)	September 24, 2010(2)	September 25, 2009(2)
	($ in millions, except as otherwise indicated)
	Pro Forma	Historical		Pro Forma	Historical
Summary Statement of Operations Data:
Revenue	$2,416	$2,416	$2,316	$3,110	$3,110	$2,591	$2,248
Operating income	555	555	515	693	693	504	474
Net income	313	300	283	394	376	239	243

Summary Balance Sheet Data:
Total assets	$9,683	$8,880	$8,763		$8,739	$8,692	$6,074
Long-term debt(3)	2,525	1,537	1,556		1,506	1,326	1,095
Total liabilities(3)	4,551	3,592	3,631		3,508	3,526	2,588
Total parent company equity	5,132	5,288	5,132		5,231	5,166	3,486

Summary Cash Flow Data:
Net cash provided by operating activities		$1,131	$1,043		$1,439	$1,070	$981
Net cash used in investing activities		(815)	(663)		(909)	(1,250)	(740)
Net cash (used in) provided by financing activities		(381)	(400)		(548)	230	(259)

Combined Other Operating Data:
Ending number of customers (thousands)(4)		6,447	6,360		6,351	6,285	4,753
Gross customer additions (thousands)(4)		877	798		1,088	1,025	971
Customer attrition rate (percent)(5)		13.5%	12.9%		13.0%	13.3%	14.3%
ARPU (dollars)(6)		$38.36	$37.01		$37.24	$36.10	$35.92
EBITDA(7)		$1,194	$1,124		$1,506	$1,178	$1,034
FCF (8)		$325	$387		$537	$269	$245

(1)

Results of operations and cash flow data for the nine months ended June 29, 2012 and summary balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

(2)

Operating income and net income include $39 million and $53 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Operating income and net income include $67 million, $69 million and $67 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

(3)

Long-term debt and total liabilities include $1,514 million and $1,508 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million and $1,068 million of allocated debt as of September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

(4)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Brink’s Home Security Holdings, Inc. (“Broadview Security”) in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

(5)

The customer attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue during the period based on an average of recurring revenue under contract at the beginning of each month during the period. Dealer charge-backs represent customer cancellations charged by us to dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months.

4

(6)

Average revenue per customer (“ARPU”) measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

(7)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions and amortization of dealer and other intangible assets. This “non-GAAP measure” is further described and reconciled to net income, its closest GAAP counterpart, under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Measures” beginning on page 70.

(8)

Free cash flow (“FCF”) is calculated as net cash flow provided by operating activities less capital expenditures, internally generated subscriber systems, dealer generated customer accounts and bulk account purchases. This “non-GAAP measure” is further described and reconciled to net cash flow provided by operating activities, its closest GAAP counterpart, under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Measures” beginning on page 70.

5

CAPITALIZATION

The following table presents our capitalization as of June 29, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distribution and the transactions related to the Distribution as if they occurred on June 29, 2012. This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and the “Unaudited Pro Forma Condensed Combined Financial Data” and accompanying notes included elsewhere in this Information Statement.

	As of June 29, 2012
	(unaudited) ($ in millions, except share numbers)
	Actual(1)	Pro Forma
Debt Outstanding:
Current maturities of long-term debt, including allocated debt	$1	$1
Long-term debt, including allocated debt	1,537	2,525

Parent Company Equity:
Common stock, par value $0.01 per share	—	2
Additional paid-in capital	—	5,063
Parent company investment	5,221	—
Accumulated other comprehensive income	67	67

Total Capitalization (debt plus parent company equity)	$6,826	$7,658

(1)

Balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

We have issued senior unsecured notes in an aggregate principal amount of $2.5 billion in connection with the spin-off. In addition, we have entered into a new unsecured senior revolving credit facility in the amount of $750 million, which we do not anticipate drawing upon at this time. We also expect to have approximately $300 million of cash on hand at the time of the Distribution. Shareholders’ equity assumes 229,886,974 shares of ADT common stock outstanding, based on the number of Tyco common shares outstanding on June 29, 2012 and a one for two distribution ratio.

53

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth our selected historical combined financial data. The historical selected combined financial data have been prepared to include the financial statements of The ADT Corporation combined with all of Tyco’s residential and small business security business in the United States and Canada and reflect a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the combined balance sheet data as of June 29, 2012 have been derived from the unaudited financial statements of The ADT Corporation combined with the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd which are included elsewhere in this Information Statement. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd included elsewhere in this Information Statement, which have been prepared in accordance with U.S. GAAP. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of June 24, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd which are not included in this Information Statement. The unaudited financial statements have been prepared according to U.S. GAAP on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. ADT has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial data presented below should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd, the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	Nine Months Ended		Fiscal Year Ended
	June 29, 2012(1)(2)	June 24, 2011(2)	September 30, 2011(2)	September 24, 2010(2)	September 25, 2009(2)	September 26, 2008(2)	September 28, 2007(2)
	($ in millions)
Combined Statement of Operations Data:
Revenue	$2,416	$2,316	$3,110	$2,591	$2,248	$2,190	$2,103
Operating income	555	515	693	504	474	421	398
Net income	300	283	376	239	243	222	212

Combined Balance Sheet Data:
Total assets	$8,880	$8,763	$8,739	$8,692	$6,074	$5,945	$5,914
Long-term debt(3)(4)	1,537	1,556	1,506	1,326	1,095	854	930
Total liabilities(3)	3,592	3,631	3,508	3,526	2,588	2,420	2,397
Total parent company equity	5,288	5,132	5,231	5,166	3,486	3,525	3,517

(1)

Results of operations data for the nine months ended June 29, 2012 and summary balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

(2)

Operating income and net income include $39 million and $53 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Operating income and net income include $67 million, $69 million, $67 million, $71 million and $79 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

54

(3)

Long-term debt and total liabilities include $1,514 million and $1,508 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million, $1,068 million, $825 million and $905 million of allocated debt as of September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

55

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial statements are derived from the historical financial statements of The ADT Corporation and the historical combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement, and are prepared according to GAAP. The unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2011 and for the nine months ended June 29, 2012 give effect to the spin-off and related transactions as if they had occurred on September 25, 2010, the first day of fiscal year 2011. The unaudited pro forma condensed combined balance sheet as of June 29, 2012 gives effect to the spin-off and related transactions as if they had occurred on June 29, 2012. These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•

the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco’s residential and small business security business in the United States and Canada;

•	the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment;

•	the post-spin-off capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements; and

•

the execution of the ADT Separation and Distribution Agreement, 2012 Tax Sharing Agreement, Transition Services Agreement and other agreements described under “Certain Relationships and Related Party Transactions—Agreements with Tyco.”

The unaudited pro forma condensed combined balance sheet includes an adjustment to increase the amount of deferred tax assets that are reflected in our historical combined balance sheet. These deferred tax assets will be transferred to ADT from Tyco upon separation. In addition to these deferred tax assets, ADT expects to have the ability to accelerate certain tax deductions that would allow it to minimize its cash tax rate for a period of time beyond the full utilization of the deferred tax assets. No adjustments have been made to the pro forma financial statements to reflect these amounts.

In addition, no adjustments have been included in pro forma amounts for any anticipated cost savings or other efficiencies as a result of the spin-off, or for any potential inefficiencies or increased costs that may result from the separation. However, we anticipate that, as a result of the separation of our business from the commercial security business of Tyco, we will incur additional annual operating costs in the range of $30 million to $50 million.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances. However, these pro forma adjustments are subject to change as we and Tyco finalize the terms of the spin-off and our agreements related to the spin-off.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma data is not necessarily indicative of our results of operations or financial condition had the spin-off and the related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

56

The ADT Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended June 29, 2012

(in millions, except per share data)

	Historical
	The ADT Corporation	ADT North American Residential Security Business of Tyco International Ltd.	Pro Forma Adjustments		Pro Forma
Revenue	$—	$2,416	$—		$2,416
Cost of revenue	—	1,038	—		1,038
Selling, general and administrative expenses	—	823	—		823

Operating income	—	555	—		555
Interest expense, net	(3)	(67)	(6	)(a)	(76)

Income (loss) before income taxes	(3)	488	(6)		479
Income tax benefit (expense)	1	(186)	19	(b)	(166)

Net income (loss)	$(2)	$302	$13		$313

Pro forma earnings per share from continuing operations attributable to ADT(c):
Basic					$1.35
Diluted					$1.33
Pro forma weighted-average shares outstanding(c):
Basic					232
Diluted					235

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

57

The ADT Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year Ended September 30, 2011

(in millions, except per share data)

	Historical
	The ADT Corporation	ADT North American Residential Security Business of Tyco International Ltd.	Pro Forma Adjustments		Pro Forma
Revenue	$—	$3,110	$—		$3,110
Cost of revenue	—	1,341	—		1,341
Selling, general and administrative expenses	—	1,076	—		1,076

Operating income	—	693	—		693
Interest expense, net	—	(89)	(6	)(a)	(95)

Income before income taxes	—	604	(6)		598
Income tax expense	—	(228)	24	(b)	(204)

Net income	$—	$376	$18		$394

Pro forma earnings per share from continuing operations attributable to ADT(c):
Basic					$1.66
Diluted					$1.64
Pro forma weighted-average shares outstanding (c):
Basic					237
Diluted					240

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

58

The ADT Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 29, 2012

(in millions, except per share data)

	Historical
	The ADT Corporation	ADT North American Residential Security Business of Tyco International Ltd.	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$—	$3	$297	(d)	$300
Accounts receivable trade, less allowance for doubtful accounts	—	80	—		80
Inventories	—	57	(16	)(j)	41
Prepaid expenses and other current assets	—	44	(6	)(k)	38
Deferred income taxes	—	23	—		23

Total current assets	—	207	275		482
Property and equipment, net	—	178	33	(j)	211
Subscriber system assets, net	—	1,703	—		1,703
Goodwill	—	3,396	—		3,396
Intangible assets, net	—	2,846	—		2,846
Deferred subscriber acquisition costs, net	—	454	—		454
Other assets	3	93	495	(e)(h)(i)	591

Total Assets	$3	$8,877	$803		$9,683

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	—	$1	—		1
Accounts payable	—	177	(16	)(k)	161
Accrued and other current liabilities	5	165	(12	)(k)	158
Deferred revenue	—	254	—		254

Total current liabilities	5	597	(28)		574
Long-term debt, including allocated debt	—	1,537	988	(f)(j)	2,525
Deferred subscriber acquisition revenue	—	650	—		650
Deferred tax liabilities	—	632	—		632
Other liabilities	—	171	(1	)(i)(j)(k)	170

Total Liabilities	5	3,587	959		4,551

Shareholders’ Equity:
Common shares, $0.01 par value, 1,000,000,000 authorized; 229,886,974 issued and outstanding on a pro forma basis	—	—	2	(g)	2
Additional paid in capital	—	—	5,063	(m)	5,063
Parent company investment	(2)	5,223	(252	)(l)	—
			(4,969	)(m)

Accumulated other comprehensive income	—	67	—		67

Total Shareholders’ Equity	(2)	5,290	(156)		5,132

Total Liabilities and Shareholders’ Equity	$3	$8,877	$803		$9,683

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

59

The ADT Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in millions, except per share data)

(a)	Adjusted to eliminate the interest allocated to the ADT North American Residential Security Business of Tyco International for carve-out purposes of $64 million for the nine months ended June 29, 2012 and $87 million for the year ended September 30, 2011, and to include interest expense of $67 million for the nine months ended June 29, 2012 and $89 million for the year ended September 30, 2011 on ADT’s recent issuance of $2.5 billion of fixed rate debt described in (f) below.

	For the Nine Months Ended June 29, 2012	Fiscal Year Ended September 30, 2011

Elimination of historical interest expense on debt allocated for carve out purposes described in (f) below	$(64)	$(87)

Interest expense associated with new debt raised described in (f) below	67	89

Amortization of deferred financing costs and other fees	3	4

Total pro forma adjustment to interest expense, net	$6	$6

(b)	Pro forma statement of operation adjustments have been tax effected using our pro forma effective tax rate for each tax period. The pro forma effective tax rates include the long-term tax benefit that will result from ADT’s purchase of certain intellectual property from Tyco in conjunction with the spin-off. This purchase will result in the creation of an asset for tax purposes, the amortization of which will reduce our effective tax rate over the asset’s 15 year tax life. The effective tax rate of ADT could be significantly different (either higher or lower) depending on post-spin activities.

(c)	Pro forma earnings per share from continuing operations and pro forma weighted-average shares outstanding reflect the hypothetical number of common shares we would have had outstanding if the Distribution had been completed as of June 29, 2012 and September 30, 2011, respectively, based on an expected distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco. Pro forma diluted weighted-average shares outstanding reflect potential dilution from the issuance of ADT common shares from Tyco equity plans giving effect to the distribution ratio and conversion of certain Tyco equity awards into ADT equity awards. While the actual impact on a go-forward basis will depend on various factors, including employees who may change employment from one company to another, we believe the estimate provided yields a reasonable approximation of the dilutive impact of Tyco equity plans. We expect that the actual amounts will differ from these estimates.

(d)	To adjust cash and cash equivalents as follows:

Settlement of receivables due to/from Tyco and Affiliates	$(85)
Net proceeds raised from debt issuance	2,468
Repayment of long-term portion of allocated debt and cash transactions with Tyco in connection with the separation	(2,086)

Total pro forma adjustment to cash and cash equivalents	$297

(e)	Reflects a $20 million increase to other assets related to deferred financing costs associated with ADT’s recent debt issuance of $2.5 billion.

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(f)	Reflects a $1.5 billion elimination of long-term debt that was allocated to ADT for carve out purposes. Also reflects ADT’s recent issuance of $2.5 billion of debt. The aggregate principal amount of $2.5 billion is comprised of $750 million of 2.25% notes that will mature on July 15, 2017, $1.0 billion of 3.50% notes that will mature on July 15, 2022, and $750 million of 4.875% notes that will mature on July 15, 2042.

(g)	Reflects 229,886,974 common shares at a par value of $0.01 per share. The number of common shares is based on the number of Tyco common shares outstanding on June 29, 2012 and an expected distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco.

(h)	Reflects a $37 million increase to an income tax sharing receivable, as defined by the Tax Sharing Agreement that will be entered into with Tyco. The actual amounts that ADT may be entitled to receive under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

(i)	Other assets reflects a $411 million increase to deferred tax assets for U.S. federal and state net operating loss and tax credit carryforwards that will be transferred to ADT from Tyco upon separation and a $27 million increase to deferred charges related to ADT’s purchase of certain intellectual property from Tyco in conjunction with the spin-off.

Other liabilities reflects a $56 million increase to non-current income taxes payable for certain U.S. income tax liabilities related to uncertain tax positions that will be transferred to ADT from Tyco upon separation and a $13 million increase to reflect the fair value of the ADT contractual obligation to Tyco and Tyco Flow Control under the 2012 Tax Sharing Agreement which will be entered into at the time of the spin-off.

(j)	Reflects net impact of final assignment of shared assets and liabilities between ADT and the commercial security business of Tyco as shown below:

Assets:
Inventory	$(16)
Property and equipment, net	33

Liabilities:
Other liabilities	$(7)
Long-term debt	13

(k)	Reflects a $85 million settlement of net payables due to Tyco and its affiliates as shown below:

Assets:
Prepaid expenses and other current assets	$6

Liabilities:
Accrued and other current liabilities	$(12)
Other liabilities	(63)
Accounts payable	(16)

Settlement of net payables due to Tyco and Affiliates	$(85)

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(l)	Represents a reduction to parent company investment to reflect the following:

•	the increase in debt of $1.0 billion related to our recent issuance of $2.5 billion of debt described in (f) above; and

•

the increase to non-current income taxes payable of $56 million and a $13 million increase to reflect the fair value of ADT’s contractual obligation to Tyco and Tyco Flow Control described in (i) above.

This reduction is partially offset by increases to equity to reflect the following:

•	the increase in cash and cash equivalents of $297 million due to our anticipated capital structure described in (d) above;

•	the increase of an income tax sharing receivable of $37 million described in (h) above;

•	the increase of $411 million to deferred tax assets described in (i) above;

•	the increase of $27 million to other assets described in (i) above; and

•	the increase of $20 million to other assets for deferred financing costs described in (e) above.

(m)	Represents Tyco’s net investment in ADT which was recorded as parent company investment in the historical financial statements of The ADT Corporation and the historical combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

The following information should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and the “Selected Historical Combined Financial Data” included elsewhere in this Information Statement. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

On September 19, 2011, Tyco announced its plan to spin-off its residential and small business security business in the United States and Canada into a separate independent, publicly-traded company, to be accomplished by means of a pro rata dividend to Tyco’s shareholders. Following the spin-off, Tyco shareholders will own all of the outstanding shares of ADT, and we will operate as an independent, publicly-traded company.

Prior to the spin-off, Tyco will complete the Internal Transactions as described in “Certain Relationships and Related Party Transactions—Agreements with Tyco.” Additionally, we and Tyco expect to enter into a series of agreements, including the ADT Separation and Distribution Agreement, Transition Services Agreements, 2012 Tax Sharing Agreement and certain other commercial arrangements which are also described in “Certain Relationships and Related Party Transactions—Agreements with Tyco.” Completion of the Distribution is subject to certain conditions, as described in “The Spin-Off—Spin-off Conditions and Termination.”

In connection with the transition to being a stand-alone public company, we will incur certain costs. These costs relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with obtaining our financing as a standalone company; compensation, such as modifications to certain incentive awards upon completion of the spin-off; recruiting and relocation costs associated with hiring our senior management personnel; and costs to separate information systems. In addition, we will incur certain ongoing costs including corporate overhead, debt and related interest expense as a stand-alone public company, which may differ from allocated amounts included in the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.

The combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. are directly associated with ADT’s business. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment and operating expense balances have been allocated to ADT. We used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes that such allocations are reasonable; however, they may not be indicative of the financial position, results of operations and cash flows that would have been achieved had we operated as an independent stand-alone entity for the periods presented. We anticipate that, as a result of the separation of our business from the commercial security business of Tyco, we will incur additional annual operating costs in the range of $30 million to $50 million.

In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to us. Historically, Tyco has provided services to us for certain corporate functions, however these allocations may not be indicative of the costs that will be incurred by us in the future as an independent publicly-

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traded company. See Note 7 (“Related Party Transactions”) to the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. for further information. Also, in connection with the separation, The ADT Corporation has issued third-party debt as described in the “Liquidity” discussion below. The amount of this issuance differs from the amounts allocated by Tyco which are further described in Note 6 (“Debt”) to the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.

We have a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were 52-week years, while fiscal year 2011 was a 53-week year. Fiscal year 2012 will be a 52-week year.

Business Overview

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. We currently serve more than six million customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices.

For the year ended September 30, 2011, our revenue was $3.1 billion and our operating income was $693 million. The majority of the monitoring services and a large portion of the maintenance services we provide to our customers are governed by multi-year contracts with automatic renewal provisions. This provides us with significant recurring revenue, which for the year ended September 30, 2011 was approximately 89% of our revenue. We believe that the recurring nature of the majority of our revenue enables us to continuously invest in growing our business. This includes investments in technologies to further enhance the attractiveness of our solutions to current and potential customers, to continue development and training to enable our direct sales, installation, customer service and field service personnel to more effectively deliver exceptional service to our customers, to expand our dealer and partner network and to make continued enhancements to operations efficiency.

Factors Affecting Operating Results

Our subscriber-based business requires significant upfront costs to generate new customers, which in turn provide predictable recurring revenue generated from monthly monitoring fees. In any period, our business results will be impacted by the following factors: customer additions, costs associated with adding new customers, average revenue per customer, costs related to providing services to customers and customer tenure. We manage our business to optimize these factors. We focus on investing wisely in each of our customer acquisition channels to grow our account base in a cost effective manner and generate positive future cash flows and attractive margins. We also focus on “Creating Customers for Life” by maintaining consistently high levels of customer satisfaction, which increases customer tenure and improves profitability.

Our ability to add new accounts depends on the overall demand for our solutions, which is driven by a number of external factors. Growth in our customer base can be influenced by the overall state of the housing market in the geographies we serve. A significant factor is the rate of household moves, whether involving newly constructed housing stock or existing homes. Household moves may drive a majority of new customer volume in any given period, but as household moves increase, our attrition rate also tends to increase. The overall performance of the economies in geographies in which we operate may also affect our ability to attract new customers and grow our business. Although we have not observed a noticeable impact to our financial results of

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operations during the most recent economic downturn, that does not preclude any future downturn from having a negative effect on our performance. Another external factor that affects customer additions is the perceived level of crime in the communities we serve.

Our marketing efforts are designed to direct potential customers into one of our customer acquisition channels, where we work with the potential customers to identify the most appropriate set of solutions to meet their needs. We closely monitor and manage our costs associated with on-boarding new customers. We have found that the costs do not vary significantly between direct and indirect channels. We utilize a structured customer acquisition process that is designed to produce customers with attractive characteristics, including strong credit scores and high usage of automated payment methods, which we believe results in long average customer tenure.

The monthly fees that we generate from any individual customer depend primarily on the customer’s level of service. We offer a wide range of services at various price points, from basic burglar alarm monitoring to our full suite of ADT Pulse interactive services. Our ability to increase the average revenue per customer per month depends on a number of factors, including our ability to effectively introduce and market additional features and services that increase the value of our offerings to customers, which we believe drives customers to purchase higher levels of service and supports our ability to make periodic adjustments to pricing.

We focus on keeping customer service and monitoring costs as low as possible without detracting from the high-quality service levels for which we are known and that our customers have come to expect. We believe that our ability to retain customers for longer periods of time is driven in part by our disciplined customer selection practices and our delivery of a superior customer experience.

Key Performance Measures

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years. We generate substantial recurring net operating cash flow from our customer base. In evaluating our results, we review the following key performance indicators:

Customer Growth. Growth of our customer base is crucial to drive our recurring customer revenue as well as to leverage costs of operations. To grow our customer base, we market our electronic security systems and services through national television advertisements, Internet advertising and also through a direct sales force and an authorized dealer network. The key customer metrics that we use to track customer growth are gross customer additions and ending customers. Gross customer additions are new monitored customers installed or acquired during the period.

Customer Attrition Rate. Our economic model is highly dependent on customer retention. Success in retaining customers is driven in part by our discipline in accepting new customers with favorable characteristics and by providing high quality equipment, installation, monitoring and customer service. We evaluate our customer retention based upon the recurring revenue lost resulting from customer attrition, net of dealer charge-backs and re-sales. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months, as further described under “Business—Sales and Distribution Channels.” Re-sales are inactive customer sites that are returned to active service during the period. The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

Recurring Customer Revenue. Recurring customer revenue is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers. For fiscal year 2011, recurring customer revenue represented approximately 89% of total revenue. Our other revenue, which represented the remaining

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11% of total revenue in fiscal year 2011, consists of revenue associated with sales of equipment, deferred revenue related to upfront installations fees, non-routine repair and maintenance services, customer termination charges and dealer charge-backs.

Average Revenue per Customer (ARPU). ARPU measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

Earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is a non-GAAP measure reflecting net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions, and amortization of dealer and other intangible assets. We believe EBITDA is useful to provide investors with information about operating profits, adjusted for significant non-cash items, generated from the existing customer base. We reconcile EBITDA to net income, its closest GAAP counterpart under “—Results of Operations—Non-GAAP Measures.”

Free Cash Flow (FCF). FCF is a non-GAAP measure that our management employs to measure cash that is free from any significant existing obligation and is available to service debt and make investments. The difference between net cash provided by operating activities (the most comparable GAAP measure) and FCF is cash outlays for capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. We reconcile FCF to net cash provided by operating activities under “—Results of Operations—Non-GAAP Measures.”

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Results of Operations

(in millions, except as otherwise indicated)

	Nine Months Ended		Fiscal Years Ended
	June 29, 2012(1)	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
Recurring Customer Revenue	$2,161	$2,060	$2,765	$2,282	$1,936
Other Revenue	255	256	345	309	312

Total Revenue	2,416	2,316	3,110	2,591	2,248

Operating Income	555	515	693	504	474

Interest expense, net	(70)	(68)	(89)	(106)	(81)
Income tax expense	(185)	(164)	(228)	(159)	(150)

Net income	$300	$283	$376	$239	$243

Summary Cash Flow Data:
Net cash provided by operating activities	$1,131	$1,043	$1,439	$1,070	$981
Net cash used in investing activities	(815)	(663)	(909)	(1,250)	(740)
Net cash (used in) provided by financing activities	(381)	(400)	(548)	230	(259)

Key Performance Indicators:
Ending number of customers (thousands)(2)	6,447	6,360	6,351	6,285	4,753
Gross customer additions (thousands)(2)	877	798	1,088	1,025	971
Customer attrition rate (percent)	13.5%	12.9%	13.0%	13.3%	14.3%

ARPU (dollars)	$38.36	$37.01	$37.24	$36.10	$35.92
EBITDA	$1,194	$1,124	$1,506	$1,178	$1,034
FCF	$325	$387	$537	$269	$245

(1)

The results of operations and cash flow data for the nine months ended June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

(2)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Broadview Security in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

Nine Months Ended June 29, 2012 Compared with Nine Months Ended June 24, 2011

Revenue

Revenue of $2.4 billion increased by $100 million, or 4.3%, for the nine months ended June 29, 2012 as compared with the nine months ended June 24, 2011, primarily due to the growth in recurring customer revenue, which increased by $101 million, or 4.9%. This increase was due primarily to higher ARPU as well as growth in customer accounts, net of attrition.

ARPU increased by $1.35, or 3.6%, as of June 29, 2012 compared with June 24, 2011 primarily due to planned price escalations to certain existing customers and the addition of new customers at higher monthly rates. Increased take rates on new service offerings, including ADT Pulse, contributed to the higher ARPU. ADT Pulse, which was launched during 2011, generates ARPU that, on average, is approximately $10 higher than we generate on our standard services.

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Gross customer additions were approximately 877,000 during the nine months ended June 29, 2012, reflecting customer account growth in both our direct and dealer channels. Net of attrition, our ending number of customers grew by 87,000 from June 24, 2011 to June 29, 2012. Our annualized customer attrition as of June 29, 2012 was 13.5%, compared with 12.9% as of June 24, 2011. We attribute the increase in customer attrition to higher disconnects primarily as a result of planned price escalations as well as increased customer relocations. We continue to focus on high quality service and our disciplined customer selection process in order to limit customer attrition.

Operating Income

Operating income of $555 million increased by $40 million, or 7.8%, for the nine months ended June 29, 2012 as compared with the nine months ended June 24, 2011. Operating margin was 23.0% for the nine months ended June 29, 2012 compared with 22.2% for the nine months ended June 24, 2011. The increase in operating income and operating margin was due primarily to the increase in recurring customer revenue at a higher ARPU. The improvement in operating margin was also attributable to efficiencies gained through previous restructuring actions, integration initiatives, and other cost containment activities. These favorable impacts were partially offset by an increase of approximately $33 million in selling related expenses as a result of investments to grow our business, including expansion of our internal sales force and other lead generating activities. Operating income for the nine months ended June 29, 2012 and June 24, 2011 includes integration costs related to the acquisition of Broadview Security of $12 million and $19 million, respectively.

Interest Expense, net

Net interest expense was $70 million for the nine months ended June 29, 2012 compared with $68 million for the nine months ended June 24, 2011. Included in the nine months ended June 29, 2012 was $64 million of allocated interest expense related to Tyco’s external debt, compared with $67 million for the nine months ended June 24, 2011. Also included in net interest expense for the nine months ended June 29, 2012 was approximately $3 million of financing costs incurred in connection with a bridge facility, which The ADT Corporation entered into on June 22, 2012. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance. See discussion included in “—Liquidity & Capital Resources —Liquidity”.

Income Tax Expense

Income tax expense of $185 million increased $21 million for the nine months ended June 29, 2012 as compared with the nine months ended June 24, 2011, while the effective tax rate increased to 38.1% from 36.7%. The increase in the effective tax rate was primarily due to the impact of a discrete tax benefit for the settlement of state income tax audits for the nine months ended June 24, 2011. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 30, 2011 Compared with Year Ended September 24, 2010

Revenue

Revenue of $3.1 billion increased by $519 million, or 20.0%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010, primarily due to the growth in recurring customer revenue, which increased by $483 million, or 21.2%. The increase in recurring revenue includes approximately $339 million due to the acquisition of Broadview Security in May 2010. In addition, an estimated $4 million of revenue is attributable to the additional week in fiscal year 2011. The remaining increase was primarily due to higher ARPU as well as growth in customer accounts, net of attrition.

ARPU increased by $1.14, or 3.2%, as of September 30, 2011 compared with September 24, 2010 primarily due to planned price escalations to certain existing customers. The increase in ARPU was also driven by the addition of new customers at higher monthly rates as well as increased take rates on new service offerings. Such

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offerings included the launch of ADT Pulse, which generates ARPU that, on average, is approximately $10 higher than we generate on our standard services.

Gross customer additions were approximately 1.1 million during the year ended September 30, 2011, reflecting customer account growth from all channels. Net of attrition, our ending number of customers grew by 66,000 during 2011. Our annualized customer attrition as of September 30, 2011 was 13.0% compared with 13.3% as of September 24, 2010. We attribute the reduction in customer attrition to our disciplined customer selection process and our continued focus on high quality service.

Operating Income

Operating income of $693 million increased by $189 million, or 37.5%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010. Operating margin was 22.3% for the year ended September 30, 2011 compared with 19.5% for the year ended September 24, 2010. Operating income and operating margin for the year ended September 30, 2011 were favorably impacted by the increase in recurring customer revenue at a higher ARPU and synergies achieved from the integration of Broadview Security.

During fiscal year 2011, we continued to integrate Broadview Security, which resulted in synergies related to the elimination of redundant facilities, headcount and marketing costs. We estimate these synergies contributed approximately $102 million of operating income benefit for the year ended September 30, 2011, compared with $30 million for the prior year. To achieve these synergies, we incurred $28 million of integration costs for the year ended September 30, 2011, compared with $18 million of integration costs and $17 million of acquisition costs for the prior year.

In addition, for the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with nil in the year ended September 30, 2011. Lastly, operating income was unfavorably impacted by approximately $5 million due to the 53rd week in fiscal year 2011.

Interest Expense, net

Net interest expense was $89 million for the year ended September 30, 2011 as compared with $106 million for the year ended September 24, 2010. Included in the year ended September 30, 2011 was $87 million of allocated interest expense related to Tyco’s external debt compared with $102 million for the year ended September 24, 2010.

Income Tax Expense

Income tax expense of $228 million increased $69 million for the year ended September 30, 2011 as compared with the year ended September 24, 2010, while the effective tax rate decreased to 37.7% from 39.9%. The increase in the tax expense is primarily related to an increase in pre-tax income of $206 million, while the decrease in the effective tax rate for the year ended September 30, 2011 was primarily the result of a decrease in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 24, 2010 Compared with Year Ended September 25, 2009

Revenue

Revenue of $2.6 billion increased by $343 million, or 15.3%, during the year ended September 24, 2010 as compared with the year ended September 25, 2009, primarily due to the growth in recurring customer revenue, which increased by $346 million, or 17.9%. The increase includes approximately $193 million due to the acquisition of Broadview Security in May 2010. The remaining increase is due to higher ARPU and growth in customer accounts, net of attrition.

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ARPU increased by $0.18, or 0.5%, as of September 24, 2010 compared with September 25, 2009 primarily due to planned price escalations and the addition of new customers at higher monthly rates. Excluding the Broadview Security acquisition, gross customer additions were approximately 1.0 million during 2010 reflecting customer account growth from all channels. In addition, we acquired approximately 1.4 million customer accounts in connection with the acquisition of Broadview Security.

Net of attrition and the customer accounts acquired in connection with the acquisition of Broadview Security, our ending number of customers grew by 174,000 during 2010. Our annualized customer attrition rate as of September 24, 2010 was 13.3% compared with 14.3% as of September 25, 2009. We attribute the reduction in customer attrition to our disciplined customer selection process, our continued focus on high quality service and the creation of our “Customer Experience” team to ensure that each customer touch point is measured and improved upon, which was a best practice adopted from Broadview Security.

Operating Income

Operating income of $504 million increased by $30 million, or 6.3%, for the year ended September 24, 2010 as compared with the year ended September 25, 2009. Operating margin was 19.5% for the year ended September 24, 2010 compared with 21.1% for the year ended September 25, 2009. Operating income for the year ended September 24, 2010 was favorably impacted by the increase in recurring customer revenue, offset by incremental costs associated with the Broadview Security acquisition, which also contributed to the decrease in operating margin in 2010.

For the year ended September 24, 2010, we incurred approximately $35 million of Broadview Security acquisition and integration costs. In addition, approximately $187 million of Broadview Security operating costs are included in the year ended September 24, 2010, of which $73 million relates to depreciation of subscriber system assets and amortization of dealer and other intangible assets.

For the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with $6 million for the prior year related to facility exit costs and work-force reductions to improve operating efficiencies.

Interest Expense, net

Net interest expense was $106 million for the year ended September 24, 2010 as compared with $81 million for the year ended September 25, 2009. Included in the year ended September 24, 2010 was $102 million of allocated interest expense related to Tyco’s external debt compared with $78 million for the year ended September 25, 2009.

Income Tax Expense

Income tax expense of $159 million increased $9 million for the year ended September 24, 2010 as compared with the year ended September 25, 2009, while the effective tax rate increased to 39.9% from 38.2%. The increase in the effective income tax rate for the year ended September 30, 2010 was primarily the result of an increase in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Non-GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by GAAP, we also disclose non-GAAP measures which management believes provide useful information to investors. These measures consist of EBITDA and FCF. These measures are not financial measures under GAAP and should not be considered as substitutes for net income, operating profit, cash from operating activities or any

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other operating performance measure calculated in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. We use EBITDA to measure the operational strength and performance of our business. We use FCF as an additional performance measure of our ability to service debt and make investments. These measures, or measures that are based on them, may be used as components in our incentive compensation plans.

We believe EBITDA is useful because it measures our success in acquiring, retaining and servicing our customer base and our ability to generate and grow our recurring revenue while providing a high level of customer service in a cost-effective manner. EBITDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structure. Because EBITDA excludes interest expense, it does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA also excludes depreciation and amortization, which eliminates the impact of non-cash charges related to capital investments. Depreciation and amortization includes depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with subscriber acquisitions and amortization of dealer and other intangible assets.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is defined as cash from operations less cash outlays related to capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses.

Furthermore, FCF adjusts for cash items that are ultimately within management’s and the board of directors’ discretion to direct and therefore may imply that there is less or more cash that is available for our programs than the most comparable GAAP measure. This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

The tables below reconcile EBITDA to net income and FCF to cash flows from operating activities. The results of operations and cash flow data for the nine months ended June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

EBITDA

	Nine Months Ended		Years Ended
(in millions)	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
EBITDA	$1,194	$1,124	$1,506	$1,178	$1,034
Interest expense, net	(70)	(68)	(89)	(106)	(81)
Income tax expense	(185)	(164)	(228)	(159)	(150)
Depreciation and Amortization	(728)	(694)	(927)	(785)	(671)
Amortization of Deferred Revenue	89	85	114	111	111

Net income	$300	$283	$376	$239	$243

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EBITDA of $1.2 billion increased $70 million, or 6.2%, for the nine months ended June 29, 2012, as compared with the same period of the prior year. The increase was primarily due to higher operating income from growth in our recurring customer revenue and associated higher margins.

EBITDA of $1.5 billion increased $328 million, or 27.8%, for the year ended September 30, 2011, as compared with the prior year. The increase was primarily due to growth in our higher margin recurring customer base and incremental revenue from new service offerings, including ADT Pulse, which we launched in fiscal year 2011.

EBITDA of $1.2 billion increased $144 million, or 13.9%, for the year ended September 24, 2010, as compared with the prior year. The increase was primarily due to higher operating income from growth in our recurring customer revenue and associated higher margins, offset by incremental Broadview Security acquisition and integration costs.

FCF

	Nine Months Ended		Years Ended
(in millions)	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
FCF	$325	$387	$537	$269	$245
Dealer generated customer accounts and bulk account purchases	494	425	581	532	511
Subscriber system assets	268	211	290	247	189
Capital expenditures	44	20	31	22	36

Net cash provided by operating activities	$1,131	$1,043	$1,439	$1,070	$981

For the nine months ended June 29, 2012, FCF decreased $62 million compared with the nine months ended June 24, 2011. This decrease was primarily due to higher cash spend on dealer generated customer accounts and bulk account purchases of $69 million and higher investments in internally generated subscriber systems and capital expenditures of $57 million and $24 million, respectively. This decrease was partially offset by an increase of $88 million in net cash provided by operating activities due to higher operating income and changes in working capital.

For the year ended September 30, 2011, FCF increased $268 million compared with the year ended September 24, 2010. The increase of $369 million in net cash provided by operating activities was primarily due to higher operating income contributed from the Broadview Security acquisition and growth in our customer account base, as well as favorable changes in working capital. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $49 million and higher investments in internally generated subscriber systems and capital expenditures of $43 million and $9 million, respectively.

During the year ended September 24, 2010, FCF increased $24 million compared with the year ended September 25, 2009. The increase primarily resulted from lower capital expenditures of $14 million and an $89 million increase in net cash provided by operating activities attributable to higher operating income contributed from growth in our customer account base as well as favorable changes in working capital, partially offset by incremental costs associated with the Broadview Security acquisition. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $21 million and higher investments in internally generated subscriber systems of $58 million.

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Liquidity & Capital Resources

The financial data discussed below for the nine months ended June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation combined with the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities and investments in internally generated subscriber systems and dealer generated customer accounts. Our cash flows from operations includes cash received from monthly recurring revenue and upfront installation fees received from customers, less cash costs to monitor customers and certain costs, principally marketing and indirect selling, general and administrative costs, associated with new customer installations. Historically, we have generated and expect to continue to generate positive cash flow from operations. Historically, Tyco used a centralized approach to cash management and financing operations. Transfers of cash both to and from Tyco’s cash management system are reflected as a component of parent company investment within parent company equity in the combined balance sheets and statements of cash flows of the ADT North American Residential Security Business of Tyco International Ltd.

Cash Flows from Operating Activities

We typically reinvest the cash flow from operating activities in our business primarily to maintain and grow our customer base and to expand our infrastructure. These investments are intended to enhance the overall customer experience, improve productivity of our field workforce and support greater efficiency of our back-office systems and our customer care centers. For the nine months ended June 29, 2012 and June 24, 2011, we reported net cash provided by operating activities of $1.1 billion and $1.0 billion, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, we reported net cash provided by operating activities of $1.4 billion, $1.1 billion and $1.0 billion, respectively. See discussion of changes in net cash provided by operating activities included in FCF under “—Results of Operations—Non-GAAP Measures.”

Cash Flows from Investing Activities

	Nine Months Ended		Fiscal Years
(in millions)	June 29, 2012	June 24, 2011	2011	2010	2009
Cash Flows used in Investing Activities:	$(815)	$(663)	$(909)	$(1,250)	$(740)

For the nine months ended June 29, 2012 and June 24, 2011, our investing activities consisted of subscriber systems asset additions and capital expenditures totaling $312 million and $231 million, respectively. Additionally, during the nine months ended June 29, 2012, we paid $494 million for approximately 403,000 dealer generated customer accounts and bulk account purchases, compared with $425 million paid for approximately 357,000 dealer generated customer accounts and bulk account purchases during the same period in the prior year.

For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, our investing activities consisted of subscriber system asset additions and capital expenditures totaling $321 million, $269 million and $225 million, respectively. Additionally, during the years ended September 30, 2011, September 24, 2010 and September 25, 2009, we paid $581 million, $532 million and $511 million, respectively, for approximately 491,000, 459,000 and 464,000 dealer generated customer accounts and bulk account purchases, respectively. During the year ended September 24, 2010, we acquired Broadview Security which resulted in net cash paid of $449 million.

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Cash Flows from Financing Activities

	Nine Months Ended		Fiscal Years
(in millions)	June 29, 2012	June 24, 2011	2011	2010	2009
Cash Flows (used in) provided by Financing Activities:	$(381)	$(400)	$(548)	$230	$(259)

For the nine months ended June 29, 2012 and June 24, 2011, the net cash used in financing activities of $381 million and $400 million, respectively, was primarily the result of changes in parent company investment of ($420) million and ($492) million, respectively, and allocated debt activity of $35 million and $57 million, respectively.

For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, the net cash (used in) provided by financing activities of ($548) million, $230 million and ($259) million, respectively, was primarily the result of changes in parent company investment of ($574) million, ($140) million and ($416) million, respectively, allocated debt activity of ($5) million, $371 million and $181 million, respectively, and changes in balances due to (from) Tyco and affiliates of $32 million, nil and ($23) million, respectively.

Liquidity

Following our spin-off from Tyco, our capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access our borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs.

We expect to have approximately $300 million of cash on hand at the time of the Distribution. Our primary future cash needs will be centered on operating activities, working capital, capital expenditures and strategic investments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

On June 22, 2012, the ADT Corporation entered into a new five-year unsecured senior revolving credit facility. The initial commitment under the new credit facility is $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). The interest rate for borrowings under the new credit facility is based on the London Interbank Offered Rate (“LIBOR”) or, at our option, an alternative base rate, plus a spread, based upon our credit rating. The new credit facility will be available to use for working capital, capital expenditures and other general corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is initially guaranteeing the new credit facility, and its guarantee will be released and cancelled in connection with the Distribution. Pursuant to the terms of our credit facility, we must maintain a ratio of consolidated total debt to consolidated EBITDA on a rolling four quarter basis of no greater than 3.50 to 1.00 (calculated by reference to (i) Tyco and its subsidiaries on a consolidated basis prior to the release of the guarantee and (ii) us and our subsidiaries on a consolidated basis following such release). Following the release and cancellation of Tyco’s guarantee, we must also maintain a ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00 as measured on a quarterly basis.

Additionally, on June 22, 2012, the ADT Corporation entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed below.

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On July 5, 2012, the ADT Corporation issued $750 million aggregate principal amount of 2.25% unsecured notes due July 15, 2017, $1.0 billion aggregate principal amount of 3.50% unsecured notes due July 15, 2022, and $750 million aggregate principal amount of 4.875% unsecured notes due July 15, 2042. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness.

Dividends

We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on a one for two distribution ratio).

Whether our board of directors exercises its discretion to approve any dividends in the future will depend on many factors, including our financial condition, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. See “Description of Our Capital Stock—Common Stock.” There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. In addition, the terms of the agreements governing our new debt or debt that we may incur in the future may limit or prohibit the payments of dividends. There can also be no assurance that the combined annual dividends on Tyco common shares, Tyco Flow Control common shares and our common stock after the spin-off, if any, will be equal to the annual dividends on Tyco common shares prior to the spin-off.

Commitments and Contractual Obligations

The following table provides a summary of our contractual obligations and commitments, minimum lease payments obligations under non-cancelable leases and other obligations as of September 30, 2011.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	Thereafter	Total
	(in millions)
Operating leases	$39	$33	$28	$24	$14	$29	$167
Capital leases	4	4	4	4	4	21	41
Purchase obligations(1)	6	—	—	—	—	—	6
Minimum required pension plan contributions(2)	4	—	—	—	—	—	4

Total contractual cash obligations(3)	$53	$37	$32	$28	$18	$50	$218

(1)	Purchase obligations consist of commitments for purchases of goods and services.
(2)	We have net unfunded pension and postretirement benefit obligations of $24 million and $5 million, respectively, to certain employees and former employees as of the year ended September 30, 2011. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance, and amounts of benefit payments. The minimum required contributions to our pension plans are expected to be approximately $4 million in fiscal year 2012. These plans and our estimates of future contributions and benefit payments are more fully described in Note 11 (“Retirement Plans”) to the annual combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.
(3)	Total contractual cash obligations in the table above exclude income taxes as we are unable to make a reasonably reliable estimate of the timing for the remaining payments in future years. See Note 4 (“Income Taxes”) to the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. for further information. We also excluded debt allocated to us by Tyco, which was $1,514 million and $1,482 million as of June 29, 2012 and September 30, 2011, respectively. See supplemental pro-forma table below which reflects our recent issuance of third party debt.

As of September 30, 2011, we had approximately $5 million of outstanding letters of credit or bank guarantees.

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Supplemental Information

The following supplemental pro forma table provides a summary of our contractual obligations and commitments, minimum lease payments obligations under non-cancelable leases and other obligations as of September 30, 2011, including The ADT Corporation’s recent issuance of third party debt and the final assignment of shared assets and liabilities between ADT and the commercial security business of Tyco.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	Thereafter	Total
	(in millions)
Debt principal(1)	$—	$—	$—	$—	$—	$2,500	$2,500
Interest payments(2)	—	92	90	90	90	1,178	1,540
Operating leases	39	33	28	24	14	29	167
Capital leases	6	6	6	6	6	32	62
Purchase obligations	6	—	—	—	—	—	6
Minimum required pension plan contributions	4	—	—	—	—	—	4

Total contractual cash obligations	$55	$131	$124	$120	$110	$3,739	$4,279

(1)	Debt principal consists of principal payments on the senior unsecured notes issued by The ADT Corporation on July 5, 2012. Excludes debt discount and interest.
(2)	Interest payments consist primarily of interest on the fixed rate debt that was recently issued by The ADT Corporation.

There have been no amounts drawn under The ADT Corporation’s new five-year $750 million revolving credit facility, and we do not intend to utilize the facility at this time.

Off-Balance Sheet Arrangements

In the normal course of business, we are liable for product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Our operations include activities in the United States and Canada. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

We have entered into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. Our long-term debt portfolio is expected to primarily consist of fixed rate instruments including our recent issuance of $2.5 billion of fixed rate debt. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties. These interest rate swap transactions have the effect of converting part of fixed-rate debt to variable rates.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our Canadian operations. Our Canadian operations use the Canadian dollar to conduct business but our results are reported in U.S. dollars.

We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our U.S. and Canadian operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contract and foreign currency options, to hedge this risk. We do not use derivative financial instruments to hedge investments in foreign subsidiaries since such investments are long-term in nature.

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Critical Accounting Policies & Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition

Major components of our revenue include contractual monitoring and maintenance service revenue, non-refundable installation fees related to subscriber system assets, sales of equipment and other services. We follow the authoritative literature on revenue recognition, which requires us to defer certain revenue associated with customer acquisition.

We recognize revenue from the sale of services as services are rendered. We recognize contractual fees for monitoring and maintenance services on a straight-line basis over the contract term. We defer customer billings for services not yet rendered and recognize them as revenue as the services are rendered. We include the balance of deferred revenue in current liabilities or long-term liabilities, as appropriate.

For transactions in which we retain ownership of the security system asset, referred to as subscriber system assets, we defer non-refundable fees received in connection with the initiation of a monitoring contract and associated direct and incremental selling costs and amortize them over the estimated life of the customer relationship.

Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. We assess our revenue arrangements to determine the appropriate units of accounting. When ownership of the system is transferred to the customer, we consider each deliverable provided under the arrangement a separate unit of accounting. We recognize revenue associated with sale of equipment and related installations once delivery, installation and customer acceptance are completed. We recognize the revenue for monitoring and maintenance services as services are rendered. Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is due immediately following the termination date. ADT may refund up-front consideration and monitoring fees paid during the six months following installation of a system in limited circumstances after all attempts to resolve customer concerns have been exhausted. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable will be based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

We account for provisions for certain rebates and discounts to customers as reductions in determining revenue in the same period the related revenue is recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. We estimate rebates based on sales terms, historical experience and trend analysis.

Depreciation and Amortization Methods for Security Monitoring-Related Assets

We classify assets related to the generation of new customers in two asset categories for purposes of depreciation and amortization methods: internally generated residential subscriber systems (referred to as subscriber system assets) and customer accounts generated through the ADT dealer program (referred to as

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dealer intangibles). Subscriber system assets include installed property and equipment for which ADT retains ownership and deferred costs directly related to the customer acquisition and system installation. We account for subscriber system assets and any deferred costs and revenue resulting from the customer acquisition over the expected life of the customer relationship. We account for subscriber system assets and related deferred costs and revenue using pools, with separate pools for the components of subscriber system assets and any related deferred costs and revenue based on the month and year of acquisition. We depreciate our pooled subscriber system assets and related deferred costs and revenue using an accelerated method over 15 years.

We amortize intangible assets arising from the ADT dealer program in pools determined by the same month and year of contract commencement on an accelerated basis over the expected life of the customer relationship of 15 years.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Additionally, we record insurance recovery receivables from third-party insurers when recovery has been determined to be probable.

Acquisitions

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our combined financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

Goodwill and Indefinite-Lived Intangible Asset Impairments

We assess goodwill and indefinite-lived intangible assets for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable market transactions (to the extent available) and other market data.

We recorded no goodwill impairments in conjunction with our annual goodwill impairment assessment performed during the fourth quarter of fiscal year 2011. While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine whether an impairment charge would result or if such a charge would be material. We will continue to monitor the recoverability of our goodwill.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the business may include such items as follows: a prolonged downturn in the business environment (i.e. sales volumes and prices); an economic recovery that significantly differs from our assumptions in timing or degree; volatility in equity and debt markets resulting in higher discount rates; and unexpected regulatory changes.

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Long-Lived Assets

We review asset groups held and used by us, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset group may not be fully recoverable. If an impairment is determined to exist, we calculate any related impairment loss based on fair value.

We record impairments to long-lived assets to be disposed of based upon the fair value less cost to sell of the applicable assets. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Income Taxes

For purposes of our combined financial statements, we recorded income tax expense and deferred tax balances as if we filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have primarily operated within a Tyco U.S. consolidated group as well as within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses will be available to us going forward after the Distribution.

In determining taxable income for our combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently do not have any significant valuation allowances recorded in our combined balance sheets.

The tax carryforwards reflected in our combined financial statements are based on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The tax carryforwards are not representative of the tax carryforwards we will have available for use after being spun-off from Tyco. We anticipate that as a result of the final spin-off transactions, our post spin-off tax carryforwards will be significantly higher than those reflected in our combined financial statements. Adjustments to reflect these tax carryforwards are included in the pro forma financial information included elsewhere in this Information Statement, The utilization of the post spin-off tax carryforwards will allow us to minimize our cash tax rate consistent with our combined financial statements in the initial periods post-spin until such carryforwards are fully utilized. In addition to the post spin-off tax carryforwards, we expect to have the ability to accelerate certain tax deductions that would allow us to minimize our cash tax rate for a period of time beyond the full utilization of the post spin-off tax carryforwards.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition or cash flows.

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In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. For purposes of our combined financial statements, we have computed these estimated tax liabilities on a separate return basis.

Accounting Developments

We have presented the information about accounting pronouncements not yet implemented in Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our annual and quarterly combined financial statements include in this Information Statement.

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Patent Agreement

We intend to enter into a Patent Agreement with Tyco in connection with the spin-off under which Tyco will provide ADT and its affiliates with a release and covenant not to sue under Tyco and its Affiliates’ pre-spin-off patent portfolio (excluding patents from Tyco’s Visonic and Proximex businesses) for the continued manufacture, use and sale of pre-spin-off products (and certain modifications thereof), whether manufactured internally or by the same pre-spin-off suppliers. There is no covenant for any Tyco pre-spin-off product if ADT changes the supplier of that product, no covenant for any new products, and no covenant for any product covered by a Visonic or Proximex patent. The covenant extends to dealers, partners, vendors, customers and others in the supply chain to the extent their activities relate to the provision and use of products covered by the above covenant and any related services. ADT will grant a reciprocal release and covenant not to sue under ADT’s pre-spin-off patent portfolio.

This covenant is not intended to modify the parties’ obligations under the non-competition agreement described above under the ADT Separation and Distribution Agreement.

Neither ADT nor Tyco may assign the Patent Agreement without the prior written consent of the other party in its sole discretion, except that either party shall assign the Patent Agreement to any acquirer of the patents governed by the Patent Agreement, such that the Patent Agreement cannot be separated from the patents covered thereby.

The Patent Agreement is expected to take effect on the date of the Distribution, and remain in effect until the last patent covered thereby falls into the public domain.

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Trademark Agreement

Prior to the Distribution, we intend to enter into a Trademark Agreement with Tyco in connection with the spin-off that will govern each party’s use of certain trademarks, including the ADT, ALWAYS THERE and SAFEWATCH trademarks and logos (collectively, the “ADT Brand”), pursuant to which Tyco will transfer to us all of its rights in the ADT Brand in North America (specifically, Canada, Puerto Rico and the United States) and Tyco will retain rights to the ADT Brand elsewhere in the world. Each of ADT and Tyco will agree that they and their affiliates will not register or use (subject to a “phase out” transitional license granted to Tyco in North America) the ADT Brand in connection with any goods or services in the other party’s territory. The parties are not restricted from competing with each other under other brands. Under the Trademark Agreement, we will exclusively own the PULSE trademark worldwide.

The Trademark Agreement will allocate the ownership of, and the parties’ online and social media rights and obligations with respect to, the ADT Brand. In general, each party will have the sole right to register domain names containing the ADT Brand in domain names ending in country codes within its respective territory. The Trademark Agreement will contain provisions for allocating ownership, rights and obligations with respect to generic top level domains (gTLDs). The agreement will also contain provisions regarding a common landing page within www.adt.com during the non-competition period.

The Trademark Agreement will contain other customary provisions, including quality control, compliance with applicable laws, and security, system and data protection measures. The Trademark Agreement is expected to take effect on the date of the Distribution, and remain in effect in perpetuity.

Neither ADT nor Tyco may assign the Trademark Agreement without the consent of the other party, in its sole discretion, except that either party shall assign the Trademark Agreement to any acquirer of the trademarks governed by the Trademark Agreement, such that the Trademark Agreement cannot be separated from the trademarks covered thereby.

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ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF OPERATIONS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	June 29, 2012	June 24, 2011
	($ in millions)
Revenue	$2,416	$2,316
Cost of revenue	1,038	991
Selling, general and administrative expenses	823	810

Operating income	555	515
Interest expense	(67)	(68)

Income before income taxes	488	447
Income tax expense	(186)	(164)

Net income	$302	$283

See Notes to Unaudited Combined Financial Statements

F-39

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS

As of June 29, 2012 and September 30, 2011

(Unaudited)

	June 29, 2012	September 30, 2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$3	$65
Accounts receivable trade, less allowance for doubtful accounts of $23 and $23, respectively	80	94
Inventories	57	33
Prepaid expenses and other current assets	44	48
Deferred income taxes	23	23

Total current assets	207	263
Property and equipment, net	178	172
Subscriber system assets, net	1,703	1,653
Goodwill	3,396	3,395
Intangible assets, net	2,846	2,755
Deferred subscriber acquisition costs, net	454	417
Other assets	93	84

Total Assets	$8,877	$8,739

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$1	$1
Accounts payable	177	153
Accrued and other current liabilities	165	163
Deferred revenue	254	250

Total current liabilities	597	567
Long-term debt, including allocated debt of $1,514 and $1,482, respectively (see Note 6)	1,537	1,506
Deferred subscriber acquisition revenue	650	630
Deferred tax liabilities	632	632
Other liabilities	171	173

Total Liabilities	3,587	3,508

Commitments and contingencies (see Note 9)

Parent Company Equity:
Parent company investment	5,223	5,152
Accumulated other comprehensive income	67	79

Total Parent Company Equity	5,290	5,231

Total Liabilities and Parent Company Equity	$8,877	$8,739

See Notes to Unaudited Combined Financial Statements

F-40

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income	$302	$283
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	728	694
Amortization of deferred subscriber acquisition revenue	(89)	(85)
Non-cash compensation expense	6	7
Deferred income taxes	186	164
Provision for losses on accounts receivable and inventory	38	35
Changes in assets and liabilities:
Accounts receivable, net	(19)	(33)
Inventories	(26)	(12)
Accounts payable	23	36
Accrued and other liabilities	(20)	(20)
Income taxes, net	(7)	(9)
Deferred subscriber acquisition costs	(119)	(97)
Deferred subscriber acquisition revenue	109	83
Other	24	(3)

Net cash provided by operating activities	1,136	1,043

Cash Flows From Investing Activities:
Dealer generated customer accounts and bulk account purchases	(494)	(425)
Subscriber system assets	(268)	(211)
Capital expenditures	(44)	(20)
Other	(9)	(7)

Net cash used in investing activities	(815)	(663)

Cash Flows From Financing Activities:
Repayments of current maturities of long-term debt	(1)	(1)
Allocated debt activity	35	57
Change in due to Tyco and affiliates	—	36
Change in parent company investment	(420)	(492)

Net cash used in financing activities	(386)	(400)

Effect of currency translation on cash	3	3

Net decrease in cash and cash equivalents	(62)	(17)
Cash and cash equivalents at beginning of period	65	84

Cash and cash equivalents at end of period	$3	$67

See Notes to Unaudited Combined Financial Statements

F-41

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$5,087	$79	$5,166
Comprehensive income:
Net income	283		283
Currency translation		25	25
Retirement plans		(10)	(10)

Total comprehensive income			298
Net transfers to Parent	(332)		(332)

Balance as of June 24, 2011	$5,038	$94	$5,132

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$5,152	$79	$5,231
Comprehensive income:
Net income	302		302
Currency translation		2	2
Retirement plans		(14)	(14)

Total comprehensive income			290
Net transfers to Parent	(231)		(231)

Balance as of June 29, 2012	$5,223	$67	$5,290

See Notes to Unaudited Combined Financial Statements

F-42

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO

INTERNATIONAL, LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Separation—On September 19, 2011, Tyco International Ltd. (“Tyco” or “Parent) announced that its Board of Directors approved a plan to separate Tyco into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco (the “Company”), as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the Company (“the Distribution”). During January 2012, The ADT Corporation (“ADT”), which upon completion of the Separation will become the parent of the Company, was incorporated in the State of Delaware.

Completion of the proposed separation is subject to certain conditions, including final approval by the Tyco Board of Directors and shareholders, receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”).

Basis of Presentation—The Combined Financial Statements include the combined operations, assets and liabilities of the Company. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. The Company’s Combined Financial Statements have been prepared to include all of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements are directly associated with the Company. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment, and operating expense balances have been allocated to the Company. In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. The Company used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 6 provides further information regarding debt and related interest expense allocations and Note 7 provides further information regarding general corporate overhead allocations.

References to 2012 and 2011 are to the Company’s nine month fiscal periods ended June 29, 2012 and June 24, 2011, respectively, unless otherwise indicated.

The Company conducts business in one operating segment. This segment is identified by the Company based on how resources are allocated and operating decisions are made. Management evaluates performance and allocates resources based on operating profit or loss of the Company as a whole.

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The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week, whereas fiscal year 2011 was a 53-week year.

The Company conducts business through its operating entities. All intercompany transactions have been eliminated. The results of companies acquired during the year are included in the Combined Financial Statements from the effective date of acquisition. See Note 3.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosure requirements related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information regarding these plans, including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions with respect to such plans, the financial health of such plans and an indication of funded status. These disclosures are intended to provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company in the fiscal year 2012 annual period. The Company will apply this guidance concurrent with its annual pension disclosures during the fourth quarter of fiscal year 2012. The Company is currently assessing what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

F-44

2.	Restructuring and Asset Impairment Charges, Net

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs, as described below.

The Company initiated multi-year restructuring programs in 2009 (the “2009 Program”) and 2011 (the “2011 Program”). Under each of these programs, the Company incurred restructuring and asset impairment charges, net, during 2012 and 2011 which are included in selling, general and administrative expenses, as follows ($ in millions):

	For the Nine Months Ended June 29, 2012	For the Nine Months Ended June 24, 2011
2011 Program
Employee severance and benefits	$—	$(3)
Facility exit and other charges	2	3

2009 Program
Employee severance and benefits	—	1

Total	$2	$1

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation are as follows ($ in millions):

	2011 Program	2009 Program
Employee severance and benefits	$4	$10
Facility exit and other charges	5	4

Total	$9	$14

The rollforward of the reserves related to 2011 and 2009 programs from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

	2011 Program	2009 Program	Total
Balance as of September 30, 2011	$2	$1	$3
Charges	2	—	2
Reversals	—	—	—
Utilization	(2)	—	(2)
Reclass / transfers	1	—	1

Balance as of June 29, 2012	$3	$1	$4

Restructuring charges for the nine months ended June 29, 2012 and June 24, 2011 were immaterial for restructuring actions initiated prior to 2009. The remaining reserve for these actions was $7 million as of both June 29, 2012 and September 30, 2011.

3.	Acquisitions

Fiscal 2012

Acquisitions

During the nine months ended June 29, 2012, there were no acquisitions made by the Company.

F-45

Dealer Generated Customer Accounts and Bulk Account Purchases

During the nine months ended June 29, 2012, the Company paid $494 million of cash to acquire approximately 403,000 customer contracts for electronic security services.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the nine months ended June 29, 2012, the Company incurred integration costs of $12 million, in connection with the integration of Brink’s Home Security Holdings, Inc (“BHS” or “Broadview Security”). Such costs are recorded in selling, general and administrative expenses in the Company’s Combined Statements of Operations.

Fiscal 2011

Acquisitions

During the nine months ended June 24, 2011, there were no acquisitions made by the Company.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the nine months ended June 24, 2011, the Company paid $425 million of cash to acquire approximately 357,000 customer contracts for electronic security services.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the nine months ended June 24, 2011, the Company incurred integration costs of $19 million, in connection with the integration of Broadview Security. Such costs are recorded in selling, general and administrative expenses in the Company’s Combined Statements of Operations.

4.	Income Taxes

The Company did not have a significant change to its unrecognized tax benefits during the nine months ended June 29, 2012. The Company’s uncertain tax positions relate to tax years that remain subject to audit by taxing authorities. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

Undistributed Earnings of Subsidiaries

The Company’s primary non-U.S. operations are located in Canada. No additional provision has been accrued for U.S. or non-U.S. income taxes on the undistributed earnings or for unrecognized deferred tax liabilities for temporary differences related to investments in the Company’s Canadian entity since the earnings are expected to be permanently reinvested and the investments are permanent in duration. Although the amount of undistributed earnings at the time of Separation is not currently known, it is anticipated that the Company’s deferral of U.S. income taxes or foreign withholding taxes on temporary differences will not be material.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, ADT expects to enter into a tax sharing agreement with Tyco and Tyco Flow Control (the “2012 Tax Sharing Agreement’) that will govern the respective rights, responsibilities and obligations of ADT, Tyco and Tyco Flow Control for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The Company

F-46

expects that the 2012 Tax Sharing Agreement will provide that ADT, Tyco and Tyco Flow Control will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Tyco Flow Control’s U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control, ADT and Tyco will share 20.0%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In addition, in the event the Distribution, the spin-off of Tyco Flow Control (the “Tyco Flow Control Spin-Off”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, the party responsible for such failure would be responsible for all taxes imposed on ADT, Tyco Flow Control or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Tyco Flow Control Spin-Off, or any internal transactions that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, then ADT, Tyco Flow Control and Tyco would be responsible for any Distribution Taxes imposed on ADT, Tyco Flow Control or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20.0% by Tyco Flow Control, 27.5% by ADT and 52.5% by Tyco. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Tyco Flow Control’s tax liabilities.

Each of ADT, Tyco and Tyco Flow Control will agree to indemnify the other two parties against any amounts paid by such parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on the Company’s ability to take actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of the Company’s common shares (when combined with any other changes in ownership of its shares), a redemption of equity securities, a sale or other disposition of more than 35% of the Company’s assets or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distribution, unless, for certain transactions, the Company obtains the consent of Tyco and Tyco Flow Control or obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or the internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco and Tyco Flow Control.

F-47

Moreover, the 2012 Tax Sharing Agreement will also provide that the Company is responsible for any taxes imposed on Tyco, Tyco Flow Control or any of their affiliates as a result of the failure of the Distribution or the internal transaction to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distribution actions taken by or in respect of the Company, any of its affiliates or its shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco and Tyco Flow Control consent so such actions or the Company obtains a favorable letter ruling or opinion of tax counsel as described above. For example, the Company would be responsible for a third party’s acquisition of the Company at a time and in a manner that would cause such failure. These restrictions may prevent the Company from entering into transactions which might be advantageous to it or its shareholders.

5.	Goodwill and Intangible Assets

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed for each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and Tyco’s overall market capitalization.

The changes in the carrying amount of goodwill as of June 29, 2012 and September 30, 2011 are as follows ($ in millions):

Balance as of September 30, 2011	$3,395
Currency Translation	1

Balance as of June 29, 2012	$3,396

Balance as of September 24, 2010	$3,393
Acquisitions/Purchase Accounting Adjustments	2

Balance as of September 30, 2011	$3,395

The gross carrying amounts and accumulated amortization of the Company’s intangible assets as of June 29, 2012 and September 30, 2011 are as follows ($ in millions):

	June 29, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$7,117	$4,276	$6,687	$3,938
Other	14	9	13	7

Total	$7,131	$4,285	$6,700	$3,945

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of June 29, 2012 and September 30, 2011. Intangible asset amortization expense for the nine months ended June 29, 2012 and June 24, 2011 was $407 million and $388 million, respectively. As of June 29, 2012, the weighted-average amortization period for contracts and related customer relationships, other intangibles and total intangible assets were 14 years, 6 years, and 14 years, respectively.

F-48

The estimated aggregate amortization expense on intangible assets is expected to be approximately $136 million for the remainder of 2012, $489 million for 2013, $418 million for 2014, $356 million for 2015, $302 million for 2016 and $1,145 for 2017 and thereafter.

6.	Debt

Debt as of June 29, 2012 and September 30, 2011 is as follows ($ in millions):

	June 29, 2012	September 30, 2011
Current maturities of long-term debt:
Capital lease obligations	$1	$1

Current maturities of long-term debt	1	1

Long-term debt:
Allocated debt	1,514	1,482
Capital lease obligations	23	24

Total long-term debt	1,537	1,506

Total debt	$1,538	$1,507

Tyco uses a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the nine months ended June 29, 2012 and June 24, 2011, Tyco has allocated to the Company interest expense of $64 million and $67 million, respectively. The fair value of the Company’s allocated debt was $1,793 million and $1,717 million as of June 29, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

On June 22, 2012, ADT entered into a new unsecured senior revolving credit facility with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). This revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, ADT does not anticipate drawing upon the facility at this time. Tyco is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon ADT’s credit rating. To date, no amounts have been drawn under the revolving credit facility, therefore, the fair value as of June 29, 2012 was nil.

Additionally, on June 22, 2012, ADT entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed in Note 16—Subsequent Events.

F-49

7.	Related Party Transactions

Cash Management—Tyco uses a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, investments and various allocations from Tyco.

Trade Activity—Accounts payable includes $16 million and $9 million of payables to Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively, primarily related to the purchase of inventory. During the nine months ended June 29, 2012 and June 24, 2011, the Company purchased inventory from Tyco affiliates of $88 million and $51 million, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. As of both June 29, 2012 and September 30, 2011, other liabilities include $63 million of payables to Tyco affiliates, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Prepaid expenses and other current assets include $6 million and $7 million of receivables from Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $12 million and $2 million of payables to Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 6 provides further information regarding these allocations.

Insurable Liabilities—In 2011 and 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $18 million for both the nine months ended June 29, 2012 and June 24, 2011. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

As of June 29, 2012 and September 30, 2011, the Company recorded insurance-related liabilities of $13 million and $14 million, respectively, in accrued and other liabilities and $41 million and $43 million, respectively in other liabilities in the Combined Balance Sheets, with offsetting insurance assets of the same amounts due from Tyco.

General Corporate Overhead—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the nine months ended June 29, 2012 and June 24, 2011, the Company was allocated $39 million and $53 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011. See Note 1 for further discussion of allocations.

8.	Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of June 29, 2012 because of their short-term nature. See Note 6 for the fair value of the Company’s debt.

F-50

9.	Commitments and Contingencies

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, product and general liability claims, claims that the Company has infringed the intellectual property rights of others, and claims related to alleged security system failures. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial condition, results of operations or cash flows beyond amounts recorded for such matters.

Broadview Security Contingency

On May 14, 2010, the Company acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries at July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of its spin-off from The Brink’s Company, Broadview Security entered into an agreement in which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives the Company’s acquisition of Broadview Security. The Company has evaluated its potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA, and indemnification provided by The Brink’s Company. The Company has concluded that no accrual is necessary due to the existence of the indemnification and its belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act.

Income Tax Matters

As discussed above in Note 4, the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $406 million as of June 29, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt transactions during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which may occur as soon as within the next three months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

F-51

To the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

ADT Dealer Litigation

As previously reported, in 2002, a number of former dealers and related parties have filed lawsuits against the Company in the United States and in other countries, including a class action lawsuit filed in the District Court of Arapahoe County, Colorado, alleging breach of contract and other claims related to the Company’s decision to terminate certain authorized dealers in 2002 and 2003. In February 2010, the Court granted a directed verdict in the Company’s favor dismissing a number of the plaintiffs’ key claims. Upon appeal, the Colorado Court of Appeals affirmed the verdict in the Company’s favor in October 2011. The parties agreed to settle this matter in April 2012 with no cash consideration being paid by either side, which is subject to final court approval.

Telephone Consumer Protection Act

The Company has been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S. Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on the Company’s behalf. The Company asserts that such entities were not retained by, nor authorized to make calls on behalf of, the Company. These matters have been consolidated in the United States District Court for the Northern District of Illinois into one civil action. Each violation under the TCPA provides for $500 in statutory damages ($1,500 if a willful violation is shown). The Company believes that it has meritorious defenses to these claims and, accordingly, intends to vigorously defend against these actions. The Company has made no provision for this contingency as a reasonable estimate of loss cannot be made at this time.

10.	Retirement Plans

Defined Benefit Pension Plans—The Company sponsors one defined benefit pension plan. The net periodic benefit cost for this plan was not material for the nine months ended June 29, 2012 and June 24, 2011.

The estimated net actuarial loss for the pension benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $1 million.

The Company’s funding policy is to make contributions in accordance with U.S. laws as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plan in fiscal year 2012 of $4 million. During the nine months ended June 29, 2012, the Company made $3 million of contributions to its pension plan.

The plan is a co-mingled plan that includes plan participants of other Tyco subsidiaries. The Company has recorded its portion of the co-mingled plan expense and the related obligations which have been actuarially determined based on the Company’s specific benefit formula by participant and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations are reasonable; however, during 2012, when the plan is legally separated, the Company expects there will be a reallocation of assets based on the ERISA prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

F-52

11.	Share Plans

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to Company employees. The total number of awards issued was approximately 0.4 million, of which 0.3 million were share options, 0.1 million were restricted unit awards and 0.03 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of the Board of Tyco. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.21, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.39%, an expected annual dividend per share of $1.00 and an expected option life of 5.5 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to Company employees. The total number of awards issued was approximately 0.6 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.03 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of the Board of Tyco. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $8.78, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.10%, an expected annual dividend per share of $0.84 and an expected option life of 4.8 years.

12.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 24, 2010	$97	$(18)	$79
Pre-tax current period change	25	(10)	15

Balance as of June 24, 2011	$122	$(28)	$94

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 30, 2011	$100	$(21)	$79
Pre-tax current period change	2	(14)	(12)

Balance as of June 29, 2012	$102	$(35)	$67

13.	Inventory

Inventories consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Work in process	$7	$6
Finished goods	50	27

Inventories	$57	$33

F-53

14.	Property, Plant and Equipment

Property, plant and equipment consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Land	$9	$9
Buildings and leasehold improvements	67	64
Machinery and equipment	311	290
Property under capital leases(1)	25	25
Construction in progress	39	37
Accumulated depreciation(2)	(273)	(253)

Property and equipment, net	$178	$172

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $14 million and $13 million as of June 29, 2012 and September 30, 2011, respectively.

15.	Guarantees

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with Separation. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

16.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on August 29, 2012.

A series of transactions were initiated on June 30, 2012 in order to transfer to ADT certain assets and liabilities of Tyco’s ADT North American Residential Security Business that are necessary in advance of the Separation.

On July 5, 2012, ADT issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.25% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.50% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. ADT may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.

F-54

THE ADT CORPORATION

STATEMENT OF OPERATIONS

For the Five Months Ended June 29, 2012

(Unaudited)

June 29, 2012
($ in millions)
Revenue	$—
Cost of revenue	—
Selling, general and administrative expenses	—

Operating income	—
Interest expense	(3)

Loss before income taxes	(3)
Income tax benefit	1

Net loss	$(2)

See Notes to Unaudited Financial Statements

F-58

THE ADT CORPORATION

BALANCE SHEET

As of June 29, 2012

(Unaudited)

June 29, 2012
($ in millions)
Assets
Deferred financing costs	$2
Deferred tax assets	1

Total Assets	$3

Liabilities and Stockholder’s Equity
Current Liabilities:
Due to Tyco and affiliates	$5

Total current liabilities	5
Total Liabilities	5

Commitments and contingencies

Stockholder’s Equity:
Parent company investment	(2)
Common Stock; 0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, and additional paid-in capital	—

Total Stockholder’s Equity	(2)

Total Liabilities and Stockholder’s Equity	$3

See Notes to Unaudited Financial Statements

F-59

THE ADT CORPORATION

STATEMENT OF CASH FLOWS

For the Five Months Ended June 29, 2012

(Unaudited)

June 29, 2012
($ in millions)
Cash Flows From Operating Activities:
Net loss	$(2)
Adjustments to reconcile net cash used in operating activities:
Deferred income taxes	(1)
Changes in assets and liabilities:
Deferred financing costs	(2)

Net cash used in operating activities	(5)

Cash Flows From Financing Activities:
Change in due to Tyco and affiliates	5

Net cash provided by financing activities	5

Net change in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$—

See Notes to Unaudited Financial Statements

F-60

THE ADT CORPORATION

STATEMENT OF STOCKHOLDER’S EQUITY

For the Five Months Ended June 29, 2012

(Unaudited)

	Parent Company Investment	Common Stock	Total Stockholder’s Equity
	($ in millions)
Balance as of September 30, 2011	$—	$—	$—
Comprehensive loss:
Net loss	(2)		(2)

Total comprehensive loss			(2)

Balance as of June 29, 2012	$(2)	$—	$(2)

See Notes to Unaudited Financial Statements

F-61

THE ADT CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	History and Description of the Company

On September 19, 2011, Tyco International Ltd. (“Tyco”) announced that its Board of Directors approved a plan to separate into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco, as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution (the “Distribution”). The ADT Corporation (the “Company”), a Delaware corporation, was formed on January 18, 2012 and capitalized on January 27, 2012 as a holding company for the purposes of being the parent company of Tyco’s ADT North American Residential Security Business upon completion of the Separation.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation—The financial statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The financial statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim period. The results reported in these financial statements should not be taken as indicative of results that may be expected for the entire year.

Parent Company Investment—Parent company investment in the balance sheet represents the Company’s accumulated net loss after taxes.

3.	Debt

On June 22, 2012, the Company entered into a new unsecured senior revolving credit facility with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). This revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon the Company’s credit rating. To date, no amounts have been drawn under the revolving credit facility, therefore, the fair value as of June 29, 2012 was nil.

Additionally, on June 22, 2012, the Company entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed in Note 5—Subsequent Events.

4.	Related Party Transactions

The Company, Tyco and its affiliates pay for expenses on behalf of each other. As of June 29, 2012, we had $5 million of payables to Tyco and its affiliates related to the debt issuance costs incurred by the Company upon entering into the credit facilities discussed in Note 3—Debt. Debt issuance costs associated with the revolving credit facility totaled $2 million and are reflected as deferred financing costs on the balance sheet. Debt issuance costs associated with the 364-day bridge facility totaled $3 million and are reflected in interest expense in the Statement of Operations for the five months ended June 29, 2012. These costs were paid by Tyco affiliates on behalf of the Company during June of 2012.

F-62

5.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on August 29, 2012.

A series of transactions were initiated on June 30, 2012 in order to transfer to the Company certain assets and liabilities of Tyco International Ltd.’s ADT North American Residential Security Business that are necessary in advance of the Separation.

On July 5, 2012, the Company issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.25% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.50% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco International Ltd. to allow it to fund repurchases or redemptions of its indebtedness. Tyco International Ltd. is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. The Company may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.

F-63

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF TYCO

The following unaudited pro forma condensed consolidated financial statements were derived from our Historical Consolidated Financial Statements and give effect to the spin-offs and the related transactions. These unaudited pro forma condensed consolidated financial statements should be read together with our Historical Consolidated Financial Statements and accompanying Notes.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended June 29, 2012 and June 24, 2011 and fiscal years 2011, 2010 and 2009 present our results of operations assuming the spin-offs and the related transactions had been completed as of the first day of fiscal year 2009 (September 26, 2008). The unaudited pro forma condensed consolidated balance sheet as of June 29, 2012 presents our consolidated financial position assuming that the spin-offs and the related transactions had been completed on that date. Specifically, the pro forma adjustments include giving effect to the following:

•	distribution of the common stock of ADT and common shares of Tyco Flow Control to our shareholders, on a pro rata basis, through a tax-free dividend;

•	our anticipated post-Distribution capital structure;

•	the execution of the Separation and Distribution Agreements and the 2012 Tax Sharing Agreement.

On June 27, 2012, Tyco and its finance subsidiary commenced tender offers for an aggregate of $2.6 billion of various series of notes issued by Tyco and/or its finance subsidiary. On July 12, 2012, Tyco accepted for payment, and paid, $2.1 billion in principal amount of notes tendered. In addition, Tyco redeemed an aggregate of approximately $473 million in principal amount of notes due in 2013 and 2014 that were not tendered. In connection with these transactions Tyco has incurred, or will incur, debt refinancing charges of approximately $450 million (on a pre-tax basis), which includes $17 million of unamortized deferred financing costs that will be written off. The unaudited pro forma condensed consolidated statement of operations do not include any adjustments related to the retirement of $2.6 billion of Tyco’s outstanding debt securities. However, they do reflect the impact on interest expense of the anticipated post-Distribution capital structure.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. We believe the assumptions used and pro forma adjustments derived from such assumptions, are reasonable under the circumstances and are based upon currently available information. The unaudited pro forma condensed consolidated statements of operations do not reflect material non-recurring charges related to costs of the Distributions and the Merger, which we anticipate will affect the consolidated statement of income within 12 months following the distribution date. In addition, the unaudited pro forma condensed consolidated statements of operations do not reflect adjustments to decrease historical corporate expense, which we expect to be approximately $225 million annually post-separation. The unaudited pro forma condensed consolidated statements of operations also do not reflect increased operating costs that we expect to incur as a result of the split of these two businesses. These costs primarily relate to information technology, finance, human resources, customer service, marketing, real estate and other functions. We estimate the aggregate of these amounts to be approximately $30 million annually. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our results of operations or financial condition had the Distributions and the Merger been completed on the dates assumed. Additionally, these statements are not necessarily indicative of our future results of operations or financial condition.

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Nine Months Ended June 29, 2012

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business (a)	Distribution of Flow Control Business (a)	Other	Note		Pro forma
Revenue from product sales	$7,180	$(164)	$(2,697)	—			$4,319
Service revenue	5,841	(2,251)	(203)	—			3,387

Net revenue	13,021	(2,415)	(2,900)	—			7,706
Cost of product sales	4,931	(631)	(1,852)	—			2,448
Cost of services	2,984	(404)	(104)	—			2,476
Selling, general and administrative expenses	3,525	(774)	(612)	—			2,139
Separation costs	159	—	—	(159)	(b	)	—
Restructuring, asset impairments and divestiture charges (gains), net	99	(2)	(19)	—			78

Operating income	1,323	(604)	(313)	159			565
Interest income	19	(1)	(4)	—			14
Interest expense	(182)	5	—	104	(c	)	(73)
Other expense, net	(19)	—	—	—			(19)

Income from continuing operations before income taxes and noncontrolling interest	1,141	(600)	(317)	263			487
Income tax expense	(221)	67	105	(13)	(j	)	(62)
Noncontrolling interest in subsidiaries net income	(1)	—	2	—			1

Income from continuing operations	$919	$(533)	$(210)	$250			$426

Basic earnings per share from continuing operations (i)	$1.98						$0.92
Diluted earnings per share from continuing operations (i)	$1.96						$0.91
Weighted average number of shares outstanding (i):
Basic	463						463
Diluted	469						469

See Notes to Unaudited Pro Forma Consolidated Financial Statements

2

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Nine Months Ended June 24, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business (a)	Distribution of Flow Control Business (a)	Other	Note		Pro forma
Revenue from product sales	$6,960	$(171)	$(2,345)	—			$4,444
Service revenue	5,702	(2,143)	(213)	—			3,346

Net revenue	12,662	(2,314)	(2,558)	—			7,790
Cost of product sales	4,870	(609)	(1,595)	—			2,666
Cost of services	2,963	(379)	(121)	—			2,463
Selling, general and administrative expenses	3,364	(747)	(554)	—			2,063
Restructuring, asset impairments and divestiture charges (gains), net	(153)	(2)	(9)	—			(164)

Operating income	1,618	(577)	(279)	—			762
Interest income	25	—	(5)	—			20
Interest expense	(184)	2	—	99	(c	)	(83)
Other expense, net	(9)	—	—	—			(9)

Income from continuing operations before income taxes and noncontrolling interest	1,450	(575)	(284)	99			690
Income tax expense	(278)	39	89	(3)	(j	)	(153)

Noncontrolling interest in subsidiaries net income		—	—	—			—
Income from continuing operations	$1,172	$(536)	$(195)	$96			$537

Basic earnings per share from continuing operations (i)	$2.46						$1.13
Diluted earnings per share from continuing operations (i)	$2.44						$1.12
Weighted average number of shares outstanding (i):
Basic	476						476
Diluted	481						481

See Notes to Unaudited Pro Forma Consolidated Financial Statements

3

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Year Ended September 30, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business (a)	Distribution of Flow Control Business (a)	Other	Note		Pro forma
Revenue from product sales	$9,601	$(228)	$(3,330)	—			$6,043
Service revenue	7,754	(2,879)	(309)	—			4,566

Net revenue	17,355	(3,107)	(3,639)	—			10,609
Cost of product sales	6,723	(827)	(2,311)	—			3,585
Cost of services	4,022	(510)	(163)	—			3,349
Selling, general and administrative expenses	4,635	(996)	(774)	—			2,865
Restructuring, asset impairment and divestiture (gains) charges, net	(144)	—	(6)	—			(150)

Operating income (loss)	2,119	(774)	(385)	—			960
Interest income	34	(1)	(6)	—			27
Interest expense	(244)	2	1	134	(c	)	(107)
Other expense, net	(16)	—	—	—			(16)

Income from continuing operations before income taxes and noncontrolling interest	1,893	(773)	(390)	134			864
Income tax expense	(326)	77	112	(4)	(j	)	(141)
Noncontrolling interest in subsidiaries net income	(2)	—	—	—			(2)

Income (loss) from continuing operations	$1,565	$(696)	$(278)	$130			$721

Basic earnings per share from continuing operations (i)	$3.31						$1.53
Diluted earnings per share from continuing operations (i)	$3.27						$1.51
Weighted average number of shares outstanding (i):
Basic	474						474
Diluted	479						479

See Notes to Unaudited Pro Forma Consolidated Financial Statements

4

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Year Ended September 24, 2010

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business (a)	Distribution of Flow Control Business (a)	Other	Note		Pro forma
Revenue from product sales	$9,990	$(261)	$(3,080)	—			$6,649
Service revenue	7,026	(2,331)	(284)	—			4,411

Net revenue	17,016	(2,592)	(3,364)	—			11,060
Cost of product sales	7,164	(646)	(2,092)	—			4,426
Cost of services	3,572	(421)	(139)	—			3,012
Selling, general and administrative expenses	4,586	(924)	(719)	—			2,943
Restructuring, asset impairment and divestiture (gains) charges, net	96	(16)	(25)	—			55

Operating income (loss)	1,598	(585)	(389)	—			624
Interest income	31	(1)	(5)	—			25
Interest expense	(284)	5	—	128	(c	)	(151)
Other expense, net	(75)	—	(1)	—			(76)

Income from continuing operations before income taxes and noncontrolling interest	1,270	(581)	(395)	128			422
Income tax expense	(138)	44	107	(4)	(j	)	9
Noncontrolling interest in subsidiaries net income	(7)	—	—	—			(7)

Income (loss) from continuing operations	$1,125	$(537)	$(288)	$124			$424

Basic earnings per share from continuing operations (i)	$2.32						$0.89
Diluted earnings per share from continuing operations (i)	$2.31						$0.88
Weighted average number of shares outstanding (i):
Basic	485						485
Diluted	488						488

See Notes to Unaudited Pro Forma Consolidated Financial Statements

5

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended September 25, 2009

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business (a)	Distribution of Flow Control Business (a)	Other	Note		Pro forma
Revenue from product sales	$10,134	$(268)	$(3,223)	—			$6,643
Service revenue	6,748	(1,980)	(263)	—			4,505

Net revenue	16,882	(2,248)	(3,486)	—			11,148
Cost of product sales	7,314	(593)	(2,141)	—			4,580
Cost of services	3,556	(343)	(122)	—			3,091
Selling, general and administrative expenses	4,599	(753)	(717)	—			3,129
Goodwill and intangible asset impairments	2,705	—	—	—			2,705
Restructuring, asset impairment and divestiture (gains) charges, net	214	(4)	(23)	—			187

Operating income (loss)	(1,506)	(555)	(483)	—			(2,544)
Interest income	44	(1)	(5)	—			38
Interest expense	(301)	5	1	110	(c	)	(185)
Other expense, net	(7)	—	—	—			(7)

Income from continuing operations before income taxes and noncontrolling interest	(1,770)	(551)	(487)	110			(2,698)
Income tax expense	(71)	30	140	(3)	(j	)	96
Noncontrolling interest in subsidiaries net income	(4)	—	—	—			(4)

Income (loss) from continuing operations	$(1,845)	$(521)	$(347)	$107			$(2,606)

Basic earnings per share from continuing operations (i)	$(3.90)						$(5.50)
Diluted earnings per share from continuing operations (i)	$(3.90)						$(5.50)
Weighted average number of shares outstanding (i):
Basic	473						473
Diluted	473						473

See Notes to Unaudited Pro Forma Consolidated Financial Statements

6

TYCO INTERNATIONAL LTD.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of June 29, 2012

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of Residential Security Business (a)	Distribution of Flow Control Business (a)	Other	Note	Pro forma
Assets
Current Assets:
Cash and cash equivalents	$1,118	$16	$(213)	$(193)	(h)	$728
Accounts receivable, less allowance for doubtful accounts	2,475	(80)	(690)	(2)	(g)	1,703
Inventories	1,552	(57)	(864)	—		631
Prepaid expenses and other current assets	1,099	(26)	(178)	—		895
Deferred income taxes	402	(23)	(79)	—		300

Total current assets	6,646	(170)	(2,024)	(195)		4,257
Property, plant and equipment, net	4,173	(1,894)	(622)	—		1,657
Goodwill	10,029	(3,398)	(2,120)	—		4,511
Intangible assets, net	3,750	(2,845)	(114)	—		791
Other assets	2,470	(491)	(212)	(273)	(e)(g)	1,494

Total Assets	$27,068	$(8,798)	$(5,092)	$(468)		$12,710

Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	$16	$(1)	$—	$—		$15
Accounts payable	1,389	(142)	(349)	16	(g)	914
Accrued and other current liabilities	2,244	(141)	(454)	129	(f)(g)	1,778
Deferred revenue	686	(254)	(17)	—		415

Total current liabilities	4,335	(538)	(820)	145		3,122
Long-term debt	4,149	(23)	(15)	(2,600)	(d)	1,511
Deferred revenue	1,150	(657)	(68)	—		425
Other liabilities	2,912	(753)	(316)	441	(e)(f)(g)	2,284

Total Liabilities	12,546	(1,971)	(1,219)	(2,014)		7,342

Redeemable noncontrolling interest	106	—	(95)	—		11

Total Tyco Shareholders’ Equity	14,400	(6,827)	(3,778)	1,546	(g)	5,341
Nonredeemable noncontrolling interest	16	—	—	—		16

Total Equity	14,416	(6,827)	(3,778)	1,546		5,357

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$27,068	$(8,798)	$(5,092)	$(468)		$12,710

See Notes to Unaudited Pro Forma Consolidated Financial Statements

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TYCO INTERNATIONAL LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a)	Reflects the operations, assets, liabilities and equity of ADT and Tyco Flow Control (prior to the Merger).

The Distributions include the allocation of interest included in other expense, net. The interest amounts were proportionally allocated to Tyco Flow Control and ADT based on an assessment of historical data.

(b)	Represents an adjustment of $159 million for costs of the Distributions and the Merger for the nine months ended June 29, 2012, which are non-recurring direct and incremental costs related to the Distributions and the Merger.

(c)	Reflects the impact on interest expense of the anticipated post-Distributions capital structure. Interest expense decreased by $104 million and $99 million to reflect total interest of $73 million and $83 million for the nine months ended June 29, 2012 and June 24, 2011, respectively. Interest expense decreased by $134 million, $128 million and $110 million to reflect total interest of $107 million, $151 million and $185 million for the years ended 2011, 2010 and 2009, respectively.

(d)	Reflects a reduction of $2.6 billion in long-term debt to bring the total debt level to the $1.5 billion expected at the completion of the spin-offs. The anticipated post-separation debt balance was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plans, operating activities, general economic conditions and certain contingencies, optimal debt levels and desired financial capacity.

(e)	Reflects a $153 million decrease to deferred tax assets for net operating loss carryforwards and tax reserves that will be transferred to Tyco Flow Control upon the spin-off.

Reflects a $411 million increase to deferred tax liabilities for U.S. federal and certain foreign net operating loss carryforwards that will be transferred to ADT upon the spin-off.

(f)	Reflects an increase to guarantee liabilities of $72 million for contingent tax liabilities related to unresolved tax matters that will be transferred to us in connection with the separation, as defined by the 2012 Tax Sharing Agreement that we will enter into with ADT and Tyco Flow Control. As discussed under “Agreements between Tyco, ADT and Tyco Flow Control Relating to the Distributions,” the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distributions. The actual amounts that we may be required to accrue or pay under the 2012 Tax Sharing Agreement will depend upon a variety of factors, including the outcome of the unresolved tax matters, which may not be resolved for several years.

(g)	Reflects a $45 million settlement of net payables due to Tyco and its affiliates as shown below:

Assets:
Accounts receivable trade	$(2)
Other Assets	(120)
Liabilities:
Accrued and other current liabilities	57
Other liabilities	94
Accounts Payable	16

Settlement of net payables due to Tyco and Affiliates	$45

(h)	To adjust cash and cash equivalents:

Cash received from the ADT NA residential Security business and the Flow Control business	$2,625
Settlement of intercompany receivables	45
Repayment of long-term portion of allocated debt and cash transactions with Tyco in connection with the separation	(2,863)

Total cash adjustments	$(193)

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(i)	Pro forma weighted-average basic and diluted shares outstanding reflect the effect of shares outstanding had distribution of the Residential Security Business and the Flow Control Business taken place during the period presented. Additional share impacts as a result of the spin-offs have been excluded as they are not currently determinable but will be reflected on a prospective basis after the spin-offs.

(j)	For purposes of these unaudited pro forma financial statements, pro forma statement of operation adjustments were tax effected using the applicable statutory tax rate in the jurisdiction the adjustment related to. The effective tax rate of Tyco could be significantly different (either higher or lower) depending on post-spin activities.

Items Not Included

The unaudited pro forma condensed consolidated statement of operations do not include any adjustments related to the retirement of $2.6 billion of Tyco’s outstanding debt securities. On June 27, 2012, Tyco and its finance subsidiary commenced tender offers for an aggregate of $2.6 billion of various series of notes issued by Tyco and/or its finance subsidiary. On July 12, 2012, Tyco accepted for payment, and paid, $2.1 billion in principal amount of notes tendered. In addition, Tyco redeemed an aggregate of approximately $473 million in principal amount of notes due in 2013 and 2014 that were not tendered. In connection with these transactions Tyco has incurred, or will incur, debt refinancing charges of approximately $450 million (on a pre-tax basis), which includes $17 million of unamortized deferred financing costs that will be written off.

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SUPPLEMENTAL FINANCIAL INFORMATION OF TYCO

The following information is presented on an unaudited pro forma basis as if the Distributions had been completed as of the beginning of the periods presented.

Pro Forma Segment Data

	Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Net Revenue:
North America Systems Installation & Services	$2,920	$2,927	$4,022	$3,784	$3,931
Rest of World Systems Installation & Services	3,265	3,247	4,483	4,339	4,280
Global Products	1,521	1,269	1,757	1,529	1,537
Corporate and Other(1)	—	347	347	1,408	1,400

Total	$7,706	$7,790	$10,609	$11,060	$11,148

(1)	Includes Tyco’s former Electrical and Metal Products business.

	Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009(2)
	($ in millions)
Operating Income (Loss):
North America Systems Installation & Services	$283	$298	$425	$350	$363
Rest of World Systems Installation & Services	356	274	418	375	(1,060)
Global Products	273	224	295	245	(349)
Corporate and Other(1)	(506)	(34)	(178)	(346)	(1,498)

Total	$406	$762	$960	$624	$(2,544)

(1)	The nine months ended June 24, 2011 and the year ended September 30, 2011 includes operating income of $7 million and a gain on divestiture of approximately $250 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 include operating income of $100 million and an operating loss of $938 million, respectively, related to Tyco’s former Electrical and Metal Products business.
(2)	The operating loss for fiscal year 2009 includes goodwill and intangible asset impairment charges of: $22 million in NA Systems Installation & Services, $1,181 million in ROW Systems Installation & Services and $566 million in Global Products. Corporate and Other includes goodwill and intangible asset impairment charges of $936 million related to our former Electrical & Metals Products business.

We expect annual corporate expense post-separation to be approximately $225 million.

	Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Depreciation and amortization:
North America Systems Installation & Services	$107	$108	$147	$164	$180
Rest of World Systems Installation & Services	164	156	217	199	228
Global Products	36	27	37	37	40
Corporate and Other(1)	4	16	18	48	40

Total	$311	$307	$419	$448	$488

(1)	The nine months ended June 24, 2011 and the year ended September 30, 2011 include depreciation and amortization expense of $7 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 include depreciation and amortization expense of $36 million and $30 million, respectively, related to Tyco’s former Electrical and Metal Products business.

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We intend to continue to fund capital expenditures to drive growth, to improve the cost structure of our business, to invest in new processes and technology and to maintain high quality production standards. We expect that the level of capital expenditures in fiscal year 2012 will exceed spending levels in fiscal year 2011 and exceed depreciation.

	Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Capital expenditures, net:
North America Systems Installation & Services	$85	$54	$85	$84	$98
Rest of World Systems Installation & Services	158	153	217	175	168
Global Products	41	36	49	40	45
Corporate and Other(1)	12	16	19	51	80

Total	$296	$259	$370	$350	$391

(1)	The nine months ended June 24, 2011 and the year ended September 30, 2011 includes capital expenditures of $12 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 includes capital expenditures of $48 million and $46 million, respectively, related to Tyco’s former Electrical and Metal Products business.

Capital expenditures related to company-owned security systems installed in customers’ premises were $169 million and $149 million in the nine months ended June 29, 2012 and June 24, 2011, respectively, and $213 million, $184 million and $267 million, in fiscal years 2011, 2010 and 2009, respectively.

In addition to the above capital expenditures, acquisitions of dealer generated customer accounts in ROW Systems Installation & Services totaled $17 million and $25 million in the nine months ended June 29, 2012 and June 24, 2011, respectively, and $33 million, $27 million and $32 million, in fiscal years 2011, 2010 and 2009, respectively.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of June 29, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distributions, the Merger and related transactions as if they occurred on June 29, 2012. This table reflects the pro forma impact of the transactions on certain balance sheet items included in our historical consolidated balance sheet. It does not reflect the pro forma impact of the Transactions to our Swiss statutory financial statements. This information should be read in conjunction with the “Unaudited Pro Forma Condensed Financial Statements of Tyco” and accompanying notes thereto, and in conjunction with Tyco’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Tyco’s Form 10-Q for the quarterly period ended June 29, 2012 as filed with the Securities and Exchange Commission on July 31, 2012.

	As of June 29, 2012
	(unaudited) ($ in millions)
	Actual	Pro Forma
Cash and Cash Equivalents	$1,118	$728 (1)

Debt Outstanding:
Loans payable and current maturities of long-term debt	16	15
Long-term debt	4,149	1,511

Tyco Shareholders Equity:
Common stock, par value CHF 6.70 per share	2,792	2,792
Treasury shares, par value CHF 6.70 per share	(1,205)	(1,205)
Contributed surplus	10,441	1,382
Accumulated earnings	2,960	2,960
Accumulated other comprehensive loss	(588)	(588)

Total Tyco Shareholders’ Equity:	14,400	5,341

Total Capitalization (debt plus Tyco shareholders’ equity)	$18,565	$6,867

(1)	Cash and cash equivalents includes $100 million of restricted cash held by a subsidiary and $140 million reserved for certain tax liabilities for which the timing of payment is uncertain.

12